                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14(a) INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                         OF THE SECURITIES EXCHANGE ACT
                              OF 1934, AS AMENDED

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [X]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          APACHE MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      [APACHE MEDICAL SYSTEMS, INC. LOGO]

                          APACHE MEDICAL SYSTEMS, INC.

                        1650 TYSONS BOULEVARD, SUITE 300
                             MCLEAN, VIRGINIA 22102

                               [               ]

Dear Stockholder:

     You are cordially invited to attend the APACHE Medical Systems, Inc. Annual Meeting of Stockholders to be held at 10:00 a.m. McLean, Virginia time,
[               ] at our principal executive offices, 1650 Tysons Boulevard,
Suite 300, McLean, Virginia 22102.

     The matters proposed for consideration at the meeting are the approval of a proposed sale of substantially all of our assets to Cerner Corporation, the
change of our name to [               ] or such other name as shall be
determined by our Board of Directors, the election of three directors, the approval of the proposal to amend our Non-Employee Director Supplemental Stock Option Plan, the ratification of the appointment of Ernst & Young LLP as our auditors and the transaction of such other business as may come before the meeting or any adjournment thereof. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement discuss these matters in further detail. We urge you to review this information carefully.

     You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about us and our operations.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign and promptly return the enclosed proxy card using the envelope provided. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

                                          Sincerely,

                                          /s/ VIOLET SHAFFER
                                          --------------------------------------
                                          Violet Shaffer
                                          President and Chief Operating Officer

                          APACHE MEDICAL SYSTEMS, INC.
                        1650 TYSONS BOULEVARD, SUITE 300
                             MCLEAN, VIRGINIA 22102

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      ------------------------------------

     The Annual Meeting of Stockholders of APACHE Medical Systems, Inc. will be
held on [               ] at 10:00 a.m. McLean, Virginia time at our principal
executive offices, 1650 Tysons Boulevard, Suite 300, McLean, Virginia 22102, for the following purposes:

        1. To approve of the proposed sale of substantially all of our assets to Cerner Corporation;

        2. To approve of the change of our name to [               ] or such
           other name as determined by our Board of Directors;

        3. To elect three directors for the ensuing year;

        4. To approve the proposal to amend our Non-Employee Director Supplemental Stock Option Plan;

        5. To ratify the appointment of Ernst & Young LLP as independent accountants; and

        6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board has fixed the close of business on [               ] as the
record date for us to determine those stockholders entitled to notice and those stockholders entitled to vote at the Annual Meeting of Stockholders.

     We request that all stockholders, whether or not you expect to attend the meeting, sign the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. You may revoke your proxy at any time before it is voted. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

     You are respectfully urged to read the proxy statement contained in this booklet for further information concerning the matters to be acted upon at the Annual Meeting and the use of the proxy. A copy of our Annual Report for the fiscal year ended December 31, 2000 accompanies this proxy statement.

                                          By Order of the Board

                                          /s/ GERALD E. BISBEE, JR., PH.D.
                                          --------------------------------------
                                          Gerald E. Bisbee, Jr., Ph.D.
                                          Secretary and Chairman of the Board

[               ]

                IMPORTANT -- PLEASE MAIL YOUR SIGNED PROXY CARD
                       PROMPTLY IN THE ENCLOSED ENVELOPE

                               TABLE OF CONTENTS

Forward Looking Statements..................................    1
Questions And Answers About The Annual Meeting and Cerner
  Transaction...............................................    1
Summary.....................................................    3
Risk Factors................................................    8
The Annual Meeting..........................................   16
Security Ownership..........................................   17
Information Concerning the Board............................   19
Executive Compensation......................................   20
Our Performance.............................................   26
Section 16(a) Beneficial Ownership Reporting Compliance.....   27
Approval of Proposed Sale of Substantially all of our Assets
  to Cerner Corporation.....................................   28
Pro Forma Financial Information.............................   45
Change of our Corporate Name................................   48
Election of Directors.......................................   48
Ratification of Proposal to Amend and Restate our
  Non-employee Director Supplemental Stock Option Plan......   49
Ratification of Appointment of Independent Public
  Auditors..................................................   53
Deadline for Stockholders Proposals.........................   54
Additional Information......................................   54
Appendix A
Appendix B
Appendix C
Appendix D
Proxy Card

                           FORWARD LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this proxy statement, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar import, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, risks associated with the healthcare industry, risks associated with our limited operating history in the medical coding business, our ability to obtain additional working capital, risks inherent in our acquisition strategy, operating hazards and uninsured risks, competitive factors, general economic conditions, governmental regulations, changes in industry practices, change in technology, our ability to protect and use our intellectual property rights, marketing risks, one time events and other factors described in this proxy statement. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended. We do not intend to update these forward-looking statements.

                        QUESTIONS AND ANSWERS ABOUT THE
                     ANNUAL MEETING AND CERNER TRANSACTION

Q: WHO IS SOLICITING MY PROXY?

A: Your board of directors.

Q: WHAT AM I ASKED TO VOTE UPON?

A: Your Board is asking you to vote to approve an asset purchase agreement which provides that we will sell our APACHE Clinical Outcomes Division, which constitutes substantially all of our assets, to Cerner Corporation, and to
   approve a proposal to change our name to [               ] or such other name
   to be determined by our Board. In addition, your Board is asking you to vote to elect three members of the Board, to approve of a proposal to amend our Non-Employee Director Supplemental Stock Option Plan and to ratify its appointment of Ernst & Young LLP as our independent accountants.

Q: HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE MATTERS PROPOSED?

A: Your Board unanimously recommends that stockholders vote "FOR" each of the proposals submitted at this year's Annual Meeting.

Q: IF THE CERNER TRANSACTION IS COMPLETED, WHAT WILL APACHE RECEIVE FOR ITS ASSETS?

A: If the transaction with Cerner is consummated, we will receive $3,550,000. In addition, Cerner will assume certain liabilities associated with the assets being sold. The amount of cash we receive may be adjusted to reflect an increase or decrease in the net liabilities assumed by Cerner at closing. For a full description of the purchase price and the liabilities to be assumed by Cerner, see the sections titled "The Asset Purchase Agreement -- Purchase Price" on page 39 and "The Asset Purchase Agreement -- Liabilities to be Assumed by Cerner" on page 40.

Q: WILL ANY OF THE MONEY RECEIVED FROM THE CERNER TRANSACTION BE DISTRIBUTED TO ME AS A STOCKHOLDER?

A: No. We intend to deposit the proceeds in our corporate interest bearing account to be used in connection with our future business plan, including the expansion of our recently acquired medical coding business.

Q: WHY IS OUR BOARD RECOMMENDING THE CERNER TRANSACTION?

A: Our Board believes the sale of the Clinical Outcomes Division to Cerner will benefit APACHE and maximize stockholder value by providing APACHE with cash while disposing of assets that the Board believes cannot be operated profitably as a stand-alone business. Our Board believes that the terms of the asset purchase agreement, which are the product of arm's length negotiations between our representatives and those of Cerner, are fair and in the best interests of APACHE and our stockholders.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE OF THE CERNER TRANSACTION?

A: Yes. For example, after the Cerner transaction we intend to continue to pursue investment opportunities in the medical coding industry, as evidenced by our recent acquisition of MetaContent, Inc. For a full description of our MetaContent Content and Coding Division business, see the section titled "APACHE Overview" on page 28. Going forward, realizing benefits from such acquisitions depends on several factors and is accompanied by a number of risks, including our ability to identify suitable companies for acquisition, integrate acquired companies into our operations and obtain additional working capital necessary for our business. In evaluating the merger, you should carefully consider these and other factors discussed in the section titled "Risk Factors" on page 8.

Q: WILL THE BOARD RECEIVE AN OPINION AS TO THE FAIRNESS OF THE CERNER TRANSACTION FROM A THIRD PARTY?

A: Yes. In arriving at its determination that the Cerner transaction is fair to, and in the best interests of, APACHE, the Board has considered a number of factors, including an opinion of our financial advisor and stockholder Allen & Company Incorporated, as to the fairness, from a financial point of view, to APACHE of the consideration to be received in the Cerner transaction. The opinion is addressed to our Board and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the Cerner transaction. For a full description of the opinion of Allen & Company, see the section titled "Opinion of Our Financial Advisor" on page 34. To review the text of the opinion, see Appendix B to this proxy statement.

Q: DO THE MEMBERS OF OUR BOARD OR OUR MANAGEMENT HAVE ANY SPECIAL INTEREST IN THE OUTCOME OF THE VOTE?

A: As described in this proxy statement, Gerald E. Bisbee, Jr., Ph.D., Chairman of the Board and an APACHE stockholder, serves on the Board and is a stockholder of Cerner. The remaining members of our Board and our officers do not have any interests in the Cerner transaction that are different from or in addition to your interests. In addition, our financial advisor and stockholder Allen & Company will receive a $150,000 cash payment upon delivery of its fairness opinion and a $150,000 cash payment upon consummation of the Cerner transaction.

Q: WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A: Under Delaware law you will have no appraisal rights as a result of the Cerner transaction.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at our meeting. If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted "FOR" approval of the asset purchase agreement and the other proposals presented to our stockholders at the annual meeting. For a more complete description of voting at the meetings, see the section titled "The Annual Meeting" on page 16 and your proxy materials.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send our secretary a later-dated, signed proxy card before the meeting or attend the meeting in person. You may also revoke your proxy card by sending written, dated notice to our secretary before the meeting. For a more complete description of how to change your vote, see the section titled "The Annual Meeting" on page 16.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about the Cerner transaction after reading this proxy statement, you should contact Gerald E. Bisbee, Jr., Ph.D., our Secretary at
   (703) 847-1400.

                                    SUMMARY

     This summary highlights selected information in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the Annual Meeting.

Time, Place and Date of the      The annual meeting will be held at 10:00 a.m.,
  Annual Meeting (page 16)       McLean, Virginia time on [               ] at
                                 1650 Tysons Boulevard, Suite 300, McLean,
                                 Virginia 22102.

Purpose of the Meeting           We are holding this meeting:
(page 16)
                                 - to approve the Cerner transaction and adopt
                                   the asset purchase agreement;

                                 - to approve the change of our name to
                                   [               ] or such other name as shall
                                   be determined by the Board;

                                 - to elect three members to the Board;

                                 - to approve the proposal to amend our
                                   Non-Employee Director Supplemental Stock
                                   Option Plan;

                                 - to ratify the appointment of Ernst & Young
                                   LLP as our independent accountants; and

                                 - to transact such other business as may
                                   properly come before the meeting or any
                                   adjournment thereof.

Record Date and Stockholders     You are entitled to vote at the annual meeting
  Entitled to Vote (page 16)     if you owned shares of our common stock at the
                                 close of business on [               ], the
                                 record date for the annual meeting. You will
                                 have one vote for each share of our common
                                 stock that you owned on the record date. There
                                 are approximately [               ] shares of
                                 APACHE common stock entitled to be voted that
                                 are held by approximately [     ] stockholders
                                 of record.

Vote Required                    In order to take the following actions, we will
  (pages 28, 48, 48, 49 and      need the following votes from our stockholders:
  53)
                                 - Approval of the Cerner transaction and
                                   adoption of the asset purchase agreement: the affirmative vote of the holders of a majority of the shares of our outstanding common stock.

                                 - Approval of the change of our corporate name:
                                   the affirmative vote of the holders of a majority of the shares of our outstanding common stock.

                                 - Election of three members to the Board: the
                                   affirmative vote of the holders of a
                                   plurality of the shares of common stock
                                   present in person or represented by proxy and entitled to vote.

                                 - Approval of the proposal to amend our
                                   Non-Employee Director Supplemental Stock
                                   Option Plan: the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote.

                                 - Ratification of the Board's appointment of
                                   Ernst & Young LLP as our independent
                                   accountants: the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote.

APACHE (page 28)                 We are a publicly traded Delaware corporation.
                                 We provide clinical information, content management and medical coding services through our two operating divisions:

                                 - Our Clinical Outcomes Division develops and
                                   markets software and information services used for processing outcomes information for critical care, cardiovascular and HIV/AIDS patients. We propose to sell this division to Cerner.

                                 - Our recently acquired wholly owned
                                   subsidiary, MetaContent, provides consulting services in the clinical content and medical coding areas. Following consummation of the Cerner transaction, we will focus our operations in these areas.

                                 Our executive and administrative offices are located at 1650 Tysons Boulevard, Suite 300, McLean, Virginia 22102 and our telephone number at that location is (703) 847-1400.

Cerner (page 29)                 Cerner Corporation is a publicly traded
                                 Delaware corporation engaged in the development and marketing of health information systems, with a particular focus on clinical information systems. Cerner's executive and administrative offices are located at 2800 Rockcreek Parkway, Kansas City, Missouri 64117 and its telephone number at that location is (816) 201-1024.

Purchase Price (page 39)         Cerner has agreed to purchase certain assets
                                 related to our Clinical Outcomes Division for a purchase price of $3,550,000 subject to certain adjustments plus the assumption of certain liabilities. The purchase price will be adjusted to reflect any increase or decrease in the liabilities to be assumed. We expect the closing to occur in the late second quarter or early third quarter of 2001.

Opinion of Our Financial         In connection with its approval of the asset
 Advisor                         purchase agreement, our Board received an
  (Appendix B)                   opinion of our financial advisor and
                                 stockholder Allen & Company as to the fairness, from a financial point of view, to us of the consideration to be received in the Cerner transaction. The full text of the opinion is attached to this proxy statement as Appendix B.
                                 We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion is addressed to our Board and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the Cerner transaction.

Reasons for the Cerner           In arriving at our determination that the
 Transaction                     Cerner transaction is fair to, and in the best
  (page 32)                      interests of, our stockholders, our Board
                                 considered a number of factors, including, without limitation, the following:

                                 - the financial performance and future
                                   prospects of our Clinical Outcomes Division asset;

                                 - the terms of the Cerner transaction,
                                   including Cerner's ability to complete the transaction without requiring financing;

                                 - the purchase price;

                                 - the process our management used to evaluate
                                   the Cerner transaction, which included
                                   solicitations for a potential buyer over an eighteen month period and discussions with several parties regarding potential strategic investments or our acquisition;

                                 - a review of the alternatives to the Cerner
                                   transaction and the costs of such
                                   alternatives, including alternative sources of financing and strategic partnership arrangements; and

                                 - the opinion of Allen & Company as to the
                                   fairness, from a financial point of view, of the value received by us and our stockholders in the Cerner transaction.

Effect of the Cerner             Upon completion of the Cerner transaction, we
 Transaction                     intend to apply the net proceeds as follows:
  (page 34)
                                 - Paying transaction expenses, including taxes,
                                   and fees that will be owed as a result of the Cerner transaction; and

                                 - Depositing the remaining proceeds in a
                                   corporate interest bearing account to use in connection with our future business plan, including the expansion of our recently acquired medical coding business.

Interests of Certain Persons     Gerald E. Bisbee, Jr., Ph.D., a director and
  in the Cerner Transaction      stockholder, serves on the Board and is also a
  (page 38)                      member of the board of directors and a
                                 stockholder of Cerner. The remaining members of our Board and our officers do not have any interests in the Cerner transaction that are different from or in addition to your interests. In addition, our financial advisor and a stockholder, Allen & Company, will receive $150,000 upon delivery of its fairness opinion and $150,000 upon consummation of the Cerner transaction.

Management Ownership (page 17)   As of April 9, 2001, our directors and
                                 executive officers own, in the aggregate, 1,464,143 shares of our outstanding common stock, representing an aggregate of approximately 15.26% of our outstanding shares.

The Asset Purchase Agreement     The asset purchase agreement is attached to
  (Appendix A)                   this proxy statement as Appendix A. We
                                 encourage you to read the asset purchase agreement as it is the legal document that governs the Cerner transaction.

Representations and Warranties   The asset purchase agreement contains various
  of APACHE and Cerner           customary representations and warranties made
  (page 41)                      by each of the parties to the agreement. Such
                                 representations and warranties include, without limitation, the enforceability of the agreement, our authority and the authority of Cerner to enter into the agreement, our organization and the organization of Cerner and a representation that there are no encumbrances upon the assets to be sold.

Conditions to Completion of      The completion of the Cerner transaction
  the Cerner Transaction         depends upon satisfaction of a number of
  (page 43)                      conditions, including, among other things:

                                 - Approval of the asset purchase agreement by
                                   our stockholders;

                                 - the receipt of executed employment agreements
                                   from certain employees;

                                 - the execution of a consulting agreement with
                                   the University of Virginia for the services of certain consultants; and

                                 - the execution of an escrow agreement by both
                                   parties.

Appraisal Rights (page 34)       We are organized under the corporate laws of
                                 the State of Delaware. Delaware law does not provide for appraisal or other similar rights for dissenting stockholders in connection with the Cerner transaction. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Federal Income Tax               We will recognize a gain or loss for federal
  Consequences                   income tax purposes on the sale of our assets
  (page 38)                      to Cerner. The Cerner transaction may also
                                 subject us to state or local income, franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file returns or have assets other than excluded assets.

Accounting Treatment of the      The Cerner transaction will be accounted for
  Cerner Transaction             financial reporting purposes under accounting
  (page 38)                      principles generally accepted in the United
                                 States.

Name Change (page 48)            In connection with the Cerner transaction, the
                                 asset purchase agreement will require us to
                                 change our name to [               ] or such
                                 other name as they may determine.

Nominees for the Board           The nominees for election to the Board are:
  (page 48)
                                 - Gerald E. Bisbee, Jr., Ph.D.;

                                 - Alan W. Baldwin; and

                                 - William R. Lewis.

Approval of Amendment to Our     Our Board has adopted the amendment and
  Non-Employee Director          restatement of our Non-Employee Director
  Supplemental Stock Option      Supplemental Stock Option Plan to increase the
  Plan                           number of shares reserved for issuance under
  (page 49)                      the plan by 250,000 shares from 250,000 to
                                 500,000 shares.

Ratification of Ernst & Young    Our Board, upon the recommendation of its
  LLP as Independent             Finance and Audit Committee, has selected Ernst
  Accountants                    & Young LLP to audit our accounts for the
 (page 53)                       fiscal year ending December 31, 2001.

Recommendations                  Our Board has:
(pages 28, 48, 49and 53)
                                 - Upon determining that its terms are fair to
                                   and are in our best interests and the best interests of our stockholders, adopted and recommends that you approve the asset purchase agreement and the Cerner transaction;

                                 - Upon determining that it is in our best
                                   interests and in the best interests of our stockholders, adopted and recommends that you approve the proposal to change our corporate name;

                                 - Unanimously recommended the three nominees
                                   for election to the Board, and recommends that you vote for each of the three above named nominees;

                                 - Upon determining that it is in our best
                                   interests and those of our stockholders, adopted and recommends that you vote to approve the proposal to amend our Non-Employee Director Supplemental Stock Option Plan; and

                                 - Adopted and recommends that you vote to
                                   ratify its selection of Ernst & Young LLP as our independent accountants.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the Cerner transaction. In particular, you should read the documents attached to this proxy statement, including the asset purchase agreement which is attached as Appendix A and the opinion of Allen & Company, which is attached as Appendix B.

                                  RISK FACTORS

     You should carefully consider the following risk factors relating to the Cerner transaction before you decide whether to vote to approve of the asset purchase agreement. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission. See the section of this proxy entitled "Additional Information."

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY IN THE MEDICAL CODING INDUSTRY MAKES IT DIFFICULT TO ANTICIPATE THE DEGREE OF SUCCESS OF OUR FUTURE OPERATIONS.

     We have limited experience in the medical coding industry. We are dependent on the expertise of the principals of a privately-held company we recently acquired to enter into this industry. This company has a limited operating history and we cannot accurately predict our results from its future operations as our subsidiary. We cannot assure you that we will be successful in the medical coding industry.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL WORKING CAPITAL NECESSARY FOR OUR BUSINESS.

     We presently have limited capitalization and working capital. We believe that we will require additional capital from outside sources to accomplish the acquisitions and growth strategy that we plan to undertake. Our limited capitalization and working capital make it likely that we will require additional working capital to help finance our ongoing operations. Our inability to acquire such additional capital or to acquire it upon satisfactory terms and conditions could adversely impact our operations. We hope to finance these capital requirements through a combination of debt and equity financing. While we believe we have resources available to satisfy those requirements, we cannot assure you that we can obtain capital on terms acceptable to us, if at all.

WE COMPETE WITH MANY OTHERS IN THE MARKET FOR MEDICAL CODING SERVICES.

     We compete with many medical coding service companies in the United States and with most hospitals who provide their own medical coding services. These companies offer services that are similar to ours and compete with us for both clients and qualified medical coders, and current and prospective customers may evaluate our capabilities against the merits of their existing coders and expertise. Increased competition may result in lower prices for our services, higher payroll costs, reduced operating margins and the inability to increase our market share.

     Many of our competitors are local or regional companies. In addition, we anticipate increasing competition from large companies that were not traditionally in the medical coding business. Current and potential competitors may have significantly greater financial, technical, product development, marketing and other resources and market recognition than us. Many of our competitors also currently have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result, competitors may be able to respond more quickly to evolving technological developments or changing customer needs or devote greater resources to the development, promotion or sale of their products and services than we can. In addition, competition may increase due to consolidation of transcription companies. Current and potential competitors may establish cooperative relationships with third parties to increase their ability to attract our current and prospective clients.

     There can be no assurance that we will be able to compete successfully against current and future competitors or that such competitive pressures will not materially adversely affect our business, financial condition and operating results.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO RECRUIT AND RETAIN QUALIFIED MEDICAL CODERS.

     Our success depends, in part, upon our ability to attract and retain qualified medical coders who can provide accurate transcription quickly. It can be difficult to recruit and retain qualified medical coders.

Competition for skilled medical coders is intense. In addition, a medical coder is a skilled position where experience is valuable and we require that our medical coders have substantial experience or receive substantial training before being hired. If we fail to recruit and retain qualified medical coders, our business will be adversely affected.

UNDETECTED SOFTWARE ERRORS, FAILURES FOUND IN NEW PRODUCTS AND FAILURES OF OUR PRODUCTS TO MEET PERFORMANCE CRITERIA COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Products such as ours may contain errors or failures, especially when initially introduced or when new versions are released. Although we conduct extensive testing on our products, software errors have been discovered in certain enhancements and products after their introduction. We cannot guarantee that despite such testing by us, and by our current and potential customers, products under development, enhancements or shipped products will be free of errors or performance failures, resulting in, among other things;

     - loss of revenues and customers;

     - delay in market acceptance;

     - diversion of resources;

     - damage to our reputation; or

     - increased service and warranty costs.

The occurrence of any of these consequences could have a material adverse effect upon our business, financial condition and results of operations.

WE MAY SUFFER AN INTERRUPTION IN OUR BUSINESS, INCLUDING OUR DATA PROCESSING OPERATIONS.

     A business interruption could materially disrupt our operations. Our operations depend on our ability to protect our communication systems with clients, including computer and telecommunications equipment and software, against damage from fire, breakdown in temperature controls, power loss, interruption or failure, an attack by a computer virus, natural disaster and other similar events. In the event we experience a temporary or permanent interruption at one or more of our coding locations, through casualty, operating malfunction or otherwise, our business could be negatively affected and we may be required to compensate clients for any loss that they incur. In order to reduce the possibility of such an interruption, we take steps to protect our data from interruptions and maintain redundant service locations for our computer and other operating systems. We also currently maintain property and business interruption insurance; however, such insurance may not adequately compensate for any losses we or our clients may incur.

WE FACE RISKS RELATED TO OUR OUTSOURCING BUSINESS.

     We currently provide, and expect to continue and expand our provision of medical coding, consulting, auditing and compliance products and services. In addition, we often use our software products to provide outsourcing services. However, if we experience a period of substantial expansion in our outsourcing business, we may be required to make substantial investments in capital assets and personnel. We cannot guarantee that we will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts we may be awarded. Our failure to either estimate accurately the resources and related expenses required for a project, or to complete our contractual obligations in a manner consistent with the project plan upon which a contract was based, could have a material adverse effect on our business, financial condition and results of operations. In addition, our failure to meet a client's expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business. Finally, we could incur substantial costs and expend significant resources correcting errors in our work, and could possibly become liable for damages caused by these errors.

OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE OF OUR OUTSOURCING STRATEGY.

     Our success will require acceptance by hospitals and other healthcare providers of the concept of outsourcing their medical coding functions. Such acceptance will depend on our ability to alleviate the concerns of hospital management related to outsourcing, such as loss of control, information quality, maintenance of confidentiality and a bias against outsourcing due to previous poor experiences. There can be no assurance that we will be successful in alleviating these concerns and in marketing its services. Our failure to achieve market acceptance of its services could have a material adverse effect on our business, financial condition and results of operations.

WE FACE RISKS RELATED TO HOSPITAL AND MANAGED CARE MARKETS AND UNCERTAINTY IN THE HEALTHCARE INDUSTRY.

     A substantial portion of our revenues have been and are expected to be derived from the sale of software products and services to hospitals, medical groups and clinics. Consolidation in the health care industry, particularly in the hospital and managed care markets, could cause a decrease in the number of existing or potential purchasers of our products and services, which could adversely affect our business. In addition, the decision to purchase our products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for us to predict the timing or outcome of the buying decisions of our customers or potential customers.

     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. We believe that the commercial value and appeal of our products may be adversely affected if the current health care financing and reimbursement system were to change in such a way as to eliminate the need for medical coding of individual episodes of care. During the past several years, the health care industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain proposals to reform the health care system have been and are being considered by Congress. These proposals, if enacted, could change the operating environment of our clients in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for our products and services.

     Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of our products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on our business. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may reduce the amounts we are paid for our products and our services. If we fail to maintain adequate price levels, our business, financial condition and results of operations would be adversely affected. Other market-driven reforms could also have adverse effects on our business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS.

     We are substantially dependent upon the service of our key development personnel. If we fail to retain the services of any of our key development personnel or fail to hire, retain and motivate other key employees, our business will be adversely affected. Furthermore, additions of new and departures of existing personnel could have a disruptive effect on our business and operations.

                      RISKS RELATED TO OUR GROWTH STRATEGY

WE ARE DEPENDENT IN LARGE PART ON AN ACQUISITION STRATEGY FOR OUR GROWTH.

     We anticipate acquiring businesses in the medical coding industry. Recently we acquired MetaContent, a provider of consulting services in the clinical content and medical coding areas. Going forward, we intend to continue to expand largely through acquisitions of products, technologies and businesses. Our ability to expand successfully through acquisition depends on many factors, including:

     - the successful identification and acquisition of products, technologies or businesses;

     - our ability to secure financing on favorable terms, or at all, to pay for future acquisitions;

     - management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses;

     - significant competition for acquisition opportunities in our industry, which may intensify due to increasing consolidation in the health care industry, thereby increasing the costs of capitalizing on acquisition opportunities; and

     - competition for acquisition opportunities with other companies that have significantly greater financial and management resources than us.

     In addition, in order to consummate future acquisitions, we may be required to borrow money or incur other liabilities, which could have a material adverse effect on our liquidity, capital resources, debt and our ability to recognize amortization expenses related to goodwill and other intangible assets. We may also be required to issue additional shares of stock, which could result in dilution to our stockholders.

WE FACE SEVERAL RISKS ASSOCIATED WITH ACQUISITIONS AND MAY NOT BE SUCCESSFUL IN MANAGING CHANGING OPERATIONS.

     Acquisitions involve a number of special risks including:

     - managing geographically dispersed operations;

     - failure of the acquired business to achieve expected results;

     - failure to retain key personnel of the acquired business;

     - inability to integrate the new business into existing operations and risks associated with unanticipated events or liabilities;

     - potential increases in stock compensation expense and increased compensation expense resulting from newly hired employees;

     - the assumption of unknown liabilities and potential disputes with the sellers of one or more acquired entities; and

     - exposure to the risks of entering markets in which we have no direct prior experience or to risks associated with the market acceptance of acquired products and technologies.

     Any business disruption or other system transition difficulties could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE SUCCESSFUL IN ADDRESSING THESE RISKS AND OUR FAILURE TO DO SO COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Additionally, customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on its sales and marketing initiatives and on our reputation. With the addition of the acquired businesses, our anticipated future operations may place a strain on our management systems and resources. We expect that we will be required to continue to improve our financial and management controls, reporting systems and procedures and will need to expand, train and manage our workforce. There can be no assurance that we will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

WE FACE RISKS WHEN WE INTEGRATE ACQUIRED COMPANIES INTO OUR STRUCTURE.

     We anticipate acquiring businesses in the medical coding industry, which is evidenced through our recent acquisition of MetaContent. Going forward, realizing benefits from such acquisitions depends in significant part upon several factors and is accompanied by a number of risks, including:

     - successful integration of the operations, products and personnel of the acquired company;

     - possible costs, delays or other problems we may incur to successfully complete such integration;

     - the potential interruption or disruption of our ongoing business and the distraction of management from other matters; and

     - significant operational and administrative expense relating to such integration.

     Any difficulties encountered in the integration process could have a material adverse effect on our business, operating results and financial condition. Even if we are able to successfully integrate these businesses with our business, the acquired operations may not achieve sales, productivity and profitability commensurate with our historical or projected operating results. Failure to achieve such projected results would have a material adverse effect on our financial performance, and in turn, on the market value of our common stock. There can be no assurance that we will realize any of the anticipated benefits of our acquisitions or that such acquisitions will enhance our business or financial performance.

OUR GROWTH STRATEGY INCLUDES THE EXPANSION OF OUR CUSTOMER BASE.

     We plan to expand our client base to include additional outpatient clinics, physician practice groups and direct patient care and emergency departments within hospitals. The success of our ongoing expansion is important to the future of our business, and there can be no assurance that we will be able to achieve our growth objectives. If we fail to increase our customer base, our business will be adversely affected.

                     RISKS RELATED TO TECHNOLOGICAL CHANGE

OUR SUCCESS DEPENDS ON OUR ABILITY TO ADAPT TO NEW TECHNOLOGICAL DEVELOPMENTS.

     We depend on our computer and telecommunications equipment and software capabilities to run our business. Our failure to maintain our competitiveness in these technological areas or respond effectively to technological changes in these areas could negatively affect our business, results of operation or financial condition.

WE MAY ENCOUNTER RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT.

     Our performance depends in large part upon our ability to provide the increasing functionality required by our customers through the timely development and successful introduction of new products and enhancements to our existing suite of products. We have historically devoted significant resources to product enhancements and research and development and believe that significant continuing development efforts will be required to sustain our operations and integrate the products and technologies of acquired businesses with our products. There can be no assurance that we will successfully or in a timely manner develop, acquire, integrate, introduce and market new product enhancements or products, or that product enhancements or new products developed by us will meet the requirements of hospitals or other health care providers and payers and achieve or sustain market acceptance.

                       RISKS RELATED TO LEGAL UNCERTAINTY

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS AND MAY FACE A CLAIM OF INFRINGEMENT BY A THIRD PARTY.

     We rely on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect our proprietary rights. To date, we have not filed any patent applications covering our technology. There can be no assurance that measures taken by us to protect our intellectual property will be adequate or that our competitors will not independently develop products and services that are substantially equivalent or superior to the products and services we offer.

     There is substantial litigation regarding intellectual property rights in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products overlaps. We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future. We may incur substantial litigation expenses in defending any such claim regardless of the merit of the claim. In the event of an unfavorable ruling on any such claim, we cannot guarantee that a license or similar agreement will be available to us on reasonable terms, if at all. Infringement may result in significant monetary liabilities which would have a material adverse effect on our business, financial condition and results of operations. We cannot guarantee that we will be successful in the defense of these or similar claims.

COMPETITORS AND SOFTWARE PROVIDERS MAY CLAIM THAT WE ARE INFRINGING ON THEIR PROPRIETARY RIGHTS.

     Defending these claims, even if they have no merit, can be time-consuming and expensive. In addition, in the event of infringement claims, we may be required to enter into royalty or licensing agreements or cease the claimed infringing activities.

     We may be subject to liability if we fail to comply with confidentiality requirements.

     We are subject to many laws, regulations and contractual provisions that require us to keep the medical information that we transcribe confidential. We may be subject to liability if we fail to comply with confidentiality requirements.

WE MAY BE SUBJECT TO LIABILITY FOR OPERATIONAL ERRORS.

     We face liability for incorrect coding, and could be subject to financial losses related thereto. If we incorrectly code charts for a client, we may incur additional costs associated with correcting the errors and assisting the client in the "reconsideration process" with the payor, i.e. Medicare, Medicaid or a private health insurance company. This may be done without additional charge to the client. In addition, if monetary or other penalties are assessed against a client by a state or Federal agency, it is possible that the client could claim reimbursement or damages from us. We cannot assure that the amount of our liability insurance will be adequate to insure against our potential losses.

WE FACE RISK OF PRODUCT-RELATED CLAIMS.

     Some of our products and services are used in the payment, collection, coding and billing of health care claims and the administration of managed care contracts. If our employees or our products fail to accurately assess, process or collect these claims, our customers may file claims against us. We maintain insurance to protect against certain claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim brought against us. A successful claim brought against us that is in excess of, or is not covered by, our insurance coverage could adversely affect our business, financial condition and results of operations. Even a claim without merit could result in significant legal defense costs and would consume management time and resources. We do not know whether we will be subject to material claims in the future which may result in liability in excess of our insurance coverage, or which our insurance may not cover. We may not be able to obtain appropriate insurance in the future at commercially reasonable rates. In addition, if we are found liable, we would have to significantly alter our products resulting in additional unanticipated research and development expenses.

WE FACE RISKS ASSOCIATED WITH POTENTIAL GOVERNMENTAL REGULATION.

     Our clients' business is regulated by Federal and state law. We must continually monitor changing Federal and state regulations and train our staff to ensure that we comply with such laws. We could be subject to penalties or financial losses for failure to comply with such laws, and changes in such laws could restrict our ability to conduct our business.

     While we are not directly regulated, the health care industry and our clients are heavily regulated by Federal and state laws. On the Federal level, the U.S. Department of Health and Human Services, through the Health Care Finance Authority and the Office of the Inspector General, implement and enforce regulations specifying, among other things, uniform coding requirements and strict billing guidelines for Medicare and Medicaid claims. The regulations require that providers use standardized numerical codes and descriptive terms to report procedures and services provided. These regulations also impose substantial penalties for incorrect billing. The regulations and the penalties are directed at the health care providers, who directly provide the services and submit the claims for payment. The Health Care Finance Authority may impose civil monetary penalties, assessments or exclusion from the Medicare and Medicaid programs for violations of the regulations. State laws also govern health care providers. State regulations regarding uniformity and submission are similar to the Federal regulations.

     Because we do not actually submit the claims, we do not believe that the regulations directly affect us, but we must follow state and Federal regulations in our coding work. Compliance with these regulations could be burdensome, time consuming and expensive. We could also become subject to future legislation and regulations concerning the development and marketing of health care software systems. Such legislation could increase the cost and time necessary to market new products and could affect us in other respects not presently foreseeable. We cannot predict the effect of possible future legislation and regulation.

     State governments substantially regulate the confidentiality of patient records and the circumstances under which such records may be released for inclusion in our databases. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require us to incur substantial expenditures. We are not sure that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using our products.

                 RISKS RELATED TO OUR OPERATION AND SHARE PRICE

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER.

     Our quarterly operating results have varied significantly in the past. Our quarterly revenues and operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors may impact your evaluation of the Cerner transaction. These factors include:

     - the size and timing of acquisitions;

     - integration of acquired businesses with our business;

     - variability in demand for our products and services;

     - the introduction of product enhancements and new products by us and our competitors;

     - the termination of, or a reduction in, the products and services we offer, the loss of customers due to consolidation in the health care industry;

     - delays in product delivery requested by our customers;

     - the length of the sales cycle for our products or the timing of our sales;

     - the amount of new potential contracts at the beginning of any particular quarter;

     - the size and timing of individual customer contracts;

     - budgeting cycles of our customers and changes in our customer's budgets;

     - long lead-times required to generate revenues from new clients;

     - our investment in marketing, sales, research and development, and administrative personnel necessary to support our anticipated operations;

     - costs incurred in connection with our marketing and sale promotional activities;

     - software defects and other quality factors in our products;

     - the number and timing of new hires;

     - our ability to hire qualified personnel;

     - competitive conditions in the healthcare industry; and

     - general economic conditions and resulting effects on the health care industry.

     We cannot accurately forecast the timing of our customer purchases due to the complex procurement decision process associated with most health care providers and payers. As a result, we typically experience sales cycles that extend over several quarters. If future revenues are below our expectations, we would experience a disproportionate adverse affect on our net income and financial results. Further, it is likely that, in some future quarter, our revenues or operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of our common stock would likely be materially and adversely affected.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

     The market price of our common stock has been, and in the future may be, volatile. Our common stock price may be affected by many factors, including the following:

     - fluctuations in our operating results;

     - acquisitions;

     - technological innovations or new products or services by us or our competitors;

     - government regulation;

     - health care legislation and reforms;

     - general market and economic conditions; and

     - the Cerner transaction.

                               THE ANNUAL MEETING

     This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of APACHE Medical
Systems, Inc. to be held on [               ] at 10:00 a.m. McLean, Virginia
time, at our principal executive offices located at 1650 Tysons Boulevard, Suite 300, McLean, Virginia 22102. The purpose of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card are being mailed to
stockholders on or about [               ].

     We are mailing our Annual Report to Stockholders for the year ended December 31, 2000, along with this proxy statement and the enclosed proxy card. The Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

     The enclosed proxy card is solicited by our Board and will be voted at the Annual Meeting and any adjournments thereof. Shares represented by a properly executed proxy card in the accompanying form will be voted at the Annual Meeting in accordance with any instructions specified by the stockholder. If no instructions are given, the stockholder's shares will be voted in accordance with the recommendations of the Board "FOR" each of the proposals presented in this proxy statement. Those recommendations are described later in this proxy statement.

     The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (which we define below) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the Annual Meeting. The inspectors of election will treat shares represented by executed proxies which abstain as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy card indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares (a "broker non-vote") on one or more proposals, those shares will not be treated as present and entitled to vote for purposes of determining the approval of any such proposal.

     The proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to our Secretary. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to our Corporate Secretary at its principal executive offices as follows: APACHE Medical Systems, Inc., 1650 Tysons Boulevard, Suite 300, McLean, Virginia 22102, Attention: Corporate Secretary. If you attend the Annual Meeting in person, you may revoke your proxy by either giving notice of revocation to the inspectors of election at the Annual Meeting or by voting at the Annual Meeting in person.

     The only items of business that the Board intends to present or knows will be presented at the Annual Meeting are the items discussed in this proxy statement. The proxy confers discretionary authority upon the persons named in it, or their substitutes, to vote on any other items of business that may properly come before the meeting.

     All holders of record of our common stock at the close of business on
[               ] will be eligible to vote at the Annual Meeting. As of
[               ], we had [               ] shares of common stock issued and
outstanding. Each share is entitled to one vote.

                               SECURITY OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock as of April 9, 2001 by :

     - each person we know to beneficially own more than 5% of our common stock,

     - each director and nominee for director,

     - each of our executive officers named in the Summary Compensation Table under "Executive Compensation," and

     - all of our directors, nominees for director and executive officers as a group.

     The number of shares of common stock outstanding on April 9, 2001 was 8,966,966 shares. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director or officer or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the common stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the common stock if that person, directly or indirectly, has or shares voting power or investment power in respect of such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the common stock. Unless otherwise indicated below, the address of those identified in the table is APACHE Medical Systems, Inc., 1650 Tysons Boulevard, Suite 300, McLean, Virginia 22102.

                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                       OWNED          OWNED
                  ------------------------                    ------------   ------------
Gerald E. Bisbee, Jr., Ph.D.(1).............................   1,286,830        13.65%
Allen & Company Incorporated(2).............................     890,107         9.62%
Caremark, Inc.(3)...........................................     732,269         8.16%
Timothy McNamara(4).........................................     650,000         7.00%
Edwards Lifesciences LLC(5).................................     573,346         6.39%
William A. Knaus, M.D.(6)...................................     487,442         5.39%
Scott A. Mason(7)...........................................     350,164         3.87%
Karen C. Miller(8)..........................................      53,600            *
Alan W. Baldwin(9)..........................................      45,000            *
William R. Lewis(10)........................................      45,000            *
Violet L. Shaffer(11).......................................      33,713            *
Donald W. Seymour(12).......................................      31,905            *
Peter Gladkin...............................................          10            *
Regina M. Campbell..........................................           0            *
All Directors, Nominees and Executive Officers as a Group
  (five persons) (13).......................................   1,464,143        15.26%

---------------
  *  Represents less than 1% of our outstanding common stock

 (1) Includes 136,830 shares of our common stock issuable upon exercise of vested options, 325,000 shares of our common stock issuable upon exercise of vested warrants and a 500,000 share grant, a portion of which we may repurchase if Dr. Bisbee terminates his relationship with us prior to a certain date. The address of Dr. Bisbee is 110 Wellesley Drive, New Canaan, CT 06840.

 (2) Includes 280,000 shares of common stock issuable upon exercise of vested warrants. The address of Allen & Company Incorporated is 711 Fifth Avenue, 9th Floor, New York, NY 10022.

 (3) Stock ownership is based on a Schedule 13G filed on May 18, 1998. Caremark, Inc. is a subsidiary of MedPartners, Inc. The address of Caremark, Inc. is 2215 Sanders Road, Suite 400, Northbrook, IL 60062.

 (4) Includes 325,000 shares of common stock issuable upon exercise of vested warrants. The address of Mr. McNamara is MetaContent, Inc., 7339 East Byers Ave., Denver, CO 80230.

 (5) Includes 573,346 shares previously owned by Baxter Healthcare Corporation, which transferred all of its shares to Edwards Lifesciences LLC on March 31, 2000 as part of a spin-off of Edwards Lifesciences Corporation and its subsidiaries by Baxter International Inc., parent of Baxter Healthcare Corporation. The address of Edwards Lifesciences LLC is One Edwards Way, Irvine, CA 92614.

 (6) Includes 68,390 shares of our common stock issuable upon exercise of vested options and 9,300 shares purchased by Dr. Knaus in the names of his children. The address of Dr. Knaus is University of Virginia School of Medicine Department of Health Evaluation Sciences, P.O. Box 800717 (Hospital West Complex, Multistory Building, 3rd Floor, Room 3181), Charlottesville, VA 22908.

 (7) Includes 72,000 shares of our common stock issuable upon exercise of vested options and 36,400 shares purchased by Mr. Mason in the names of his children.

 (8) Includes 53,600 shares of our common stock issuable upon exercise of vested options.

 (9) Includes 45,000 shares of our common stock issuable upon exercise of vested options.

(10) Includes 45,000 shares of our common stock issuable upon exercise of vested options.

(11) Includes 23,850 shares of our common stock issuable upon exercise of vested options.

(12) Includes 24,000 shares of our common stock issuable upon exercise of vested options.

(13) Includes 136,830, 45,000, 45,000, 53,600 and 23,850 shares of our common stock which Dr. Bisbee, Mr. Baldwin, Mr. Lewis, Ms. Miller and Ms. Shaffer, respectively, may acquire pursuant to outstanding options. Also includes 325,000 shares of our common stock which Dr. Bisbee may acquire pursuant to outstanding warrants.

                        INFORMATION CONCERNING THE BOARD

     During the 2000 fiscal year, there were ten meetings of the Board, seven of which were telephonic meetings. Each director attended at least 75% of the aggregate total number of the meetings of the Board and the meetings of the Board Committees on which he served.

COMMITTEES OF THE BOARD

     The Board has a standing Audit Committee, which deals with certain specific areas of the Board's responsibility. The Board does not have a standing compensation or nominating committee or other committee performing a similar function.

     The Audit Committee, which met one time in conjunction with meetings of the Board during the 2000 fiscal year, recommends the firm to be appointed as independent public accountants to audit our financial statements and reviews the scope and results of the audit and other services to be provided by our independent public accountants. The members of the Audit Committee until October 2000 were Gerald E. Bisbee, Jr., Richard E. Dessimoz, Thomas W. Hodson and Lawrence S. Lewin. On October 26, 2000 Mr. Dessimoz resigned from the Board. On December 9, 2000 Messrs. Hodson and Lewin resigned from the Board. Since December 9, 2000, the members of the Audit Committee have been Messrs. Bisbee, Baldwin and Lewis.

     The Board adopted and approved a charter for the Audit Committee in May 2000, a copy of which is attached hereto as Appendix C.

     The Compensation Committee, which did not meet during the 2000 fiscal year, dissolved on December 31, 2000 with the resignation of its members. The Compensation Committee developed our executive compensation philosophy and reviewed and recommended the compensation programs for our officers, including salaries and compensation. Our Compensation Committee also administered the Employee Stock Option Plan and the Employee Stock Purchase Plan. The members of the Compensation Committee until December 2000 were Mr. Connors, Mr. Hodson and William A. Knaus, M.D. The Board now performs the duties of its Compensation Committee.

DIRECTOR COMPENSATION

     Directors are entitled to reimbursement of expenses for attending each meeting of the Board and each meeting of any committee. In addition, effective January 1, 2001, Messrs. Baldwin and Lewis will receive $2,500 per quarter as compensation for their services on the Board.

     William A. Knaus, M.D. is our Chief Scientific Officer. He is not directly compensated for his services in that capacity.

     Our directors who are not also our employees are eligible to participate in our Non-Employee Director Stock Option Plan. The Chairman of the Board administers this plan along with other directors, if any, selected by the Chairman. Pursuant to this plan our non-employee directors receive options to purchase 2,500 shares of our common stock in January of each year. The exercise price of the options is to be no less than the fair market value of our common stock on the date of grant. Stock options granted under this plan have a term of 10 years and are not exercisable during the first 12 months following grant. We have reserved 70,000 shares of our common stock for issuance under this plan. The plan may be terminated by the Board at any time. Upon the occurrence of a Change of Control, as defined in the plan, all outstanding unvested options under the Director Option Plan immediately vest.

     Non-employee directors are entitled to stock option grants under our Non-Employee Director Supplemental Stock Option Plan, which became effective as of January 1, 1999. Pursuant to this plan, 250,000 shares of our common stock are issuable to individuals who are non-employee members of the Board on the date of the grant. See "Ratification of Proposal to Amend and Restate our Non-Employee Director Supplemental Stock Option Plan" at page 49 for a description of this plan.

     In December 2000 our Board voted to accelerate the vesting of certain options to purchase shares held by resigning Board members Edward J. Connors, Thomas W. Hodson, William A. Knaus and Lawrence Lewin to the date of their written resignation. In doing so, the Board provided that their ability to exercise such options will expire on June 30, 2002.

                             EXECUTIVE COMPENSATION

     The following table summarizes, for the last three fiscal years, the compensation paid to or earned by Peter Gladkin, who served as our President and Chief Executive Officer from July 1998 to July 2000, William A. Knaus, M.D., who served as our interim President and Chief Executive Officer from July 2000 to December 2000, our executive officers serving as executive officers as of December 31, 2000 and Scott A. Mason, who resigned as our Secretary and Executive Vice President in October 2000.

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                  ANNUAL COMPENSATION                    AWARDS
                                            --------------------------------   --------------------------
                                                                                NUMBER OF
                                                                               SECURITIES     ALL OTHER
                                                                               UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR   SALARY ($)    BONUS ($)     OPTIONS (#)       ($)
---------------------------                 ----   ----------   ------------   -----------   ------------
Peter Gladkin(1)..........................  2000    $142,511            --            --       $ 93,192(2)
  Chief Executive Officer and               1999     236,875       100,000(3)    351,500(4)          --
  President                                 1998     105,417            --       500,000       $225,800(5)
William A. Knaus, M.D.....................  2000    $ 89,174            --        31,200             --
  Chief Executive Officer(6)                1999          --            --        21,700             --
                                            1998          --            --         2,500             --
Scott A. Mason(7).........................  2000    $163,363        54,625            --             --
  Secretary and Executive                   1999     180,250       148,500         8,000             --
  Vice President                            1998     180,042        44,338       124,236       $ 49,433(8)
Donald W. Seymour(9)......................  2000    $154,500        40,725            --             --
  Vice President of                         1999     154,500        91,575         8,000             --
  National Health Advisors                  1998     154,313        40,825        47,958             --
Karen C. Miller(10).......................  2000    $130,295        56,500        20,000             --
  Vice President, Finance and               1999     128,000        45,000        18,000             --
  Chief Financial Officer                   1998      26,666        20,000(11)    60,000             --
Violet Shaffer(12)........................  2000    $133,295        20,000        20,000             --
  President and                             1999     128,295            --         8,000             --
  Chief Operating Officer                   1998     128,139            --        30,000             --
Regina M. Campbell(13)....................  2000    $154,000            --        20,000             --
  Vice President and                        1999     150,000        50,000        18,000             --
  General Counsel                           1998      38,654        20,000        60,000             --

---------------
(1) We employed Mr. Gladkin from July 1, 1998 to July 1, 2000. He served as Chief Executive Officer and President from July 1998 to July 2000. From July 2, 2000 to October 1, 2000 Mr. Gladkin served as an independent contractor under a consulting arrangement with us.
(2) Includes $31,942 received by Mr. Gladkin upon exercising options and $61,250 received pursuant to Mr. Gladkin's consulting arrangement with us.
(3) The former Compensation Committee of the Board approved a cash bonus, tied to our 1999 performance, in the amount of $100,000, which was paid to Mr. Gladkin in 2000.
(4) Includes 12,500 options granted to Mr. Gladkin in 2000 for services rendered in 1999.
(5) Includes $80,000 for moving expenses, $25,800 for consulting fees prior to his employment with us, $20,000 for travel expenses prior to employment and $100,000 which we paid to Mr. Gladkin as an advance against a pending contractual matter, resolved in the first quarter of 1999.
(6) Dr. Knaus served as our President and Chief Executive officer from July 1, 2000 to December 31, 2000.
(7) On June 2, 1997, we merged with National Health Advisor, Ltd. and employed Mr. Mason as our employee. Mr. Mason served as our executive vice president from July 1999 to October 2000.
(8)  Includes $49,433 in life insurance premiums.
(9) On June 2, 1997, we merged with NHA, and Mr. Seymour became our employee. Mr. Seymour served as our Vice President from July 1, 1999 to January 3, 2001.
(10) Ms. Miller commenced employment with us on October 1, 1998. She has served as our Vice President of Finance and Chief Financial Officer since October 1998.

(11) We provided a cash bonus to Ms. Miller per the terms of her employment agreement. $10,000 was paid in 1999 and $10,000 was paid in 2000.
(12) Ms. Shaffer commenced employment with us on September 22, 1997. She served as Vice President, Marketing from January 1998 to September 2000. She has served as Chief Operating Officer since September 2000 and as President since January 2001.
(13) We employed Ms. Campbell from September 14, 1998 to December 31, 2000. She served as Vice President and General Counsel from September 1998 to December 31, 2000.

                             OPTION GRANTS IN 2000

     The following table shows information with respect to grants of options to the indicated executive officers for the fiscal year ended December 31, 2000. The options were granted under our Employee Stock Option Plan with the exception of options granted to William A. Knaus, M.D. Of the options granted to Dr. Knaus, we granted 8,700 options under the Non-Employee Director Supplemental Stock Option Plan and 2,500 options under the Non-Employee Director Stock Option Plan for his role as a non-employee director.

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                        INDIVIDUAL GRANTS                                ANNUAL RATE OF
                              ---------------------------------------------------------------------        STOCK PRICE
                                  NUMBER OF                                                             APPRECIATION FOR
                                  SECURITIES       % OF TOTAL OPTIONS                                    OPTION TERM(1)
                              UNDERLYING OPTIONS       GRANTED TO       EXERCISE PRICE   EXPIRATION   ---------------------
NAME                               GRANTED         EMPLOYEES IN 2000      ($/SH)(2)         DATE        5%($)      10%($)
----                          ------------------   ------------------   --------------   ----------   ---------   ---------
Peter Gladkin...............        12,500                8.09%             3.9375       12/30/2000    $2,461      $4,922
  Chief Executive Officer
  and President
William A. Knaus, M.D. .....         8,700                5.63              1.5000       06/30/2002       652        1305
  Chief Executive Officer            2,500                1.62              1.5157       06/30/2002       189         379
                                    20,000               12.94              0.1719       06/30/2002       172         344

Scott A. Mason..............             0                   0                 n/a              n/a         0           0
  Secretary and Executive
  Vice President

Donald W. Seymour...........             0                   0                 n/a              n/a         0           0
  Vice President of National
  Health Advisors

Karen C. Miller.............        20,000               12.94              0.9844       07/28/2010    12,382      31,378
  Vice President, Finance
  and Chief Financial
  Officer

Violet Shaffer..............        20,000               12.94              0.9063       09/18/2010    11,399      28,888
  President and Chief
  Operating Officer

Regina M. Campbell..........        20,000               12.94              1.0312       03/31/2001     1,031       2,062
  Vice President and General
  Counsel

---------------
(1) Amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock options exercised, will depend on future performance of our common stock. No assurance can be given that the amounts reflected in these columns will be achieved.
(2) We grant options at the fair market value on the date of grant, which means the average of the highest and lowest quoted selling prices for the shares on the date of grant.

                     AGGREGATE OPTION EXERCISES IN 2000 AND
                          2000 YEAR-END OPTION VALUES

     The following table provides information regarding stock options held by the indicated executive officers as of December 31, 2000.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               NUMBER OF                       OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                SHARES                            YEAR-END(#)              FISCAL YEAR-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                           EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Peter Gladkin...............    30,604        $31,942            0              0           $0             $0
William A. Knaus, M.D.......         0              0       68,390              0            0              0
Scott A. Mason..............         0              0       99,500              0            0              0
Donald W. Seymour...........         0              0       36,433         53,900            0              0
Karen C. Miller.............         0              0       43,600         54,400            0              0
Violet Shaffer..............         0              0       20,850         52,900            0              0
Regina M. Campbell..........         0              0       43,600              0            0              0

---------------
(1) Value is calculated by subtracting the exercise price per share from the last reported market price at December 31, 2000 and multiplying the result by the number of shares subject to the option.

EXECUTIVE EMPLOYMENT CONTRACTS

     In May 1998 we entered into an employment agreement with Mr. Peter Gladkin, our former President and Chief Executive Officer. The term of the agreement was from July 1, 1998 to July 1, 2000. In June 2000 we negotiated an agreement and general release with Mr. Gladkin, which provided that Mr. Gladkin's employment would terminate on July 1, 2000. Upon termination we agreed to enter into a consulting arrangement with Mr. Gladkin as an independent contractor lasting from July 2, 2000 to October 1, 2000 and pay him a prorated monthly equivalent of his current base salary as well as his continued coverage under our group medical insurance plan.

     In July 2000 we entered into an employment agreement with Dr. William A. Knaus, M.D., under which Dr. Knaus served as our President and Chief Executive Officer. The term of the agreement began on July 1, 2000, and ended on December 31, 2000.

     In the second quarter of 1999 we renegotiated an employment agreement with Scott Mason, our former Executive Vice President. The initial term of the agreement was from July 1, 1999 to January 31, 2000, automatically renewable for one year terms. On September 15, 2000, Mr. Mason sent us a letter notifying us of his resignation, such resignation to take effect on October 31, 2000.

     In the second quarter of 1999 we also renegotiated an employment agreement with Donald Seymour, our former Vice President. The initial term of Mr. Seymour's agreement began on July 1, 1999 and was to end on January 31, 2000, automatically renewable for one year terms. On December 27, 2000 we entered into an agreement and general release with Mr. Seymour providing that he would reexecute his employment effective January 3, 2001. In exchange for his resignation, we agreed to pay Mr. Seymour severance pay equal to the amount of his current salary prorated for a period of twelve (12) weeks thereafter. We also agreed to provide Mr. Seymour with certain benefits through January 31, 2000 and health insurance benefits through March 31, 2001.

     In September 1998 we entered into an employment agreement with Karen C. Miller naming her as Vice President, Finance and Chief Financial Officer. The term of the agreement began on October 1, 1998. On July 28, 2000, we entered into an additional employment agreement with Ms. Miller renewing her employment. The term of the agreement began on July 28, 2000 and will end on October 1, 2002. If we wish to extend the agreement beyond October 1, 2002 we must enter into a renewal employment agreement with Ms. Miller no later than July 1, 2002. In February 2001 we entered into a letter agreement with Ms. Miller providing that in the event of her termination for any reason or her resignation on June 30, 2001, we will pay her salary plus benefits for a period of nine months after her termination plus a prorated amount of her bonus. In the event that Ms. Miller chooses to resign prior to June 30, 2001, we will pay her salary plus benefits for a period of three months after her termination. In the event of her termination without cause or her resignation on any date with appropriate notice, we will accelerate any incentive stock options that would have vested in the three months after the effective date of Ms. Miller's termination or resignation to her effective termination or resignation date, and any of her vested incentive stock options must be exercised within a period ending three months after her effective termination or resignation date. Upon the termination of her employment contract due to a change in control, Ms. Miller's incentive stock options will accelerate and vest upon the date of her termination.

     In April 1998 we entered into an employment agreement with Violet Shaffer naming her as Vice President, Marketing. We agreed that her term of employment would be effective as January 1, 1998 and would end on December 31, 1998. In September 2000 we entered into another employment agreement with Ms. Shaffer naming her as Chief Operating Officer. The initial term of the agreement began on September 20, 2000 and will end on September 20, 2002. If we wish to extend the agreement beyond September 20, 2002, we must enter into a renewal employment agreement with her no later than July 19, 2002. Upon the termination of her employment without cause or upon a change in control, or a change in leadership that she notifies us that she finds unacceptable, we will pay her salary and benefits for a period of nine (9) months thereafter. In the event of her termination without cause, we will accelerate any incentive stock options that would have vested in the three months after the effective date of Ms. Shaffer's termination or resignation to her effective termination date, and any of her vested incentive stock options must be exercised within a period ending three months after her effective termination date. Upon the termination of her employment contract due to a change in control, Ms. Shaffer's incentive stock options will accelerate and vest upon the date of her termination. In December of 2001 the Board elected her to be our President and Chief Operating Officer effective January 1, 2001.

     In August 1998 we entered into an employment agreement with Regina M. Campbell, our former Vice President and General Counsel. The term of the agreement began on September 14, 1998 and was to end on September 14, 2000. On August 16, 2000, we entered into an additional employment agreement with Ms. Campbell renewing her employment. The term of the agreement was from September 15, 2000 through September 15, 2002. We agreed that we could terminate the agreement without cause upon thirty (30) days written notice provided we pay her salary and benefits for a period of nine (9) months thereafter. On December 1, 2000 we gave Ms. Campbell written notice of her termination without cause effective December 31, 2000 and indicated that pursuant to her employment contract we would pay her salary and benefits for a period of nine (9) months thereafter.

                 REPORT OF THE BOARD ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

     The Board is responsible for reviewing our executive compensation program and policies each year and determining the compensation of our executive officers.

     Our compensation program and policies are designed to help us attract, motivate and retain individuals of outstanding ability in key positions in order to maximize return to stockholders. The primary objectives of our executive compensation program are to:

     - provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;

     - ensure that our executives' total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time;

     - focus and motivate executives on the achievements of defined objectives; and

     - reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.

     In designing and administering its executive compensation program, we attempt to strike an appropriate balance among these objectives.

     During 2000, the Board performed an annual review of our compensation program for senior executives. This annual review was conducted as a follow up to the major review of our compensation program for senior executives that we undertook in 1996. During that review, the Board concluded that our most direct competitors for executive talent remain in the decision support industry. The Board principally compared us to a self-selected group of decision support companies of comparable size. This group is similar, but not identical to, the peer performance group used in calculating the cumulative total return discussed under "Our Performance" below. The Board retained as a goal compensation ranges for executive personnel nominally based on the 50th percentile of competitive data for similarly sized decision support organizations.

     In response to significant turnover among our senior management personnel in prior years and concerns and recommendations originally expressed in September 1998 by our Chief Executive Officer, we implemented certain changes in our policies with respect to stock options for senior and technical staff, as discussed below under "Long-Term Incentive Compensation." In addition, we entered into employment agreements with certain members of our senior staff that are designed to provide additional assurances to these key employees.

     The Board will annually revisit the manner in which it implements our compensation policies in connection with executive staff. As we move in a new business direction, the Board will undertake a review of all of our compensation policies relevant to new comparison groups. The Board's focus over the next 12 to 18 months will be to develop compensation policies appropriate to the new industry. However, our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders.

     Our executive compensation programs, which include no special perquisites, consist of three principal elements: base salary; short-term incentive cash payments and long-term stock options, each of which is discussed below.

BASE COMPENSATION

     Historically, in establishing compensation the Board held the belief that positions are competitively paid if the executive's salary falls within +/-20% of the 50th percentile of the comparison group for base salary. The Board reviewed annually updated competitive salary and total compensation levels for executive staff. Individual adjustments have been determined within the total executive compensation budget as approved by the Board and are based upon individual achievement and contribution. Salary decisions have been made as part of our structured annual review process and upon the recommendation to the Board by the Chief Executive Officer.

SHORT-TERM INCENTIVE COMPENSATION

     Our compensation philosophy has emphasized incentive pay to leverage both individual and organizational performance and to raise our total compensation position in the marketplace. The Board's guideline has been that base salary and short-term incentive compensation, if earned, should nominally place executives in the 60th percentile of the comparison group for total base and bonus compensation. Our short-term incentive compensation program rewarded executives for accomplishing annual financial, operational and individual objectives. The program provided varied award opportunities that correspond to each participant's level of responsibility and influence on strategic initiatives and our operations. In 2000, certain executives received bonuses calculated on a sliding scale as a percentage of base salaries ranging up to approximately 40%.

LONG-TERM INCENTIVE COMPENSATION

     We designed the Employee Stock Option Plan to reward employees for long-term growth consistent with stockholder return. In 1999, our stockholders approved an increase in the number of shares authorized under the plan by 500,000 shares, bringing the number of authorized shares to 2,700,000. The ultimate value of the long-term incentive compensation awards is dependent on the actual performance of our stock price over time.

     Our senior staff recommended to the Board that we continue our 1998 approach to the granting of employee stock options in order to minimize employee turnover and encourage focus on our 2000 business plan.

     Accordingly, during the year 2000, 32 employees received a total of 62,000 stock options at prices ranging from $0.8594 to $1.5156 per share. These grants were directly related to previously approved employee performance incentive programs. All such grants were subject to the terms of the Employee Stock Option Plan.

     In addition, three Vice Presidents received contractually obligated stock options totaling 60,000 shares at prices ranging from $0.9063 to $1.0312 per share. Mr. Gladkin and Dr. Knaus received grants of 12,500 and 20,000 shares, respectively, at prices ranging from $0.1719 to $3.9375. These grants were subject to the terms of the Employee Stock Option Plan. In addition, in fiscal year 2000 Dr. Knaus received a grant of 2,500 shares at a price of $1.50 per share for his service as a non-employee director under the Non-Employee Director Stock Option Plan. He also received a grant of 8,700 shares at a price of $1.5156 under the Non-Employee Director Supplemental Stock Option Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee established the compensation of Peter Gladkin, our Chief Executive Officer from July 1998 until July 2000 using the criteria discussed previously. Mr. Gladkin's 2000 salary was determined based on the Committee's overall assessment of Mr. Gladkin's actual performance in his role as Chief Executive Officer and competitive market data on salary levels within the comparison group studied by the Board.

     In July 2000 we entered into an agreement with William A. Knaus, M.D. to serve on an interim basis as our Chief Executive Officer. The term of the agreement began in July 2000 and ended in December 2000. The Committee determined Dr. Knaus' salary using the criteria discussed previously and on the basis of its assessment of his performance as one of our founders and on competitive market data. Upon completion of the term of his agreement, we awarded Dr. Knaus options to purchase 20,000 shares at a price of $0.1719 per share, subject to the terms of the Employee Stock Option Plan.

     Since Dr. Knaus' departure we have not conducted a search for a Chief Executive Officer.

COMPENSATION DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of "performance based compensation" from the compensation taken into account for purposes of the limit. The Board believes that it has structured its current compensation programs in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code. The Board will continue to assess the impact of Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate.

                                          The Board

                                          Gerald E. Bisbee, Jr., Ph.D., Chairman
                                          Alan W. Baldwin
                                          William R. Lewis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served as members of our Compensation Committee during the 2000 fiscal year prior to its dissolution on December 31, 2000:
Edward J. Connors, Thomas W. Hodson and William A. Knaus, M.D. Mr. Connors served as Chairman of the Compensation Committee prior to his resignation in December 2000.

     Dr. Knaus served as our interim President and Chief Executive Officer from July 2000 to December 2000. No member of the Compensation Committee served as a member of the Board or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

                         REPORT OF THE AUDIT COMMITTEE

     Review and Discussions with Management. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2000 with our management.

     Review and Discussion with Independent Auditors. The Audit Committee has discussed with Ernst & Young LLP, our independent accountants, the matters required to be disclosed by SAS 61, as amended (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of our financial statements.

     The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, as amended (which relates to the accountant's independence from us and our related entities), and has discussed with Ernst & Young LLP their independence from us.

     Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          The Audit Committee

                                          Gerald E. Bisbee, Jr., Ph.D., Chairman
                                          Alan W. Baldwin
                                          William R. Lewis

     The information contained in the reports of the Board and of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act, except to the extent that we incorporate it by specific reference.

                                OUR PERFORMANCE

     The following graph compares the cumulative total stockholder return on the common stock of APACHE Medical Systems, Inc. from June 28, 1996 through December 31, 2000, with the cumulative total return on the NASDAQ Stock Market -- U.S. index and the cumulative total return on the stock of a group of public companies in the healthcare information business. This peer group, which we selected, is comprised of: Cerner Corporation; Eclipsys Corporation; IDX Systems Corporation; Mediware Information Systems, Inc.; Per-Se Technologies, Inc.; and Vitalcom, Inc. Please note that prior peer group calculations disclosed in our proxy statements for the 1999 and 2000 annual meetings included Shared Medical Systems, which was acquired by another entity prior to our 2000 annual meeting. Due to this acquisition, we no longer consider Shared Medical Systems within our peer group and have omitted the company from our peer group cumulative total return calculations. We did not pay any dividends during this period. The NASDAQ Stock Market -- U.S. index and the stock prices of the companies in the peer group are published daily.

     The graph assumes an investment of $100 in each of APACHE Medical Systems, Inc., the NASDAQ Stock Market -- U.S. index and the peer group on June 28, 1996. The comparison also assumes that all dividends are reinvested and that the peer group returns are weighted for market capitalization.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG APACHE MEDICAL SYSTEMS, INC.,
            THE NASDAQ STOCK MARKET -- U.S. INDEX AND THE PEER GROUP

                                    [GRAPH]

-------------------------------------------------------------------------------------------------------------------------------
                           June 28,     December 31,      December 31,      December 31,      December 31,      December 31,
                             1996           1996              1997              1998              1999              2000
-------------------------------------------------------------------------------------------------------------------------------
 Apache Medical
 Systems, Inc.             $100.00         $ 87.24           $ 10.46           $  3.06           $ 11.74           $  1.27
-------------------------------------------------------------------------------------------------------------------------------
 NASDAQ Stock Market
   U.S. Index              $100.00         $108.68           $133.17           $187.64           $339.00           $205.81
-------------------------------------------------------------------------------------------------------------------------------
 Peer Group                $100.00         $ 41.87           $ 43.12           $ 55.42           $ 42.98           $ 67.15
-------------------------------------------------------------------------------------------------------------------------------

     The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock. The information contained in this table shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act, except to the extent that we incorporate it by specific reference.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports concerning their beneficial ownership of our equity securities. Pursuant to Item 405 of Regulation S-K, we have an affirmative duty to provide disclosure of "insiders" who do not timely file such reports. To our knowledge, based solely on our review of the copies of such forms received by us from its directors, officers and greater than 10% beneficial owners, Messrs. Baldwin, Bisbee, Lewis, Dessimoz, Knaus, and Lewin each filed on an untimely basis one report. Messrs. Baldwin and Lewis each reported no transactions; Dr. Bisbee reported two transactions; Mr. Dessimoz reported four transactions; Dr. Knaus reported three transactions; and Mr. Lewin reported two transactions relating to common stock beneficially owned by each of them.

        APPROVAL OF PROPOSED SALE OF SUBSTANTIALLY ALL OF OUR ASSETS TO
                                     CERNER

                                  (PROPOSAL 1)

     Our Board has adopted, and recommends to the stockholders for approval, the adoption of the proposed asset purchase agreement between us and Cerner providing for the sale of substantially all of our assets to Cerner.

     The affirmative vote of the holders of a majority of the shares of our outstanding common stock is required to approve the asset purchase agreement. Abstentions and broker non-votes have the same effect as a vote against the proposal.

     If the asset purchase agreement is approved, the sale of substantially all of our assets to Cerner is expected to close in the late second quarter or early third quarter of 2001.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSED SALE OF OUR ASSETS.

                               THE PROPOSED SALE

     The following is a summary description of the material aspects of the Cerner transaction. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached to this proxy statement, including the asset purchase agreement, which is attached as Appendix A to this proxy statement. While we believe that the description covers the material terms of the asset sale, the summary provided in this proxy statement may not contain all of the information that is important to you. Therefore, we urge you to read the appendices in its entirety.

APACHE OVERVIEW

     APACHE Medical Systems, Inc. is a publicly traded Delaware corporation engaged in the clinical information, content management and medical coding businesses through its two operating divisions: the APACHE Clinical Outcomes Division and the MetaContent Content and Coding Division. Upon the consummation of the Cerner transaction, our operations will consist solely of the MetaContent Content and Coding Division.

     The APACHE Clinical Outcomes Division. The APACHE Clinical Outcomes Division, which includes the substantial majority of our current operations, provides clinically based decision support information systems, research and consulting services to the healthcare industry. The division provides hospitals and physicians with patient-specific, concurrent and predictive outcomes information at the point of care that can be used to assist them in making clinical and resource utilization decisions. The division's products and services address the information needs of both healthcare practitioners and administrators by enabling joint access to clinical and utilization information, which facilitates the containment of costs, and the delivery of more consistent, high-quality care, including the potential reduction of medical errors. The division's products and services are focused on high-risk, high-cost patients, such as critical care, acute care, cardiovascular care, HIV/AIDS and certain chronically-ill patients, who typically account for a disproportionately large share of healthcare expenditures. The division uses a direct sales effort for distribution of its outcomes products and services.

     The MetaContent Content and Coding Division. We also provide consulting services in the clinical content and medical coding areas to providers through our recently acquired wholly owned subsidiary, MetaContent. Under existing Federal and state requirements, these providers must submit billings for Medicare and Medicaid reimbursement in a coded format. Many private health insurers also require providers to submit billing information in this coded format. These providers are therefore faced with strict regulatory compliance issues, as well as cash flow concerns, in addressing coding requirements. We assist providers in meeting these needs through our MetaContent Content and Coding Division, utilizing MetaContent's substantial experience in the standards underlying medical coding and the financing of healthcare transactions.

     We consider medical coding as "mission critical" and plan to focus our future business on medical coding because it is a fundamental service enabling a hospital or physician to receive payment for services rendered. We consider the medical coding industry as poised for consolidation and growth since it is a fragmented industry with a number of smaller and regional companies and no dominant provider. As coding regulations become more complicated, Medicare fraud and abuse initiatives become more pervasive and the demand for medical coders outgrows the supply, we believe that the outsourced medical coding industry will grow.

     We believe the products and services of the Clinical Outcomes Division are significant but may not be sustainable as a profitable stand-alone business due in part to the fact that a hospital's payment does not depend upon outcomes information, products or services. The hospital market for the Clinical Outcomes Division's outcomes products and services has changed dramatically over the past decade as hospitals have undergone a shift in purchasing preferences. During the first half of the 1990s, hospitals were willing to purchase departmental outcomes systems such as those that the Clinical Outcomes Division sells. In the second half of the 1990's hospitals evolved to a strong preference for fully integrated systems, such as those sold by Cerner and described below.

     Additional information about us may be obtained from periodic reports and other information we have filed with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov.

OVERVIEW OF CERNER

     Cerner is a publicly traded Delaware corporation engaged in the development and marketing of health information systems, with a particular focus on clinical information systems. Cerner designs, develops, markets, installs and supports member/patient-focused clinical and management information systems that are capable of being implemented on an individual, combined or enterprise-wide basis. Cerner's systems are designed to automate the process of healthcare by accumulating data on care provided to members/patients, maintaining such data in a member/patient database repository and providing access to such data for users of clinical information across a healthcare system. Cerner designs and develops its systems using the Health Network Architecture, a unified system for combining clinical and management information applications. Health Network Architecture allows each participating facility within an integrated healthcare enterprise to access an individual's clinical record at the point of care, to organize it for the specific needs of the physician, nurse, laboratory technician or other care provider on a real-time basis and to use the information in management decisions to improve the efficiency and productivity of the location and the entire enterprise. Cerner's corporate offices are located in Kansas City, Missouri.

     Additional information about Cerner may be obtained from periodic reports and other information filed by Cerner with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov.

THE PROPOSED CERNER TRANSACTION

     Under the terms of the Cerner transaction we will sell the assets related to our Clinical Outcomes Division. These assets include our rights to our current intellectual property assets, including our APACHE III Methodologies, the CDC/AIDS Data Collection Methodologies, the Northern NE -- CV Methodologies, the APACHE/Vencor Long Term Acute Care Methodologies, and the QIMC -- Acute Care Methodologies. We will include our current data, including our APACHE III Databases, the CDC/AIDS Databases, the CV Databases, the Neonatal Databases and the Acute Care Databases. We will also include rights to certain of our products, including the Critical Care Series -- Client Server+ Voyager and Discover+, the Critical Care Internet Voyager+, the CV Risk Predictor, the Acute Care Software, the Vencor Software (VAST Tool) and other custom software. In addition, we will sell some of our customer contracts and vendor contracts, as well as employment contracts for some of our employees.

BACKGROUND OF THE CERNER TRANSACTION

     Our Board met regularly throughout 1998 and 1999 to consider strategic alternatives available for developing our business and maximizing stockholder value. At the regularly scheduled Board meeting in March 1999, the Board voted to retain Allen & Company as a financial advisor to assist in defining financial options, including a sale of APACHE in its entirety. The Board concluded that Allen & Company could provide valuable assistance in the implementation of a plan to maximize the realization of our value, including a possible sale of APACHE in its entirety. On April 9, 1999 we executed a formal engagement with Allen & Company to provide such assistance.

     Over a period of several months Allen & Company identified and contacted approximately 60 prospective purchasers to solicit interest in a sale of APACHE, including healthcare information services companies, e-healthcare companies, consulting firms, health maintenance organizations and financial buyers. As a result of such efforts, we and Allen & Company entered into numerous discussions with prospective potential buyers. Ultimately we received only two proposals involving a sale of APACHE. One proposal resulted in negotiations and extensive due diligence and contemplated a merger of a larger private healthcare entity into APACHE. After reviewing this proposal the Board determined that our prospects were more attractive in the near term if we remained an independent company and developed our Internet products, which we viewed as having significant marketing potential. The other proposal involved a newly-formed private e-healthcare company. The Board determined this offer was of little interest to us, in part because the Board believed that this company had limited access to capital.

     At the November 1999 regularly scheduled Board meeting, Allen & Company reported on discussions with potential financial partners. The conclusion of the report was that the best alternative would be to sell APACHE. However, after reviewing various potential transactions, the Board determined, after significant deliberation and review of these opportunities and of projected operating plans for fiscal 2000, not to pursue such opportunities but rather to continue as an independent entity. In doing so we intended to develop our Internet products, which we continued to view as having significant marketing potential. As a result of this discussion, we did not renew our engagement with Allen & Company in April 2000.

     During the Spring and Summer of 2000 we experienced diminishing revenues, continued losses and a delay of introduction of our Internet products. Midway through 2000 we did not renew our contract with our Chief Executive Officer. The Board engaged our founder, Dr. Knaus, as our interim Chief Executive Officer and effected personnel layoffs.

     At the regularly scheduled Board meeting in September 2000, after discussing the continuing deterioration of our business and further delays in implementing our announced Internet product offering, the Board adopted a proposal to reduce overhead and created a special committee to consider renewing its efforts to sell either APACHE in its entirety or certain APACHE assets. The special committee recommended that Allen & Company again be engaged as our financial advisor. On September 24, 2000 we engaged Allen & Company to identify parties potentially interested in acquiring our business or substantial portions of our business.

     Subsequently, Allen & Company reported to the Board that it had engaged in numerous discussions with potential acquirers. Allen & Company reported that potential acquirers in a number of instances had indicated that as a prerequisite for their further interest we would need to further reduce our overhead.

     Of the parties identified by Allen & Company, one interested party was a public company involved in the medical coding business. The Board decided to explore this opportunity further because it had, around the same time, begun discussions to purchase MetaContent, a privately-held company providing consulting services in the healthcare and medical coding areas. After further exploration the Board began to consider this as an opportunity to refocus APACHE's business plan on the medical coding industry. Ultimately, on the recommendation of a special committee of the Board reconstituted on March 7, 2001, we acquired MetaContent on March 19, 2001.

     In December 2000 we announced further personnel layoffs and the restructuring of our Board. Allen & Company reported to the Board that it had contacted over twenty entities to solicit a purchase of all of our stock. Although some of the entities expressed interest, none made an offer at that time. The committee recommended to the Board to direct Allen & Company to approach several potential buyers with the option of an asset sale and further, that the Board consider investing the proceeds of an asset sale in the medical coding industry. The Board unanimously agreed.

     Allen & Company, at the direction of the Board, then approached several companies that had previously expressed interest in a possible transaction with APACHE. As part of this initiative, in December 2000 Dr. Bisbee approached the Chairman and Chief Executive Officer of Cerner regarding the possible purchase of our assets. Cerner indicated that it would consider an asset purchase and would give Dr. Bisbee a response by the end of January 2001. Neither party discussed pricing.

     In an effort to maximize the bid for our assets, other entities were encouraged to consider an asset purchase. A private company, which earlier had expressed no interest in a stock for stock purchase, began discussing the possibility of a purchase of our assets.

     The private company conducted due diligence and submitted a draft Letter of Intent on January 9, 2001 for the purchase of our Clinical Outcomes Division for $2,000,000, representing 75% of the projected fiscal year 2001 revenue for the division. The draft proposed financial contingencies as part of the offer and would have left us with none of our current cash balance; however, negotiations on a final version of the Letter of Intent ensued.

     On January 19, Violet Shaffer, our President and Chief Operating Officer, Karen Miller, our Chief Financial Officer, Dr. Gerald Bisbee, Chairman of the Board and Brion Umidi, a consultant retained by the Board, visited the private company's corporate offices to discuss the draft Letter of Intent and negotiate final terms.

     Meanwhile, on January 23, 2001, several Cerner associates visited us to review the finances and operations of our Clinical Outcomes Division. Subsequently, on January 25, 2001, Ms. Shaffer and Mr. Umidi visited Cerner in Kansas City, MO to meet with Cerner's executive team.

     On January 29, the Board reviewed a draft Letter of Intent from Cerner providing for a purchase price of $3.3 million in cash based on the assets and liabilities and client contracts and prospects of the Clinical Outcomes Division as understood by Cerner, using a projected balance sheet as of February 28, 2001 and a calculation of net liabilities assumed based on such balance sheet. The Board determined that the Cerner offer provided our stockholders with more value than the offer from the private company because the Cerner offer provided us with more cash at the time of closing and had no financial contingencies. Based on its determination, the Board approved the terms of the Letter of Intent with Cerner and allowed the draft Letter of Intent from the private company to expire. Ms. Shaffer, under authority from the Board, executed the Letter of Intent from Cerner on January 31, 2001.

     Beginning on February 1, 2001, several Cerner associates visited us to conduct due diligence. We received the first draft of the purchase agreement on February 19, 2001 and telephonic negotiations ensued over the next several weeks, during which the purchase price increased from $3.3 million to $3.55 million in cash.

     On March 7, 2001, in response to the fact that Dr. Bisbee serves as a shareholder of MetaContent as well as a director and a shareholder of Cerner, the Board reconstituted its special committee to which the Board delegated the power and authority to evaluate and recommend to the full Board what action should be taken with respect to, among other strategic alternatives, the purchase of MetaContent and the Cerner transaction.

     On April 6, 2001 the special committee met to discuss the proposed Cerner transaction. The committee heard a presentation regarding the fairness of the proposed transaction to us and our stockholders from Allen & Company, and a full discussion ensued. On April 7, 2001, the special committee met to review the asset purchase agreement. Brion Umidi, our independent consultant, and Shaw Pittman, our legal counsel, presented the asset purchase agreement and discussed its terms. After full discussion, the special committee voted to recommend adoption of the asset purchase agreement to the Board. Subsequently on the same date, the Board met to discuss the asset purchase agreement. Upon the recommendation of the special committee, the Board approved of the asset purchase agreement.

REASONS FOR THE CERNER TRANSACTION

     Our Board believes that the sale of the Clinical Outcomes Division will benefit us and maximize stockholder value by providing us with cash while disposing of assets that we believe cannot be operated profitably as a stand-alone business.

     The Board believes that the terms of the asset purchase agreement, which are the product of arm's length negotiations between us and representatives of Cerner, are fair and in our best interests and those of our stockholders.

     In reaching its decision to recommend and approve the Cerner transaction, our Board consulted with its advisors and considered a number of factors, including the following:

     - Information regarding the financial performance, business operations, capital requirements, hospital marketplace, and future prospects of the Clinical Outcomes Division. The Board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by Cerner if the Clinical Outcomes Division was not sold. The Board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative, uncertain and out of our control. These factors included the need for significant capital investments in the Clinical Outcomes Division, its currently unprofitable operations and the dramatic change in hospital buying patterns for departmental outcomes information systems. In light of these uncertainties, the Board determined that the interests of our stockholders were better served by the Cerner transaction;

     - The terms of the asset purchase agreement, including the price, the proposed structure of the Cerner transaction and Cerner's financial strength, and the fact that Cerner does not require financing in order to complete the Cerner transaction;

     - The process engaged by our management in evaluating the Cerner transaction, which included a significant effort to solicit offers over an eighteen month period and discussions with several parties regarding potential strategic investments or in the alternative our acquisition, and the view of the Board that the Cerner offer was superior to any other offer it has received, and the unlikelihood of a superior offer for our Clinical Outcomes Division;

     - A review of the alternatives to a sale of the Clinical Outcomes Division, including alternative sources of financing and strategic partnership arrangements, and the time, cost, and capital expenditure requirements associated with each alternative; and

     - Allen & Company's financial presentation and its written opinion as to the fairness, from a financial point of view, of the value received by us and our stockholders in the Cerner transaction.

     Upon consummation of the proposed sale of the assets of the Clinical Outcomes Division, we will continue to review various potential opportunities including entering into a new but related business or liquidation. The Board has considered the return to investors from spinning off its wholly owned subsidiary, MetaContent, and liquidating the remainder of its assets, and its conclusion is that the per share gain from this strategy would provide less value to the our stockholders than the potential gain from expanding MetaContent's medical coding business.

     The Board believes that it is in our stockholders' best interests to exit our currently unprofitable outcomes business and seek opportunities in related businesses, such as the medical coding industry, or a potential merger, sale or recapitalization, which we believe will offer better potential for increasing stockholder value.

     The Board can offer stockholders no assurance that any new business, such as medical coding, will prove successful. Nor can the Board assure stockholders that we will identify an opportunity in the new business that will provide greater stockholder value. For a summary of the risk factors we will encounter in expanding the MetaContent medical coding business, please the section entitled "Risk Factors."

     The above discussion of the factors considered by the Board is not intended to be exhaustive. In determining whether to approve and recommend the asset purchase agreement, the Board did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the asset purchase agreement and considering, among other factors, the reasons discussed above, our Board unanimously approved, with Dr. Bisbee abstaining, the sale as being in our best interests and the best interests of our stockholders.

BUSINESS ACTIVITIES FOLLOWING THE PROPOSED CERNER TRANSACTION

     The Board will continue to evaluate potential opportunities after the Cerner transaction, including its entry into new but related businesses. Through MetaContent, our wholly owned subsidiary, we have identified the medical coding industry as a potential target for investment and at the current time, it is our intent to pursue suitable investment opportunities in this area to the extent such can be achieved.

     Background. Each year the United States healthcare system provides nearly 1 billion episodes of care ranging from hospital admissions, emergency room visits, critical care stays and physician office visits to outpatient surgical procedures.

     Despite the wide range of illnesses and injuries treated and the disparate settings in which care is rendered, all episodes have one thing in common: a patient care document is generated. Each such document must be "coded" to standard complex classification systems for diseases, injuries, and procedures so that the provider can deliver information to government agencies and/or commercial insurance providers. These agencies and/or programs then use the information to reimburse the provider for certain services rendered.

     Certain risks are inherent in this process, including those of "overcoding" and "undercoding." Overcoding refers to the submission of more codes for payment than is appropriate for the services rendered. Undercoding refers to the incomplete submission of codes which is for less than the services actually rendered.

     The complexity of coding in multiple specialty areas, the financial repercussions of inadvertent undercoding, the civil risks of inadvertent overcoding and the criminal risks of deliberate overcoding conspire to make in-house medical coding a risky undertaking for hospitals and other healthcare service providers. In recent years, we have noticed a steady stream of reports in the professional and popular press regarding hospital executives and their hospitals being fined or prosecuted for criminal and civil penalties.

     Due to such risks, there currently exists a high demand in the U.S. healthcare industry for medical coding services. Industry estimates suggest that there is a 30%-35% shortage of medical coders nationally. Industry analysts expect this shortage of coding resources will increase because of the pressure of an increase in the use of medical services due to the aging of the baby boomer population and increased regulation of the medical coding industry by the Federal government and other payers.

     History of Medical Coding. The passage of Medicare and Medicaid legislation in 1965 first focused the attention of the U.S. government on the need for medical coding. Later, passage of the Diagnosis Related Group legislation in 1983 tied payment of hospitals and physicians to the process by which providers coded episodes of care, prioritizing the services provided by the medical coding industry.

     The Balanced Budget Act of 1997 further accelerated the complexity and importance of medical coding. Medical coding, which had traditionally been a clerical function, became an important part of the hospital reimbursement process. As a result of the Balanced Budget Act, medical coders must attend rigorous educational programs and pass standardized tests in order to become certified.

     In 2000, the Health Care Financing Administration implemented the Outpatient Prospective Payment System which has complicated the process of medical coding and has resulted in a growing backlog of unbilled charts and lower reimbursement for the hospitals. As a result of the Outpatient Prospective Payment System, industry analysts predict demand for medical coding services will continue to expand.

     Competition. Many of the nation's 5,000 community hospitals operate their own medical records departments with their own "in-house" coders, constituting our greatest competition. Because of the shortage of coders and the complexity and volume of records requiring coding, more hospitals want to contract with "out-source" medical coding firms to retain coders in order to supplement their in-house coders.

     Most of the medical coding firms in the United States are small local or regional firms with annual revenues of less than $5 million. Within the last three years, the industry appears to be going through a consolidation period, and several large publicly traded companies have acquired smaller medical coding firms. Certain of the major accounting and consulting firms (i.e., the "big five") have acquired small coding practices to provide a niche service known as compliance coding.

USE OF PROCEEDS

     We plan to use a portion of the proceeds to fund transaction expenses related to the Cerner transaction. We estimate the expenses incurred in connection with the Cerner transaction (including accounting, legal, financial advisory services, filing and printing fees and taxes associated with the Cerner transaction) will aggregate approximately $500,000. We intend to use the remaining proceeds to invest in the medical coding business and other related businesses.

APPRAISAL RIGHTS

     We are organized under the corporate laws of the State of Delaware. Delaware law does not provide for appraisal or other similar rights for dissenting stockholders in connection with the Cerner transaction. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

OPINION OF OUR FINANCIAL ADVISOR

     Subsequent to the pre-existing relationship between APACHE and Allen & Company described in "The Proposed Sale -- Background of the Merger," on September 29, 2000 APACHE engaged Allen & Company to act as its exclusive financial advisor to contact parties to solicit interest in a potential transaction with APACHE, evaluate offers, assist in consummating any proposed transaction and, if appropriate, to deliver its opinion as to the fairness from a financial point of view to APACHE of the consideration to be received by APACHE in such transaction. On April 6, 2001, the special committee appointed by the Board held a meeting to evaluate the proposed transaction with Cerner as contemplated by the draft asset purchase agreement dated April 6, 2001, which provided for, among other things and subject to the exceptions and limitations set forth in the asset purchase agreement, Cerner to pay to APACHE $3.55 million in cash in consideration for the sale by APACHE of certain of its assets and the assumption by Cerner of certain of its liabilities as specified in the Asset Purchase Agreement. At this meeting, Allen & Company reviewed with the Board its financial analyses of the consideration to be received by APACHE in the proposed transaction and delivered to the Board its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters and limitations described in the opinion, including various assumptions APACHE directed Allen & Company to make, the consideration deemed to be received by APACHE in the transaction was fair, from a financial point of view, to APACHE. The opinion of Allen & Company relied on APACHE's estimate that the aggregate value of tangible assets to be retained by APACHE following consummation of the transaction would be approximately $1.8 million, that the aggregate value of liabilities to be retained by APACHE following consummation of the transaction would be approximately $1.1 million and that the consideration deemed to be received by APACHE in the transaction would be approximately $4.2 million. Allen & Company confirmed its oral opinion by delivering to the Board its written opinion dated April 9, 2001 that, as of such date, and based on and subject to the matters, assumptions and limitations described herein and therein, the consideration deemed to be received by the Company in the transaction was fair, from a financial point of view, to APACHE.

     We have attached the full text of the opinion of Allen & Company as Appendix B to this proxy statement which describes the assumptions made, matters considered and the qualifications and limitations of the review undertaken and the opinion given. The opinion is addressed to the Board for its information concerning the fairness to APACHE, from a financial point of view, of the consideration deemed to be received in the proposed transaction and does not address the merits of the underlying decision of APACHE to engage in the transaction and does not constitute a recommendation to any holder of shares of APACHE common stock as to how to vote with respect to the transaction or the asset purchase agreement.

     In connection with its opinion, Allen & Company reviewed, among other things:

     - the terms and conditions of the asset purchase agreement;

     - publicly available information concerning APACHE which Allen & Company deemed to be relevant including Annual Reports on Form 10-K of APACHE for the five years ended December 31, 2001;

     - certain of APACHE's interim reports to stockholders and quarterly reports on Form 10-Q;

     - certain other communications from APACHE to its stockholders; and

     - internal financial analyses and forecasts of APACHE prepared by its management.

     In addition, Allen & Company held discussions with members of APACHE senior management regarding APACHE's historical and current business, operations, financial condition and future prospects, including discussions regarding liquidity and capital resources then available to APACHE, reviewed the reported price and trading activity of the shares of APACHE's common stock, compared certain financial and stock market information concerning APACHE with similar information for certain other companies which Allen & Company deemed reasonably comparable and the securities of which are publicly traded, reviewed the financial terms of some recent business combinations in industries and markets which Allen & Company deemed relevant and performed such other studies and analyses that Allen & Company considered appropriate.

     At the direction of APACHE, Allen & Company also approached and held discussions with third parties to solicit indications of interest in a possible acquisition of APACHE by means of a stock for stock sale, asset sale or otherwise, and Allen & Company considered the responses it received together with such other financial, economic and market criteria as it deemed appropriate in arriving at its opinion. Further, the opinion reflects and gives effect to Allen & Company's assessment of general economic, monetary and market conditions generally and in the healthcare information systems and e-healthcare industries existing and evaluated as of the date of the opinion as they may affect the business and prospects of APACHE.

     In preparing its opinion, Allen & Company assumed and relied without independent verification on the accuracy and completeness of information reviewed by it for purposes of the opinion, including financial and other information indicating the amount, value and character of certain assets and liabilities retained by APACHE. With respect to the financial and other forecasts provided by APACHE and reviewed and discussed with management, including the value and character of the assets and liabilities to be retained by APACHE following consummation of the transaction, Allen & Company assumed that the information provided by APACHE had been reasonably prepared and reflected the best currently available estimates and judgments of APACHE management as to APACHE's historical and current condition as well as its future financial prospects and performance, including the conclusion of APACHE that its Clinical Outcomes Division is unsustainable as a profitable stand-alone business. Allen & Company did not make an independent evaluation or appraisal of any of the assets or liabilities of APACHE or its subsidiaries, and Allen & Company was not furnished with any such evaluation or appraisal. It also did not make a physical inspection of the properties, assets or facilities of APACHE or its subsidiaries. Allen & Company expressed no view as to, and the opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for APACHE or the effect of any other transaction in which APACHE might engage. Allen & Company expressed no opinion as to the underlying valuation, future performance, or long term viability of APACHE.

     In evaluating the fairness of the proposed transaction from a financial point of view to APACHE, Allen & Company also reviewed with the Board the process undertaken by Allen & Company to identify parties potentially interested in effecting a sale transaction with APACHE. In rendering its opinion, Allen &

Company considered that, after discussions with numerous potential purchasers, no proposal was forthcoming that was more attractive to APACHE than the proposed transaction with Cerner.

     Selected Companies Analysis. Using publicly available information, Allen & Company analyzed the market values and trading multiples of APACHE and eight selected publicly traded companies focusing on the healthcare information systems and e-healthcare industries, which had market values of less than $100 million. These publicly traded companies were considered by Allen & Company to be reasonably comparable to APACHE for purposes of this analysis. These public companies included Quadramed Corporation, Health Management Systems, Inc., Vitalcom, Inc., Adam.com, Inc., DrKoop.com, Inc., Healthgate Data Corporation, Cybear Group, Caredata.com, Inc., and Data Critical Corporation.

     Allen & Company compared market values and enterprise values, calculated as equity market value plus debt less cash, as a multiple of, among other things, revenue over the most recent twelve month period during which such information was publicly available for each such company.

COMPARABLE COMPANIES                                          AVERAGE    MEDIAN
--------------------                                          -------    ------
Market Value to Latest 12 Months Revenue....................   0.89x      0.43x
Enterprise Value to Latest 12 Months Revenue................   0.59x      0.86x

     Allen & Company then analyzed the average and median enterprise value/revenues multiples and market value/revenues multiples of the comparable companies and compared that to the corresponding multiple to be received by APACHE in the proposed transaction. This analysis resulted in an implied value to APACHE from a proposed sale in a range of $2.8 million to $5.9 million as compared to the approximately $4.2 million in consideration deemed to be received by APACHE in the transaction.

     Selected Mergers and Acquisitions Transactions Analysis. Using publicly available information, Allen & Company reviewed the purchase prices and implied transaction value multiples paid in selected transactions in the healthcare services industry considered by Allen & Company to be reasonably comparable to the proposed transaction.

     Allen & Company compared the transaction values implied by the purchase prices in the selected transactions as multiples of, among other things, revenues over the past twelve months. All multiples were based on financial information available at the announcement date of each relevant transaction.

SELECTED TRANSACTIONS                                         AVERAGE    MEDIAN    HIGH    LOW
---------------------                                         -------    ------    ----    ----
Transaction Value to Latest 12 Months Revenues..............   0.77x      0.70x    1.56x   0.10x

     Allen & Company then analyzed the average and median multiples of revenues implied by the selected transactions in relation to the corresponding multiple to be received by APACHE in the proposed transaction. This analysis resulted in an implied value to APACHE from a proposed sale in a range of $0.6 million to $10.4 million, with an average value of $5.1 million and median value of $4.7 million as compared to the approximately $4.2 million of consideration deemed to be received by APACHE in the transaction.

     Premium Analysis. Allen & Company analyzed the premiums paid in healthcare services industry and the computer system design industry (APACHE's primary SIC
Code) for over 50 transactions by companies completed since January 1, 1996 having transaction values of less than $250 million. Allen & Company analyzed the premiums in these transactions based on the target company's stock price one day, one week and one month prior to public announcement of the transaction. This analysis indicated premiums of 34.3%, 41.5% and 43.2% in the selected transactions, respectively, as compared to corresponding premiums of 42.9%, 96.4% and 96.4% for APACHE based on APACHE's stock price on each of February 1, 2001 (one day prior to the public announcement of the proposed Sale), January 26, 2001 and January 5, 2001, respectively, in relation to the implied transaction price per share as calculated by dividing the consideration deemed to be received by APACHE in the transaction (approximately $4.2 million) by the total number of outstanding APACHE shares (approximately 9.0 million).

     This analysis resulted in an implied value to APACHE for a proposed sale in a range of $3.1 million to $4.0 million, as compared to the approximately $4.2 million of consideration to be received by APACHE in the transaction.

     The information above is a brief summary of the material financial analyses presented by Allen & Company to the Board on April 6, 2001. This summary does not purport to be a complete description of the analyses performed by Allen & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various qualitative judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying its opinion. In addition, Allen & Company considered the significance and relevance of the results of every portion of its analyses and did not assign relative weights to any portion of its analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be its view of the actual value of APACHE. Each of the analyses conducted by Allen & Company was carried out in order to provide a different perspective on the proposed transaction and to add to the total mix of information available. Allen & Company did not form any conclusion as to whether any individual analysis, considered separately, supported or failed to support an opinion as to the fairness, from a financial point of view, to APACHE of the consideration deemed to be received by APACHE. Rather, in reaching its conclusion, Allen & Company considered the results of the analysis in light of each other and ultimately reached its conclusion based on the results of all the analyses taken as a whole.

     In performing its analyses, Allen & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of APACHE. The analyses performed by Allen & Company are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by these analyses. No public company utilized as a comparison is identical or directly comparable to APACHE, and none of the selected mergers and acquisitions transactions or other business combinations utilized as a comparison is identical or directly comparable to the proposed transaction by APACHE. Accordingly, a purely mathematical analysis of publicly traded comparable companies and comparable business combinations resulting from the comparable companies and selected mergers and acquisitions transactions analyses is not a meaningful method of using the relevant data; rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the companies to which they are being compared.

     In connection with its analyses, Allen & Company utilized estimates, projections and forecasts of future financial and operating results provided by APACHE management. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of APACHE, and therefore future results or actual values may be materially different from these forecasts or projections. The analyses were prepared solely as part of Allen & Company's analysis of the fairness to APACHE, from a financial point of view, of the consideration deemed to be received by APACHE in the proposed transaction, and were provided to the Board in conjunction with the delivery of the opinion. Allen & Company's analyses does not purport to be an appraisal or to reflect the prices at which a company or its assets might actually be sold or the prices at which any securities may be traded in the future. In addition, the opinion was one of many factors taken into consideration by the Board in making its determination to approve the transaction and the Asset Purchase Agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of either the Board or APACHE management with respect to the value of APACHE or its assets or whether either the Board or management would have been willing to agree to different terms for the sale of APACHE or its assets.

     Under the terms of its engagement of Allen & Company, as proposed by APACHE and agreed to by Allen & Company, APACHE has agreed to pay Allen & Company an aggregate financial advisory fee of

$300,000 with respect to the proposed transaction, of which $150,000 was paid upon delivery of the opinion and $150,000 will be paid upon consummation of the transaction. APACHE has also agreed to reimburse Allen & Company for its travel and other reasonable out of pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Allen & Company and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Allen & Company is a nationally recognized investment banking firm. The Board retained Allen & Company on the basis of its experience, expertise, reputation and familiarity with APACHE. As part of its strategic advisory business, Allen & Company regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, financings, private placements, principal investments and other purposes. As of the date hereof, Allen & Company is the beneficial owner of 610,107 shares of our common stock and is also the beneficial holder of warrants to purchase, in the aggregate, 280,000 shares of our common stock at various exercise prices.

INTERESTS OF CERTAIN PERSONS IN THE CERNER TRANSACTION

     Gerald E. Bisbee, Jr., Ph.D., a director and stockholder, serves on the Board and is a stockholder of Cerner. The remaining members of our Board and our officers do not have any interests in the Cerner transaction that are different from or in addition to your interests. In addition, our financial advisor and stockholder Allen & Company will receive as an aggregate financial advisory fee $150,000 upon delivery of its fairness opinion and $150,000 upon consummation of the Cerner transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE CERNER
TRANSACTION

     The following summary describes the principal United States federal income tax consequences of the Cerner transaction. This summary is based upon the Internal Revenue Code, existing and proposed United States Treasury Regulations promulgated under the Internal Revenue Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer, possibly on a retroactive basis.

     We will recognize a gain or loss for federal income tax purposes on the sale of our assets in the Cerner transaction. Our gain or loss will be determined based upon the amount of the purchase price (increased by our liabilities properly accrued as of the closing of the Cerner transaction, to the extent assumed by Cerner) allocated to each asset and our basis for each asset. To the extent that the purchase price (as increased by accrued liabilities assumed by Cerner) allocated to an asset exceeds its tax basis, we will recognize gain on the disposition of the asset; and to the extent the basis of an asset exceeds the purchase price (as increased by accrued liabilities assumed by Cerner) allocated to such asset we will recognize a loss. The Cerner transaction may also subject us to state or local income, franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file returns or have assets other than excluded assets.

     Holders of our common stock will not recognize any gain or loss due to the Cerner transaction. However, if a stockholder chooses to sell his or her shares, that stockholder may owe taxes at that time. Stockholders are encouraged to contact their own tax advisor.

ACCOUNTING TREATMENT OF THE CERNER TRANSACTION

     The Cerner transaction will be accounted for financial reporting purposes under accounting principles generally accepted in the United States.

REGULATORY APPROVALS

     This sale is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire.

                          THE ASSET PURCHASE AGREEMENT

     We are party to an asset purchase agreement with Cerner. The following summarizes certain provisions of the asset purchase agreement. You should carefully read the full text of the asset purchase agreement attached to this proxy as Appendix A. The asset purchase agreement is hereby incorporated by reference into this proxy statement.

PURCHASE PRICE

     The Purchase Price for the transferred assets is $3.55 million plus a certain amount of liabilities to be assumed by Cerner, as determined and adjusted pursuant to the asset purchase agreement. At the closing, Cerner will pay to us an amount equal to $3.35 million, plus or minus any adjustments, and will deposit $200,000 of the purchase price with an escrow agent as provided under the terms of an escrow arrangement to be entered into by Cerner and us. The purchase price was partly determined using a projected balance sheet as of February 28, 2001 and a calculation of net liabilities assumed based on such balance sheet. Within 30 days after the closing date, we will deliver to Cerner an unaudited closing date balance sheet as well as a revised calculation of the net liabilities assumed based on the closing date balance sheet. Both the closing date balance sheet and the revised calculation of the net liabilities assumed will be prepared in accordance with accounting principles generally accepted in the United States applied on a basis consistent with the method of preparation of our latest audited balance sheet.

     There will be an adjustment to the purchase price based on the revised calculation of the net liabilities assumed. If there is an increase in the net liabilities assumed, the purchase price will decrease by the amount of the increase if the increase is greater than 5% of certain net liabilities assumed by Cerner. If the increase in net liabilities assumed is less than or equal to 5% of the certain net liabilities assumed, then there will be no decrease in the purchase price. If there is a decrease in the net liabilities assumed, the purchase price will increase by the amount of the decrease if the absolute value of the decrease is greater than 5% of certain net liabilities assumed by Cerner. If the absolute value of the decrease is less than or equal to 5% of the certain net liabilities assumed, then there will be no increase in the purchase price.

     In the event of a dispute between the parties involving the closing date balance sheet, the asset purchase agreement provides that upon failing to reconcile their differences the parties will jointly engage a mutually agreeable independent accounting firm to determine and report upon the disputed items. The parties have agreed in the asset purchase agreement that the determination of such accounting firm will be final and binding, and that the fees and disbursements of Ernst & Young LLP will be allocated equally between them.

ASSETS TO BE SOLD

     Cerner will purchase from us those assets related to our Clinical Outcomes Division, which constitutes substantially all of our assets. The transferred assets include all assets related to our Clinical Outcomes Division, including:

     - all accounts and contracts receivable together with a related reserve for bad debt less non-current accounts receivable and a related reserve for bad debt, all proceeds from insurance claims and prepaid expenses and other similar assets;

     - all right, title and interest in and to any tangible personal property, machinery, equipment, tools, computers, computer peripherals, furniture and fixtures;

     - all right, title and interest in and to any leased personal property;

     - all right, title and interest in any of the intellectual property assets, including but not limited to the names and marks "APACHE," "It's all about the patient," "APACHE best care," and "HIV Insight," all patent rights, all copyrights and all trade secrets;

     - all right, title and interest to all uncompleted portions of contracts existing on the closing date;

     - all right, title and interest to all uncompleted portions of customer contracts and other agreements with our suppliers and customers;

     - all supplies and sundry items, including telephone numbers, keys, locks and records (including copies of all customer files, customer lists, supplier records and records relating to accounts receivable);

     - copies of all employment agreements, personnel records and payroll records for all employees being transferred; and

     - to the extent transferable, all of our rights under our permits.

EXCLUDED ASSETS

     The transferred assets specifically exclude, and we will retain, the following excluded assets:

     - our wholly owned subsidiary MetaContent and any other assets related to the medical coding business, including our goodwill related to MetaContent or such business and the assets and properties we own or lease related to MetaContent or such business;

     - all cash, cash equivalents and short term investments;

     - a certain Deed of Lease dated August 16, 1999 for our current space;

     - contracts between us and our affiliates other than any open accounts or notes payable with respect to debts or obligations owed to us by our affiliates;

     - copies of any stock books, stock ledgers, minute books, corporate seal or other corporate records, as well as original books of account and accountant's audit and review records and tax records for all periods prior to the closing date;

     - rights to indemnity, contribution and recoupment from third parties with respect to the liabilities excluded from the Cerner transaction;

     - certain tangible personal property, equipment, furniture and fixtures;

     - certain contracts, including those maintained by our wholly owned subsidiary MetaContent or related to the medical coding business; and

     - accounts receivable that are not current as of the closing date.

LIABILITIES TO BE ASSUMED BY CERNER

     At the closing, Cerner will assume the following liabilities, obligations and commitments of APACHE which relate to the transferred assets:

     - all accounts payable;

     - certain accrued expenses;

     - all current maturities of obligations under capital leases;

     - all deferred revenue;

     - all obligations under capital leases, net of current maturities;

     - any liabilities or damages arising under any contract to which we are a party that will be completely performed after the closing date;

     - any liabilities or damages arising from contracts to which we are a party that are partially performed after the closing date due to actions or omissions to act occurring after the closing date;

     - any liabilities or damages with respect to acquired employees to the extent they arise from acts or omissions occurring after the closing date; and

     - in general any liabilities or damages arising out of the conduct and operation of the Clinical Outcomes Division after the closing date.

EXCLUDED LIABILITIES

     Except as otherwise provided in the asset purchase agreement, Cerner will not assume any of our liabilities that do not relate to the transferred assets, including without limitation:

     - any damages arising under customer contracts that we will have completely performed prior to the closing date;

     - any damages arising from our actions or omissions to act prior to the closing date from customer contracts that were or will have been partially performed prior to the closing date;

     - any damages to our affiliates in any capacity;

     - any liabilities for taxes we incur, including any taxes resulting from the sale of the purchased assets or any dividend or distribution by us;

     - certain liabilities with respect to our Deed of Lease;

     - any liabilities or damages with respect to certain restructuring costs, including severance costs for employees previously terminated;

     - any liabilities or damages with respect to acquired employees arising from acts or omissions occurring prior to the closing date;

     - any liabilities or damages with respect to the retained employees or employees not otherwise employed by Cerner;

     - any liabilities with respect to benefit plans, including that of a certain pension plan related to the merger of our then wholly owned subsidiary with National Health Advisors, Ltd. in 1997,

     - any liabilities with respect to any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Cerner transaction;

     - any liabilities with respect to our director's and officers' insurance policy;

     - any liabilities with respect to our discontinued product reserve; and

     - any liabilities with respect to our MetaContent division or the medical coding business.

CLOSING OF THE CERNER TRANSACTION

     It is anticipated that the closing will take place at the offices of Cerner, 2800 Rockcreek Parkway, Kansas City, Missouri 64117 at 10:00 a.m., McLean, Virginia time, as soon as practicable after satisfaction of the closing conditions, or at such other date, time or place as may be mutually agreed on by us and Cerner. The transfer of certain assets by us to Cerner shall be deemed to occur as of the close of business, McLean, Virginia time on the date of the closing.

OUR REPRESENTATIONS AND WARRANTIES

     We have made certain representations and warranties on behalf of ourselves and our subsidiaries relating to, among other things:

     - our corporate organization;

     - our capital structure;

     - our authority to enter into and perform our obligations under the asset purchase agreement;

     - our financial statements;

     - compliance with applicable laws;

     - the existence of any litigation or orders affecting the transferred assets or our ability to transfer these assets;

     - taxes;

     - the ownership of the transferred assets;

     - the condition of the transferred assets;

     - accounts receivable;

     - our employee benefit plans;

     - the occurrence of certain events since February 28, 2001 affecting our organization, capitalization, financial condition and assets;

     - our contracts and commitments;

     - our insurance;

     - our compliance with environmental laws;

     - our employees;

     - our intellectual property assets, including our trademarks, patent rights, copyrights and trade secrets;

     - the lack of certain payments by any person acting for us to obtain favorable treatment from a third party;

     - the absence of undisclosed liabilities;

     - the accuracy of information provided by us or on our behalf under the asset purchase agreement;

     - the required stockholder vote to approve of the asset purchase agreement; and

     - the Board's approval of the asset purchase agreement and its recommendation to our stockholders of approval of the asset purchase agreement upon the recommendation of a noninterested special committee appointed by the Board to consider the transaction.

REPRESENTATIONS AND WARRANTIES OF CERNER

     Cerner has made certain representations and warranties relating to, among other things:

     - its corporate organization and authority;

     - its authority relative to the asset purchase agreement;

     - the existence of any litigation affecting Cerner's ability to enter into the transaction; and

     - the accuracy of information provided to us by or on behalf of Cerner under the asset purchase agreement.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of each party shall survive and remain in full force and effect for eighteen (18) months after the closing date. Our representations and warranties regarding taxes and environmental matters shall survive for their applicable statute of limitations period.

INDEMNIFICATION

     Pursuant to the asset purchase agreement, we agreed to indemnify Cerner from and against any damage it may suffer after the closing:

     - resulting from any breach of any representation, warranty, covenant or obligation of ours;

     - resulting from our failure to pay and perform any of the liabilities not transferred to Cerner;

     - resulting from any event occurring prior to the closing date; or

     - any action incident to any of the foregoing.

     Pursuant to the asset purchase agreement, Cerner agreed to indemnify us from and against any damage it may suffer after the closing:

     - resulting from any breach of any representation, warranty or covenant of Cerner;

     - resulting from the failure of Cerner to pay and perform any of the liabilities transferred to Cerner;

     - resulting from any event occurring after the closing date; or

     - any action incident to any of the foregoing.

     Pursuant to the asset purchase agreement, neither party has any obligation to indemnify the other from and against any claim for damages until the damage suffered exceeds $100,000. If such claim exceeds $100,000, then the claiming party shall be entitled to indemnification of the amount of the claim exceeding $100,000.

ESCROW

     We agreed to escrow $200,000 of the purchase price until October 31, 2001, subject to the terms of an escrow agreement, to satisfy any obligations related to purchase price adjustments that may arise under the asset purchase agreement. Cerner will deposit $200,000 into a designated escrow account on the closing date. On October 31, 2001, the funds will be released to us less any amounts paid for adjustments for which notice have been given under the terms of the escrow agreement. Any funds withheld relating to claims for which notice was given shall be held by the agent until the dispute relating to the claim is resolved.

CONDITIONS TO COMPLETION OF THE CERNER TRANSACTION

     Pursuant to the asset purchase agreement, the obligations of Cerner to effect the proposed transaction are conditioned upon, among other things:

     - our representations and warranties contained in the asset purchase agreement being true on and as of the closing date;

     - our having performed and complied with all obligations required of us to be performed under the asset purchase agreement;

     - the lack of any change since December 31, 2000 which in Cerner's reasonable determination would have a material adverse effect on the transferred assets or on our condition (financial or otherwise), except for the failure to assign certain contracts, changes or effects resulting from the loss of customers or orders attributable to announcement of the asset purchase agreement, liabilities not assumed by Cerner or changes which directly result from acts or omissions of Cerner;

     - Cerner's receipt of executed employment agreements from certain employees;

     - Cerner's receipt of a legal opinion from our counsel;

     - approval of the transaction from our Board and stockholders;

     - Cerner's execution of consulting agreements with the University of Virginia for the services of certain consultants;

     - our execution of the escrow agreement;

     - release of the lien of SunTrust Bank on the transferred assets; and

     - Cerner's satisfaction with our proceedings taken in connection with the transactions contemplated by the asset purchase agreement.

     Pursuant to the asset purchase agreement, our obligations to effect the proposed transaction are subject to, among other things:

     - the representations and warranties of Cerner contained in the asset purchase agreement being true on and as of the closing date;

     - Cerner having performed and complied with all obligations required of it to be performed under the asset purchase agreement;

     - execution by Cerner of employment agreements from certain employees;

     - execution of the escrow agreement by Cerner; and

     - our satisfaction with Cerner's proceedings taken in connection with the transactions contemplated by the asset purchase agreement.

NO SOLICITATION

     Under the asset purchase agreement, we may not or authorize any of our representatives to take, directly or indirectly, any action to solicit, encourage or facilitate any inquiry, proposal or offer from any person for an acquisition of all or substantially all of our assets, for an acquisition of 50% or more of the outstanding shares of any of our common stock or other voting securities or for any merger, consolidation, business combination, exchange of our stock, reorganization or similar transaction. However, we may have discussions with any person that our Board believes in good faith has the financial wherewithal to consummate such a transaction and if such a transaction would result in a transaction that is more favorable to our stockholders than the proposed Cerner transaction and is reasonably likely to be consummated. If the agreement is terminated because the Board has identified a transaction meeting these criteria, we must pay Cerner $250,000 in immediately available funds.

NON-COMPETE AND CONFIDENTIALITY

     We agreed not to compete anywhere in the United States in any business that is competitive with the Clinical Outcomes Division or influence any transferring employee to become employed by us or any other person for a period of five (5) years after the closing. We also agreed to hold confidential all proprietary and confidential information and trade secrets relating to the transferred assets and business sold to Cerner.

TERMINATION

     The asset purchase agreement may be terminated in certain circumstances, including, among others:

     - by mutual consent of the parties;

     - by either party if prior to the closing there is a material breach of any of the representations, warranties or covenants by the other party with subsequent failure to cure to the satisfaction of the other party;

     - by either party if the closing shall not have occurred on or before August 30, 2001, or such other later date as the parties agree; or

     - by us if our Board identifies a transaction with any person our Board believes in good faith has the financial wherewithal to consummate such transaction and if such transaction would result in a transaction that is more favorable to our stockholders than the proposed Cerner transaction that is reasonably likely to be consummated, provided that we pay Cerner $250,000 in immediately available funds.

                        PRO FORMA FINANCIAL INFORMATION

     We present the following pro forma consolidated condensed financial statements to illustrate the effects of the sale of certain assets and liabilities to Cerner on our historical financial position and operating results.

     We based this pro forma financial information on our historical results after removing the assets and liabilities acquired and assumed by Cerner and the revenues and expenses directly associated with the business activities to be transferred to Cerner and will not necessarily be reflective of results that will be achieved by us in the future.

     Our pro forma consolidated condensed balance sheet as of December 31, 2000 gives effect to the sale as if it occurred at that date. The pro forma consolidated condensed statement of operations for the year ended December 31, 2000 gives effect to the transaction as if it occurred on January 1, 2000. The pro forma consolidated financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference.

     We present these pro forma consolidated condensed financial statements for informational purposes only. These pro forma consolidated condensed financial statements are not necessarily indicative of the financial position or results of our operations that would have occurred had the transaction been consummated on the dates indicated. In addition, pro forma consolidated condensed financial statements are not necessarily indicative of our future financial condition or operating results.

     Pro forma adjustments for the merger include:

     - The sale of certain of our assets and liabilities for approximately $3.55 million.

     - The revenue and expenses associated with the assets and liabilities we are selling in the transaction.

     In September and December of 2000, we initiated restructuring activities that consisted of shifting the focus of development and marketing activities from certain products to our Internet based products, discontinuing our strategic consulting services business and downsizing our corporate office. This restructuring resulted in a charge to our statement of operations for the year ended December 31, 2000 for the write-off of certain capitalized software costs, goodwill, severance, and excess office space in the amount of $1.4 million. Included in the assets and liabilities to be acquired and assumed by Cerner are the rights to the Internet based products and certain products for which we curtailed development and marketing. The revenue associated with the sale of these products and the costs associated with the marketing and development of these products prior to the restructuring, but excluding the restructuring, have been included in the pro forma adjustments and therefore are not included in the pro forma results of operations for the year ended December 31, 2000. The pro forma adjustments do not include any amounts related to savings that we expect to realize from the termination of employees and other downsizing efforts that were part of the restructuring plans implemented in 2000.

     In March of 2001 we announced the acquisition of MetaContent, a company that specializes in "mission critical" applications including database development, medical coding strategy and related services. Further, we announced our intent to explore opportunities in other areas, including the medical coding industry. The accompanying pro forma balance sheet and statement of operations do not reflect any adjustments resulting from the MetaContent acquisition or any other future business development opportunities.

     Going forward, the level of selling, general and administrative fees could be impacted by the development of our MetaContent business, the acquisition or development of another similar business and other factors we cannot currently anticipate. The accompanying pro forma balance sheet and statement of operations do not reflect any adjustments to our selling, general and administrative expenses other than the reduction of these expenses related directly to the proposed Cerner transaction. Further, the accompanying pro forma financial statements do not reflect any adjustment for the costs or benefits of other future business development opportunities.

                          APACHE MEDICAL SYSTEMS, INC.

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               DECEMBER 31, 2000

                                                                       PRO FORMA
                                                           ACTUAL     ADJUSTMENTS      PRO FORMA
                                                          --------    -----------      ---------
                                                                (IN THOUSANDS, UNAUDITED)
ASSETS
Cash and short term investments.........................  $  2,063      $ 3,550 (a)    $  5,613
Accounts receivable, net................................     2,153       (2,096)(b)          57
Prepaid expenses and other..............................       293         (250)(b)          43
Capitalized software....................................       583         (583)(b)          --
Furniture and equipment, net............................       350         (350)(b)          --
                                                          --------      -------        --------
          Total assets..................................  $  5,442      $   271        $  5,713
                                                          ========      =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities...............................  $  4,816      $(3,051)(b)    $  1,765
Total long-term obligations.............................       141          (76)(b)          65
Stockholder's Equity
Common stock............................................        75           --              75
Paid-in capital.........................................    45,953           --          45,953
Accumulated deficit.....................................   (45,544)       3,398 (b)     (42,146)
Accumulated other comprehensive income..................         1            0               1
                                                          --------      -------        --------
          Total stockholder's equity....................       485        3,398           3,883
                                                          --------      -------        --------
          Total liabilities and stockholder's equity....  $  5,442      $   271        $  5,713
                                                          ========      =======        ========

---------------
(a) To reflect the increase in cash resulting from the receipt of the $3,550 purchase price for the sale of certain assets and assumption of certain liabilities from Cerner.
(b) To reflect the purchase of certain assets and the assumption of certain liabilities by Cerner and the related gain on the sale of these net assets (approximately $3,398) as if the transaction had occurred on December 31, 2000. Assets acquired excludes all cash, accounts receivable over 120 days old, certain prepaid expenses and certain furniture and fixtures. Liabilities assumed excludes the accrued restructuring charge, deferred rent benefit and certain other liabilities at December 31, 2000. In addition, we remain liable for the office space lease, which is an operating lease.

                          APACHE MEDICAL SYSTEMS, INC.

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                       PRO FORMA
                                                           ACTUAL     ADJUSTMENTS      PRO FORMA
                                                           -------    -----------      ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                     DATA, UNAUDITED)
REVENUE
  Systems................................................  $   618      $  (618)(c)     $    --
  Support................................................    2,068       (2,068)(c)          --
  Professional Services..................................    3,974       (2,474)(c)       1,500
                                                           -------      -------         -------
                                                           $ 6,660       (5,160)          1,500
EXPENSES
  Cost of operations.....................................    2,814       (2,267)(d)         547
  Research and development...............................      659         (659)(d)          --
  Selling, general and administrative....................    6,772       (1,662)(d)       5,110
  Restructuring charge...................................    1,389           --           1,389
                                                           -------      -------         -------
Loss from operations.....................................   (4,974)        (572)         (5,546)
Other income, net........................................      181           35 (e)         216
                                                           -------      -------         -------
Net loss.................................................  $(4,793)     $  (537)        $(5,330)
                                                           =======      =======         =======
Net loss per share.......................................  $ (0.64)     $ (0.07)        $ (0.71)
                                                           =======      =======         =======
Weighted average shares..................................    7,440        7,440           7,440
                                                           =======      =======         =======

---------------
(c) To reflect the decrease in revenue resulting from the sale of systems, support and professional services to Cerner. These adjustments exclude the revenue associated with the strategic consulting services business that we discontinued in December of 2000 of approximately $1,500.
(d) To reflect the decrease in costs of operations, research and development and selling, general and administrative expenses for the costs directly related to those activities acquired by Cerner. These adjustments include depreciation expense of $365 on assets sold to Cerner, bad debt expense of $87 related to receivables sold to Cerner and exclude the direct costs associated with the strategic consulting business that we discontinued in December 31, 2000 of approximately $547 and selling, general and administrative expenses that were not directly related to the activities acquired by Cerner. In October and December of 2000, we initiated restructuring activities designed to downsize corporate overhead and develop new business opportunities. The pro forma adjustments do not reflect any adjustments for potential savings from these activities.
(e) To reflect the decrease in interest expense for capital lease obligations assumed by Cerner.

                          CHANGE OF OUR CORPORATE NAME

                                  (PROPOSAL 2)

     Our Board has adopted, and recommends to the stockholders for approval, the
adoption of the proposal to change our corporate name to [               ] or
such name as determined appropriate for us by the Board.

     Upon the closing of the proposed Cerner transaction, we will divest substantially all of the assets of our current business. Pursuant to the asset
purchase agreement, we must change our name to [               ] or such other
name as the Board may determine.

     The affirmative vote of the holders of a majority of the shares of our outstanding common stock is required to approve the proposal to change our name. Abstentions and broker non-votes have the same effect as a vote against the proposal.

     If the proposal to change our corporate name is approved, the Board is expected to change our name upon closing of the Cerner transaction in the late second quarter or early third quarter of 2001.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO CHANGE OUR CORPORATE NAME.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 3)

     We will elect three directors to serve for a term of one year or until their respective successors are duly elected and qualified. Directors are elected by the affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions or broker non-votes will not be counted as votes for or against any nominee or director. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

                           NOMINEES FOR DIRECTORSHIPS

     The names, ages, principal occupations and other information concerning the director nominees, based upon information received from them, are set forth below.

     Gerald E. Bisbee, Jr., Ph.D., 57 (President and Chief Executive Officer until December 31, 1997, Chairman of the Board from 1989 through November 5, 1997, and December 22, 2000 to present, and director since 1989). Dr. Bisbee is presently Chairman, President and Chief Executive Officer of ReGen Biologics, Inc., which conducts research and development, manufacturing and marketing of tissue engineering, biological and other orthopedic products and services. Before joining us as Chairman and Chief Executive Officer in December 1989, Dr. Bisbee was the Chairman and Chief Executive Officer of the Sequel Corporation, which he joined in 1988 and engineered the merger with the Hanger Orthopedic Group, Inc. He founded and managed the Health Care Group of the Corporate Finance Department of Kidder, Peabody & Co., leaving to join Sequel in 1988. From 1978 until moving to Kidder, Peabody in 1984, he was President of the Hospital Research and Educational Trust, a new venture and product development company affiliated with the American Hospital Association. Dr. Bisbee also managed the Yale University Health Services, which included a 22,000-member health maintenance organization. He is a director of Cerner Corporation and HealthGate Data Corporation. Dr. Bisbee received his B.A. from North Central College, his M.B.A. from the Wharton School of the University of Pennsylvania and his Ph.D. from Yale University, where his dissertation was instrumental in the development of Diagnosis Related Groups.

     Alan W. Baldwin; 64 (Director since 2000). Mr. Baldwin is presently Chief Executive Officer of CopperGlass Broadband Solutions, Inc, managing the acquisition of fiber-optic component manufacturing companies, and is also a director of MedGrup, a medical coding company, Scindo Networks, Inc., a broadband communications provider and as director of Advanced Technical Products, Inc, an advanced composite materials company. Before joining us, Mr. Baldwin served during 1999 as the Chief Executive Officer of Mediappraise (now Performaworks), an Internet-based management performance measurement company. In 1998 Mr. Baldwin served as founder and president of Wren Associates, Ltd., a management consulting firm. From March 1994 through October 1997, he served as Chairman and Chief Executive Officer of Lunn Industries, Inc., a publicly traded composite material company, where he developed a detailed turn-around and recovery plan and supervised the restructuring of the company. Mr. Baldwin is a graduate of the United States Military Academy at West Point, New York and received his Masters Degree in engineering and mathematics from the University of Alabama.

     William R. Lewis, 59 (Director since 2000). Mr. Lewis has been an independent financial and management consultant since 1993, assisting various corporations and investment groups. From October 1999 to March 2000 he served as interim Chief Financial Officer of Fomex International, Inc., a publicly traded manufacturing company. From February to November 1998 Mr. Lewis served as Chief Financial Officer of Vlasic Foods International Inc., a food products manufacturer, where he established its financial functions, investment banking relationships and negotiated a $750 million bank financing agreement. From 1996 to 1998 in association with Allen & Company Mr. Lewis has served as an independent financial consultant advising companies on among other things corporate restructuring and financing. Mr. Lewis is a graduate of Dartmouth College and received his M.B.A. from Columbia University.

               RATIFICATION OF PROPOSAL TO AMEND AND RESTATE OUR
              NON-EMPLOYEE DIRECTOR SUPPLEMENTAL STOCK OPTION PLAN

                                  (PROPOSAL 4)

     Our Board has adopted, and recommends to the stockholders for approval, the amendment and restatement of our Non-Employee Director Supplemental Stock Option Plan to increase the number of shares reserved for issuance under the Non-Employee Director Supplemental Stock Option Plan by 250,000 shares from 250,000 to 500,000 shares.

     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve the amendment and restatement of the Non-Employee Director Supplemental Stock Option Plan. An abstention will be counted as a vote against approval since it is one less vote for approval. Broker non-votes will not affect the outcome since they are not considered "shares present" for voting purposes.

     If the amendment and restatement of the Non-Employee Director Supplemental Stock Option Plan is approved, each of Messrs. Lewis and Baldwin will be entitled to purchase 21,000 shares of common stock at a price of $0.1641 per share pursuant to a grant of an option by the Board on March 7, 2001 to each for 75,000 shares of common stock.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL TO AMEND AND RESTATE THE NON-EMPLOYEE DIRECTOR SUPPLEMENTAL STOCK OPTION PLAN.

            THE NON-EMPLOYEE DIRECTOR SUPPLEMENTAL STOCK OPTION PLAN

     The following summary of the material provisions of the Non-Employee Director Supplemental Stock Option Plan reflects the amendment proposed for approval by the stockholders at the Annual Meeting. Subject to stockholder approval of the Supplemental Stock Option Plan, we intend to file a registration statement on Form S-8 under the Securities Act, covering the additional 250,000 shares of common stock issuable under the Supplemental Stock Option Plan.

     General. The Supplemental Stock Option Plan as adopted by the Board and approved by our stockholders became effective as of January 1, 1999. The purpose of the Supplemental Stock Option Plan is to enable us to attract, retain and reward qualified non-employee directors by offering them an opportunity to have a greater proprietary interest in and a closer identity with us and our financial success. By permitting options to be granted on a discretionary basis, the Supplemental Stock Option Plan gives us more flexibility to address special situations than is possible under our existing Non-Employee Director Stock Option Plan.

     Eligibility. Options shall be granted under the Supplemental Stock Option Plan solely to individuals who are non-employee members of the Board on the date of grant. The term "non-employee directors" shall have the meaning ascribed to it in Rule 16b-3(b)(3) of the Exchange Act. As of April 9, 2001, we have three non-employee members of the Board eligible to participate in the plan.

     Administration. The Supplemental Stock Option Plan will be administered by a committee composed of at least two non-employee directors. Members of the committee shall be designated by the Chairman of the Board and shall include the Chairman of the Board if the Chairman is also a non-employee director. The committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Supplemental Stock Option Plan.

     The committee shall have the authority to construe and interpret the Supplemental Stock Option Plan and to establish, amend or waive rules and regulations for its administration. Subject to the limitations of the express provisions of the Supplemental Stock Option Plan, options may be subject to such provisions as the committee may deem advisable, and may be amended by the committee from time to time. No amendment, however, may adversely affect the rights of the holder of an option without such holder's consent.

     No member of the committee shall be liable for any action or determination made in good faith with respect to the Supplemental Stock Option Plan or any option awarded under it. To the maximum extent permitted by applicable law, we shall indemnify and hold harmless each member of the committee against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with our approval) arising out of any act or omission to act in connection with the Supplemental Stock Option Plan, unless arising out of such member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members may have as members of the Board or under our by-laws.

     In addition to the authority otherwise expressly granted to the Board under the Supplemental Stock Option Plan, the Board at its discretion may carry out any of the functions of the committee as set forth in the Supplemental Stock Option Plan.

     Shares subject to the Supplemental Stock Option Plan. Pursuant to the Supplemental Stock Option Plan as it became effective on January 1, 1999, the aggregate shares of common stock that may be issued under the plan shall not exceed 120,000, as adjusted in accordance with the caption "Adjustment Provisions" set forth below. On May 31, 2000 our stockholders approved of a proposal to amend and restate the Supplemental Stock Option Plan to increase the number of shares reserved for issuance under the Supplemental Stock Option Plan by 130,000 from 120,000 to 250,000 shares. A description of the Board's proposal to increase the number of reserved shares to 500,000 shares is included under the caption "Increase Number of Shares Reserved for Issuance" set forth below. As of December 31, 2000, options on 145,340 shares of common stock were outstanding under the Supplemental Stock Option Plan. If any option granted under the Supplemental Stock Option Plan should lapse, expire, terminate, be forfeited or be cancelled without the issuance of shares, the common stock subject to or reserved for such option may be used again for new grants of options under the plan. However, the number of shares of common stock issued under the plan may never exceed the total number of shares reserved for issuance. Any shares of common stock withheld or surrendered to pay withholding taxes, or withheld or surrendered in full or partial payment of the exercise price of an option as permitted under the terms of the Supplemental Stock Option Plan (see "Terms and Conditions" below) shall be added to the aggregate shares of common stock available for issuance.

     Adjustment Provisions. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, a merger, a sale of assets or any such similar event, the committee shall adjust equitably:

     - the number and class of shares or other securities that are reserved for issuance under the Supplemental Stock Option Plan;

     - the number and class of shares or other securities that are subject to outstanding options; and

     - the appropriate fair market value (as defined in the Supplemental Stock Option Plan) and other price determinations applicable to options pursuant to the terms set forth in the Supplemental Stock Option Plan.

     Terms and Conditions. Each option granted under the Supplemental Stock Option Plan shall be evidenced by an agreement in a form approved of by the committee. Each option shall be subject to the following terms and conditions, and to such other terms and conditions as the committee may deem appropriate that are not inconsistent with the provisions of the plan.

     Timing of Option Grants and Number of Underlying Shares. Options shall be granted to such participants as the committee may designate, at such times as the committee may determine. Each option agreement shall designate the number of shares of common stock underlying the options to which the agreement pertains.

     Exercise Price. The per share exercise price of each option granted under the plan shall be 100% of the fair market value per share of common stock at the date the option is granted.

     Vesting of Options. Each option agreement shall specify the manner in which the option shall vest.

     Option Period. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period.

     Payment. The exercise price of an option shall be paid in full at the time of exercise:

     - in cash;

     - through the surrender of previously-acquired shares of common stock having a fair market value equal to the exercise price of the option. This method of payment may only be used for options granted on or after April 5, 2001 if the previously acquired shares have been held by the participant for at least 6 months, unless the Board in its discretion permits the use of shares held less than 6 months;

     - through our withholding (at the election of the participant) of shares of common stock having a fair market value equal to the exercise price. This method of payment shall only be permitted effective for options granted on or after April 5, 2001 at the discretion of the Board; or

     - by a combination of the above.

     The April 5, 2001 amendments to the Supplemental Stock Option Plan do not require shareholder approval.

     Termination of Options Upon Termination Due to Disability or Death. Upon the termination of a participant's membership on the Board by reason of disability (as defined in Section 22(e)(3) of the Internal Revenue Code or death, such participant's options shall become or remain fully vested and shall be exercisable by such participant (or in the case of death by his or her estate) until not later than the earlier of one year after the termination date or the expiration of the term of the options.

     Termination of Options Upon Termination Other than for Cause. Upon the termination of a participant's membership on the Board or for any reason other than for cause (as defined below -- see "Termination of Options Upon Termination for Cause"), disability or death, such participant's options (to the extent vested prior to such termination) may be exercised by such participant during the three month period commencing on the date of termination, but not later than the expiration of the term of the options. If a participant dies during such three month period, his or her estate may exercise the options (to the extent such options were vested and exercisable prior to death), but not later than the earlier of one year after the date or the expiration of the term of the options. On December 9, 2000, the Supplemental Stock Option Plan was amended to allow the Committee to grant a post-termination exercise period that is longer than 3 months in the event of a termination other than for cause, death or disability. The longer exercise period cannot be later than the expiration of the term of the options and must be set forth in the option agreement. The amendment to permit a longer post-termination exercise period did not require shareholder approval.

     Termination of Options Upon Termination for Cause. Upon termination of a participant's membership on the Board for cause, the Participant's right to exercise his or her options shall terminate at the time we give notice of termination to such participant. "Cause" is defined to include:

     - the commission of an action against or in derogation of our interests which constitutes an act of fraud, dishonesty or moral turpitude or which, if proven in a court of law, would constitute a violation of a criminal code or similar law;

     - a material breach of any material duty or obligation we impose upon the participant;

     - divulging our information; or

     - the performance of any similar action that the committee, in its sole discretion, may deem to be sufficiently injurious to our interests so as to constitute substantial cause for termination.

     Term of Plan. The Supplemental Stock Option Plan shall continue until terminated by the Board or until no common stock remains available for issuance under the plan, whichever occurs first.

     Change in Control. In the event of a change in control, all outstanding options shall fully vest in each participant. "Change in control" shall have the meaning ascribed to it in the plan.

     Nontransferability. During the lifetime of a participant, any option granted to him or her shall be exercisable only by him or her, by his or her guardian or legal representative. No option shall be assignable or transferable, except by will or by laws of descent and distribution, and no option shall be subjected to any encumbrance, pledge or charge of any nature.

     Amendment or Discontinuance of the Plan. The Board, acting by a majority of its members, without further action on the part of the stockholders, may from time to time alter, amend or suspend the Supplemental Stock Option Plan or any option granted under it or may at any time terminate the plan. However, the Board may not take any action that would cause the plan to fail to comply with Rule 16b-3(b)(3) of the Exchange Act or any other applicable law or exchange requirements. No such action shall materially and adversely affect any outstanding options without consent of the respective participants.

     Withholding Taxes. We may withhold, or allow a participant to remit to us, any federal, state or local taxes required by law to be withheld with respect to any event giving rise to income tax liability with respect to an option. In order to satisfy all or any portion of our withholding tax liability, a participant may elect to surrender common stock that would otherwise have been issued to the participant pursuant to the exercise of an option, provided that the number of shares of such withheld or surrendered common stock cannot exceed the amount necessary to satisfy our minimum withholding liability.

     Tax Consequences. The grant of an option under the Supplemental Stock Option Plan will not be a taxable event so long as the option does not have a readily ascertainable fair market value. Options granted pursuant to the Supplemental Stock Option Plan should not have a readily ascertainable fair market value because they are not actively traded on an established securities market, are not transferable, are generally not fully exercisable upon grant, and have more than a nominal exercise price. Accordingly, the participant will not be subject to any income tax consequences with respect to such option unless and until the option is exercised.

     Upon the exercise of an option granted under the Supplemental Stock Option Plan, the participant generally must recognize ordinary compensation income equal to the "spread" between the exercise price and the fair market value of the common stock on the date of exercise, although the recognition of income will be deferred if the stock received upon exercise is not vested. The amount and character of any gain or loss realized on a subsequent disposition of common stock by the participant generally would depend on, among other things, whether an election (if applicable) under Section 83(b) of the Internal Revenue Code with respect to such shares had been made and the length of time such shares had been held.

     The foregoing discussion is intended to be a general summary only of the federal income tax aspects of rights granted under the Supplemental Stock Option Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, the administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable.

     Outstanding Options. The number of shares acquirable pursuant to stock options that will be awarded to our non-employee directors under the Supplemental Stock Option Plan is not currently determinable. As of December 31, 2000, options to purchase an aggregate of 167,400 shares had been granted under the plan to our non-employee directors as follows: Gerald E. Bisbee, Jr., Ph.D., options to purchase 25,400 shares; Edward Connors, options to purchase 30,400 shares; Richard Dessimoz, options to purchase 25,400 shares; Thomas W. Hodson, options to purchase 27,900 shares; William A. Knaus, M.D., options to purchase 27,900 shares and Lawrence S. Lewin, options to purchase 30,400 shares. As of December 31, 2000, options to purchase 145,340 shares of common stock were outstanding under the Supplemental Stock Option Plan. Pursuant to the Supplemental Stock Option Plan, options to purchase 22,060 shares originally granted under the plan have expired.

     Increase Number of Shares Reserved for Issuance. As of December 31, 2000, 250,000 shares were available for future awards. The Board has adopted, subject to stockholder approval, a proposal that the plan be amended and restated to increase the aggregate number of shares of common stock that may be issued under the plan by 250,000 shares from 250,000 to 500,000 shares thereby assuring that sufficient shares are available for future grants.

     If the Board's proposal is approved by stockholders, the Supplemental Stock Option Plan of APACHE Medical Systems, Inc. will be amended and restated effective January 1, 2001.

                         RATIFICATION OF APPOINTMENT OF
                          INDEPENDENT PUBLIC AUDITORS

                                  (PROPOSAL 5)

INDEPENDENT ACCOUNTANTS FOR 2001

     The Board, upon the recommendation of its Finance and Audit Committee, has selected Ernst & Young LLP to audit our accounts for the fiscal year ending December 31, 2000. Such firm has reported that none of its members has any direct financial interest or material indirect financial interest in us. Currently, our Finance and Audit Committee is composed of Messrs. Bisbee, Baldwin and Lewis and has responsibility for recommending the selection of auditors.

     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is necessary to ratify the Board's selection of Ernst & Young LLP to audit our accounts for the fiscal year ending December 31, 2000. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Fiscal 2000 Audit Firm Fee Summary. During fiscal year 2000, we retained our principal auditor, Ernst & Young LLP, to provide services in the following categories and amounts:

Audit Fees..................................................  $100,000
Audit-Related Services Fees(1)..............................    10,000
Nonaudit Related Services Fees(2)...........................    25,000
                                                              --------
     Total Fees.............................................  $135,000

---------------
(1) Audit-related services generally include fees for Securities and Exchange Commission registration statements and quarterly reviews.

(2) Nonaudit related services fees generally include fees for tax preparation services.

     The Audit Committee has determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS.

                      DEADLINE FOR STOCKHOLDERS PROPOSALS

     Proposals of stockholders intended for inclusion in our proxy statement relating to the 2002 Annual Meeting must be received at our offices (addressed
to the attention of the Secretary) not later than [               ]. Any such
proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Any stockholder proposal not included in the proxy materials we disseminate for our 2001 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after
[               ]. Management proxies will be authorized to exercise
discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) we receive notice of such proposal by
[               ] and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii)
under the Exchange Act are met.

                             ADDITIONAL INFORMATION

     Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     We will bear the expenses in connection with the solicitation of proxies. Solicitation will be made by mail, but may also be made by telephone, personal interview, facsimile or personal calls by our officers, directors or employees who will not be specially compensated for such solicitation. We may request brokerage houses and other nominees or fiduciaries to forward copies of our proxy statement and Annual Report to Stockholders to beneficial owners of common stock held in their names, and we may reimburse them for reasonable out-of-pocket expenses incurred in doing so. We have retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $4,500, plus reimbursement for reasonable out of pocket expenses.

     This proxy statement incorporates by reference our asset purchase agreement with Cerner, a copy of which is attached to this proxy statement as Appendix A, and our Annual Report on Form 10-K for the year ended December 31, 2000. Upon your written or oral request, we will send you by first class mail or other equally prompt means within one business day of receipt of your request a copy of our Annual Report on Form 10-K (excluding exhibits). You may direct such request to Gerald E. Bisbee, Jr., Ph.D., our Secretary at (703) 847-1400 or in writing to Dr. Bisbee at Apache Medical Systems, Inc., 1650 Tysons Boulevard, Suite 300, McLean, Virginia 22102.

                                          By Order of the Board

                                          /s/ GERALD E. BISBEE, JR., PH.D.
                                          --------------------------------------
                                          Gerald E. Bisbee, Jr., Ph.D.
                                          Secretary and Chairman of the Board
McLean, Virginia
[               ]

         STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY
          AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                   APPENDIX A

                            ASSET PURCHASE AGREEMENT

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                               CERNER CORPORATION

                                      AND

                          APACHE MEDICAL SYSTEMS, INC.

                                 APRIL 7, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I -- PURCHASE AND SALE OF ASSETS....................    1
   1.1   Sale of Purchased Assets...........................    1
   1.2   Excluded Assets....................................    2
ARTICLE II -- PURCHASE PRICE AND ASSUMED OBLIGATIONS........    2
   2.1   Purchase Price.....................................    2
   2.2   Post-Closing Adjustment............................    2
   2.3   Allocation of Purchase Price.......................    3
   2.4   Assumption of Liabilities..........................    3
   2.5   Excluded Liabilities...............................    3
ARTICLE III -- REPRESENTATIONS AND WARRANTIES...............    4
   3.1   Representations and Warranties of Seller...........    4
   3.2   Representations and Warranties of Buyer............   11
ARTICLE IV -- RIGHTS AND OBLIGATIONS PENDING THE CLOSING....   12
   4.1   Access to Property and Information.................   12
   4.2   Ordinary Course of Business........................   12
   4.3   No Solicitation....................................   13
   4.4   Consents of Third Parties..........................   13
   4.5   Information........................................   14
   4.6   Further Assurances.................................   14
   4.7   Compliance; Commercially Reasonable Efforts........   14
   4.8   Notice of Breach...................................   14
   4.9   Delivery of Corporate Documents and Keys...........   14
   4.10  Monthly Financial Statements.......................   14
   4.11  No Action..........................................   15
ARTICLE V -- ADDITIONAL AGREEMENTS..........................   15
   5.1   Access to Records..................................   15
   5.2   Covenant Not to Compete............................   15
   5.3   Post-Closing Remissions............................   16
   5.4   Change of Corporate Name...........................   16
   5.5   Brokers or Finders.................................   16
   5.6   Restricted Agreements..............................   16
   5.7   Transition Services................................   16
   5.8   Tax Information and Assistance.....................   16
ARTICLE VI -- CONDITIONS PRECEDENT..........................   17
   6.1   Conditions of Obligations of All Parties...........   17
   6.2   Conditions of Obligations of Buyer.................   17
   6.3   Conditions of Obligations of Seller................   18
ARTICLE VII -- TERMINATION PRIOR TO CLOSING DATE............   19
   7.1   Termination........................................   19
   7.2   Effect of Termination..............................   19
ARTICLE VIII -- THE CLOSING.................................   19
   8.1   Closing Date and Location..........................   19
   8.2   Deliveries by Seller...............................   19
   8.3   Deliveries by Buyer................................   20

                                                              PAGE
                                                              ----
ARTICLE IX -- INDEMNIFICATION AND PROCEDURES................   20
   9.1   Indemnification by Seller..........................   20
   9.2   Indemnification by Buyer...........................   20
   9.3   Resolution of Claims...............................   21
   9.4   Indemnification Basket.............................   21
   9.5   Indemnity Payments.................................   21
   9.6   Payment............................................   21
ARTICLE X -- GENERAL PROVISIONS.............................   21
  10.1   Notices............................................   21
  10.2   Interpretation.....................................   22
  10.3   Survival...........................................   22
  10.4   Counterparts.......................................   22
  10.5   Entire Agreement; No Third Party Beneficiaries.....   22
  10.6   Governing Law......................................   23
  10.7   No Remedy in Certain Circumstances.................   23
  10.8   Assignment.........................................   23
  10.9   Amendment..........................................   23
  10.10  Waiver.............................................   23
  10.11  Confidentiality....................................   23
  10.12  Publicity..........................................   23
  10.13  Dispute Resolution.................................   23
ARTICLE XI -- DEFINITIONS...................................   24
  11.1   Definitions........................................   24
EXHIBITS:
  Exhibit A -- Employment Agreement
  Exhibit B -- Employment Agreement (Violet Shaffer)
  Exhibit C -- Opinion of Counsel

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT dated as of April 7, 2001 (the "Agreement"), by and between CERNER CORPORATION, a Delaware corporation ("Buyer"), and APACHE MEDICAL SYSTEMS, INC., a Delaware corporation ("Seller").

     WHEREAS, Buyer and Seller each have determined that it is in the best interests of their respective shareholders for Buyer to purchase and assume certain assets and liabilities of Seller on the terms and subject to the conditions of this Agreement (the "Acquisition");

     WHEREAS, Seller is engaged in the business of providing (a) clinically based decision support information systems consisting of patient-specific, concurrent and predictive outcomes information at the point of care that can be used to assist in making clinical and resource utilization decisions and related research and consulting services and (b) data collection and reporting of clinical data for HIV/AIDS patients, in each case to the healthcare industry (the "Business"); and

     WHEREAS, Seller has recently elected to engage in the business of medical coding products and services to the healthcare industry (the "New Business"); and

     WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

     1.1 Sale of Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, receive and accept from Seller, as they exist on the Closing Date, the Business, the goodwill of Seller relating to the Business and the assets and properties owned or leased by Seller, including without limitation the following, other than the Excluded Assets (collectively, "Purchased Assets"):

          (a) All accounts and contracts receivable together with the related reserve for bad debt (except Accounts Receivable that are not Current as of the Closing Date and the related reserve for bad debt shall be Excluded Assets), all proceeds from insurance claims and prepaid expenses, other prepaid items and other similar assets relating to the operation of the Business (including any refunds derived from or related to any such prepaid items);

          (b) All right, title and interest of Seller in and to any tangible personal property, machinery, equipment, tools, computers, computer peripherals, furniture and fixtures;

          (c) All right, title and interest of Seller, as lessee, in and to any leased personal property;

          (d) All right, title and interest of Seller in and to any of the Intellectual Property Assets;

          (e) Except with respect to the Excluded Contracts, all of the right, title and interest of Seller in and to all uncompleted portions of Contracts as existing on the Closing Date as any of the foregoing may be amended in the Ordinary Course of Business between the date hereof and the Closing Date;

          (f) All of the right, title and interest of Seller in and to all uncompleted portions of Customer Contracts and other agreements and arrangements with its suppliers and customers, as well as any and all lists which Seller may have available of customers or potential customers of services or products;

          (g) All supplies and sundry items, including telephone numbers, keys and lock combinations, customer records, and except as provided in Section 1.2, books and records relating to the operation of the Business and the Purchased Assets acquired and any obligations assumed pursuant hereto (including copies of all customer files, customer lists, supplier records and records relating to Accounts Receivable);

          (h) Copies of all employment agreements with any, and copies of personnel records and payroll records for all Employees (other than Retained Employees) employed by Purchaser as of the Closing Date; and

          (i) To the extent transferable, all of Seller's rights under Seller Permits.

     1.2 Excluded Assets. The following assets shall not be included in the Purchased Assets to be sold or acquired pursuant to this Agreement (collectively, "Excluded Assets"):

          (a) the New Business, the goodwill of Seller relating to the New Business and the assets and properties owned or leased by Seller related to the New Business as set forth on Schedule 1.2(a), which schedule will be updated as promptly as practicable to update any changes with respect to the New Business;

          (b) All cash, cash equivalents and short term investments as set forth on the Closing Date Balance Sheet consistent with the calculation on the Baseline Balance Sheet;

          (c) Deed of Lease dated as of August 16, 1999 between Tysons II Development Co. Limited Partnership, as landlord, and Seller, as tenant (the "Deed of Lease");

          (d) Contracts between or among the Seller and its Affiliates other than any open accounts or notes payable with respect to debts or obligations of such Affiliates owed to Seller;

          (e) Copies of any stock books, stock ledgers, minute books, corporate seal or other corporate records; original books of account and accountant's audit and review records; and copies of books and records relating to Taxes for all periods prior to the Closing Date; and

          (f) rights to indemnity, contribution and recoupment from third parties with respect to the Excluded Liabilities;

          (g) the tangible personal property, equipment, furniture and fixtures listed on Schedule 1.2(g);

          (h) The Excluded Contracts set forth on Schedule 1.2(h), which schedule will be updated as promptly as practicable to update any changes with respect to the New Business; and

          (i) Accounts Receivable that are not Current as of the Closing Date.

                                   ARTICLE II

                     PURCHASE PRICE AND ASSUMED OBLIGATIONS

     2.1 Purchase Price. At the Closing, Buyer shall pay the purchase price (the "Purchase Price") for the Purchased Assets of $3,550,000, less the Holdback Amount, by wire transfer of immediately available funds to Seller's Account pursuant to the wire transfer instructions to be provided prior to Closing. The Holdback Amount shall be delivered by Buyer to the escrow agent (the "Escrow Agent") to be mutually agreed to by the parties. The Holdback Amount shall be held in escrow by the Escrow Agent in accordance with the terms of a mutually agreeable escrow agreement (the "Escrow Agreement") and shall be distributed as provided therein. The Escrow Agreement shall expire on October 31, 2001 unless extended in accordance with the terms of the Escrow Agreement.

     2.2 Post-Closing Adjustment. Seller has prepared a proforma unaudited balance sheet as of February 28, 2001 (the "Baseline Balance Sheet Date"), which is attached hereto as part of Schedule 3.1(d) (the "Baseline Balance Sheet"), in accordance with GAAP and on a basis consistent with that of the audited balance sheet of the Seller as of December 31, 2000, attached hereto as part of Schedule 3.1(d). In addition, Schedule 2.2 sets forth Seller's and Buyer's calculation of the net liabilities assumed. Not later than thirty (30) days after the Closing Date, Seller shall prepare in accordance with GAAP on a basis consistent with the Baseline Balance Sheet (provided that Accounts Receivable shall exclude items over 120 days) a balance sheet of the Seller as of the Closing Date (the "Closing Date Balance Sheet"), as well as a revised calculation of the net liabilities assumed based on the Closing Date Balance Sheet and prepared on a basis consistent with

Schedule 2.2, both of which shall be delivered to Buyer. In the event of a dispute between Buyer and Seller involving the Closing Date Balance Sheet, Buyer and Seller shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Buyer and Seller are unable to resolve the dispute, Buyer and Seller shall promptly jointly engage a mutually agreeable independent accounting firm to determine and report to Buyer and Seller upon such remaining disputed items. The fees and disbursements of the accounting firm shall be allocated equally between the Buyer and the Seller. The determination of the accounting firm shall be final and binding upon Buyer and Seller.

     Following delivery of the Closing Date Balance Sheet and the revised calculation of the net liabilities assumed, the Purchase Price shall be adjusted as follows:

          (a) if there is a decrease in the net liabilities assumed (excluding any reduction in the deferred revenue amount and any increase in capitalized software costs), the Purchase Price will be increased by the amount of decrease, if the absolute value of the decrease is greater than 5% of the net liabilities assumed as set forth on Schedule 2.2. If the absolute value of the decrease in the net liabilities assumed is less than or equal to 5% of the net liabilities assumed as set forth on Schedule 2.2, then there will be no increase in the Purchase Price.

          (b) if there is an increase in the net liabilities assumed, the Purchase Price will be decreased by the amount of increase, if the increase is greater than 5% of the net liabilities assumed as set forth on Schedule
     2.2. If the increase in the net liabilities assumed is less than or equal to 5% of the net liabilities assumed as set forth on Schedule 2.2, then there will be no decrease in the Purchase Price.

All amounts payable by the Seller as a result of any adjustments to the Purchase Price shall be payable first out of the Holdback Amount. Any and all amounts payable by the Buyer as a result of any adjustments to the Purchase Price shall be payable by wire transfer of immediately available funds to Seller's Account pursuant to the wire instructions delivered prior to Closing. Any amounts payable to either party hereto shall be paid within three Business Days of the determination of such amounts pursuant to subsections (a) and (b) above.

     2.3 Allocation of Purchase Price. The Purchase Price and Assumed Liabilities shall be allocated in accordance with their fair market value to be mutually agreed on within thirty (30) days after the Closing Date (the "Allocation Statement"). Buyer and Seller shall file and cause to be filed all Returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement.

     2.4 Assumption of Liabilities. As of the Closing Date, Buyer shall assume, become liable for and agree to pay, discharge and perform, as the case may be, only the following Liabilities, which shall not include Excluded Liabilities (collectively, "Assumed Liabilities"):

          (a) Liabilities reflected on Schedule 2.4(a); and

          (b) Liabilities disclosed on Schedule 2.4(b) arising in the Ordinary Course of Business and which are incurred after the Audited Balance Sheet Date but prior to the Closing Date.

     2.5 Excluded Liabilities. Buyer shall not assume or in any way be liable or responsible for any obligation or liability of Seller of any kind or nature whatsoever not expressly assumed pursuant to this Agreement, including, without limitation, the following (the "Excluded Liabilities"):

          (a) Any Damages arising under the Customer Contracts that were completely performed prior to the Closing Date;

          (b) With respect to any Customer Contracts that were partially performed prior to the Closing Date, any Damages to the extent they arise from actions or omissions to act occurring prior to the Closing Date;

          (c) Any Damages to Affiliates of Seller in any capacity;

          (d) Any Liabilities for Taxes incurred by the Seller, including without limitation, any Taxes resulting from the sale of the Purchased Assets under this Agreement or any dividend or distribution by Seller;

          (e) Except pursuant to Section 5.9, any Liabilities or Damages with respect to the Deed of Lease, including the deferred rent benefit;

          (f) Any Liabilities or Damages with respect to restructuring costs as set forth in the Baseline Balance Sheet, including severance costs for employees previously terminated;

          (g) Any Liabilities or Damages with respect to the Employees to the extent they arise from acts or omissions occurring prior to the Closing Date;

          (h) Any Liabilities or Damages with respect to the Retained Employees, as set forth on Schedule 2.5(h) or other Employees not otherwise employed by Buyer;

          (i) Any Liabilities or Damages with respect to Benefit Plans, including but not limited to the pension plan related to the merger of a wholly-owned subsidiary of Seller with National Health Advisors, Ltd. on June 2, 1997;

          (j) Any Liabilities or Damages with respect to any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, including those disclosed on Schedule 5.6;

          (k) Any Liabilities or Damages with respect to Seller's director's and officers' insurance policy;

          (1) Any liabilities or Damages with respect to Seller's discontinued product reserve; and

          (m) Any Liabilities or Damages with respect to the New Business, including but not limited to any contracts related thereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

          (a) Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. Seller has heretofore made available to Buyer complete and correct copies of the Amended and Restated Certificate of Incorporation, Bylaws and all other organizational documents of Seller.

          (b) Capital Structure. As of the date hereof, the authorized equity securities of Seller consist of 30,000,000 shares of Seller Common Stock and 30,000,000 shares of Seller Preferred Stock. On the date hereof, 8,966,966 shares of Seller Common Stock and no shares of Seller Preferred Stock were issued and outstanding, fully paid and nonassessable.

          (c) Authority; No Conflict. Seller has all requisite corporate power and authority to enter into this Agreement and, subject to the Seller Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Seller Shareholder Approval, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth in Schedule 3.1(c) with respect to Contracts which would require a Consent to the assignment thereof, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a Lien, pledge, security interest or other encumbrance on assets or property, right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation") pursuant to, any provision of the Amended and Restated Certificate of Incorporation or Bylaws of Seller or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other Contract, Seller Permit, concession, franchise, license, or, to Seller's Knowledge, Law applicable to Seller or its properties or assets. No Consent from any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

          (d) Financial Statements. Schedule 3.1(d) includes audited consolidated balance sheets (the "Audited Balance Sheets") of the Seller as at December 31, in each of the years 1998, 1999 and 2000 and the related audited consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon of Ernst & Young LLP, independent certified public accountants, for 1998, 1999 and 2000. Such financial statements and notes fairly present the financial position and the results of operations, changes in shareholders' equity, and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; and the financial statements referred to in this Section 3.1(d) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. In addition, attached to Schedule 3.1(d) is the Baseline Balance Sheet, which fairly presents the pro forma financial position of Seller as of the Baseline Balance Sheet Date, in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of notes.

          (e) Compliance with Applicable Laws. Seller holds all Seller Permits and, to Seller's Knowledge, is in compliance with the terms of the Seller Permits. Except as set forth in Schedule 3.1(e), to Seller's Knowledge, the Business of Seller is not being conducted in violation of any Law. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Seller is pending or, to Seller's Knowledge, Threatened.

          (f) Legal Proceedings; Orders.

             (i) Disclosed on Schedule 3.1(f) is each Proceeding:

                (A) that has been commenced by or against Seller or that otherwise relates to or may affect the Business of, or any of the assets owned or used by, Seller; or

                (B) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the transactions contemplated hereby.

          Except as disclosed on Schedule 3.1(f), to Seller's Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered or made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.1(f). The Proceedings listed in Schedule 3.1(f) will not have a material adverse effect on the Business, the Purchased Assets, or the Seller's condition (financial or otherwise) or results of operations.

             (ii) There is no Order to which Seller or any of the Purchased Assets, is subject; and no officer, director, or, to Seller's Knowledge, Employee or agent of Seller is subject to any Order that prohibits such officer, director, agent or Employee from engaging in or continuing any conduct, activity or practice relating to the Business of Seller.

          (g) Taxes. Except as disclosed on Schedule 3.1(g), Seller has filed all Returns required to be filed or any extensions related thereto and has paid or has set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns and the Baseline Balance Sheet reflects an adequate reserve for all Taxes payable by Seller accrued through the Baseline Balance Sheet Date. The unpaid Taxes of Seller, which have accrued as of the Baseline Balance Sheet Date, do not exceed the reserve for accrued tax liability (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth or included in such financial statements, after taking into account all other timing differences. Except as disclosed on Schedule 3.1(g), all deficiencies for any Taxes which have been proposed, asserted or assessed against Seller have been fully paid, or are fully reflected as a liability in the Baseline Balance Sheet, or are being contested and an adequate reserve therefore has been established and is fully reflected in such financial statements.

          (h) Title to Properties; Encumbrances. Seller does not own any interests in real property other than the leasehold interests through the Deed of Lease. Seller has good and marketable title to the Purchased Assets, free and clear of all Encumbrances, except for Encumbrances (i) for Taxes not yet due and payable, (ii) reflected on Schedule 3.1(h) or (iii) in connection with this Agreement.

          (i) Condition and Sufficiency of Assets. The Seller's equipment, machinery, computers, computer peripherals and fixtures (other than those listed on Schedule 3.1(i)) are generally in good operating condition and repair (except for ordinary wear and tear), and are adequate for the uses to which they are being put, and such equipment, machinery, computers, computer peripherals and fixtures are generally not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

          (j) Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are Current and, to the Seller's Knowledge, collectible in accordance with past custom and practice in their recorded amounts, net of any reserves set forth on the Baseline Balance Sheet. Schedule 3.1(j) contains a complete and accurate list of all aged billed Accounts Receivable as of February 28, 2001, which list sets forth the aging of such Accounts Receivable.

          (k) Benefit Plans. Schedule 3.1(k) hereto contains a true and complete list of each Benefit Plan. With respect to the Benefit Plans, individually and in the aggregate, Seller has made available to Buyer a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, if any, (b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan, and (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

          (l) Absence of Certain Changes or Events. Except with respect to the Seller's commencement of the New Business as disclosed in Schedule 3.1(l) (which activity shall not affect the Purchased Assets), or reflected in the Baseline Balance Sheet and the financial statements, or except as contemplated by this Agreement, since the Baseline Balance Sheet Date, Seller has conducted its respective businesses only in the Ordinary Course of Business, and there has not been:

             (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Seller's capital stock or any payment to holders of options;

             (ii) any amendment to the Amended and Restated Certificate of Incorporation, Bylaws or other organizational documents of Seller; or of any term of any outstanding security of Seller;

             (iii) any change in the authorized, issued or outstanding capital stock of Seller, grant of any stock option or right to purchase shares of capital stock of Seller, grant of any registration rights, or repurchase, redemption or other acquisition by Seller of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seller;

             (iv) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices;

             (v) any creation or assumption by Seller of any Lien on any Purchased Asset other than in the Ordinary Course of Business;

             (vi) any making of any loan, advance or capital contributions to or any investment in any other person, except for advances to Employees in the Ordinary Course of Business;

             (vii) any change in any method of accounting or accounting practice by Seller except for any such change required by reason of a concurrent change in applicable requirements of GAAP;

             (viii) except in the Ordinary Course of Business, any (a) grant of any severance or termination pay to any director, officer or Employee of Seller, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or Employee (other than a Retained Employee) of Seller, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (d) increase in compensation, bonus or other benefits payable to directors, officers or Employees (other than a Retained Employee) of Seller;

             (ix) any damage to or destruction or loss of any Purchased Asset of Seller, whether or not covered by insurance, adversely affecting the Business, the Purchased Assets, or the Seller's condition (financial or otherwise) or results of operations (for purposes of this provision, the determination of whether there has been an adverse effect on Seller's condition (financial or otherwise) and/or results of operations shall take into account consideration of, among other things, utilization rate, revenue run rate, operating profit margin and net profit margin);

             (x) any cancellation or waiver of any claims or rights including without limitation any cancellation or waiver of any claims or rights under or pursuant to any Customer Contract with a value to Seller in excess of $10,000 individually or $50,000 in the aggregate;

             (xi) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business) individually or in the aggregate which is reasonably likely to have a material adverse affect on the Business, the Purchased Assets, or the Seller's condition (financial or otherwise) or results of operations; or

             (xii) any Contract by Seller to do any of the foregoing.

          (m) Contracts; No Defaults. Schedule 3.1(m) sets forth a complete and accurate list, and Seller has delivered to Buyer(or will deliver to Buyer as promptly as practicable after the execution of this Agreement) or Buyer has had an opportunity to review true and complete copies, of:

             (i) each Applicable Contract that involves future performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

             (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves future expenditures or receipts of Seller in excess of $10,000;

             (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property;

             (iv) each licensing agreement or other Applicable Contract with respect to Intellectual Property Assets, including agreements with consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets and the form of Employment Agreement previously delivered to Buyer that is used for Seller's current and former employees;

             (v) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

             (vi) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Seller or any Affiliate of Seller or limit the freedom of Seller or any Affiliate of Seller to engage in any line of business or to compete with any Person;

             (vii) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than (i) direct payments for goods, or (ii) any plan for the payment of bonuses to Employees of Seller;

             (viii) each power of attorney that is currently effective and outstanding;

             (ix) each Applicable Contract for future capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

             (x) each written warranty, guaranty, and or other similar undertaking with respect to the Applicable Contracts extended by Seller other than in the Ordinary Course of Business; and

             (xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          Except as set forth in Schedule 3.1(m), each Contract identified or required to be identified in Schedule 3.1(m) is in full force and effect. Seller is not a party to any collective bargaining agreement or any other Contract to or with any labor union or other employee representative of a group of employees. Except as set forth in Schedule 3.1(m), (i) Seller is, and at all times since the Baseline Balance Sheet Date has been, in material compliance with all applicable terms and requirements of each Contract listed on Schedule 3.1(m); (ii) to Seller's Knowledge, each other Person that has or had any obligation or liability under any Contract under which Seller has or had any rights is, and at all times since the Baseline Balance Sheet Date has been, in material compliance with all applicable terms and requirements of such Contract. Each of the Employees listed on
     Schedule 3.1(p) has executed a confidentiality agreement substantially in the form attached to Schedule 3.1(m). Schedule 3.1(m) also lists each employment agreement between the Employees listed on Schedule 3.1(p) and the Seller.

          (n) Insurance. Schedule 3.1(n) sets forth a true and accurate list of all policies of insurance maintained by Seller relating to the Purchased Assets in effect as of the date hereof (the "Policies"). Each of the Policies are in full force and effect and the premiums therefor have been paid currently. Seller has provided Buyer with or made available to Buyer true and complete copies of each of the Policies. Seller has not received
     (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any Policy is no longer in full force or effect or will not be renewed or that the issuer of any Policy is not willing or able to perform its obligations thereunder.

          (o) Environmental Matters. With respect to the ownership and operation of the Business:

             (i) Seller and all of the properties leased by Seller are in compliance with all Environmental Laws; and

             (ii) there are no present actions, or to Seller's Knowledge any past actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal of any Hazardous Material, that could form the basis of any claim against, or violation by Seller pursuant to any Environmental Law.

          (p) Employees.

             (i) Schedule 3.1(p) contains a complete and accurate list of the following information for each Employee (other than Retained Employees) or director of Seller, including each Employee on leave of absence or that Seller currently intends to place on layoff status: employer; name; job title; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under any retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan of Seller, which Schedule shall be supplemented as of the Closing Date to reflect any changes subsequent to the date hereof.

             (ii) To Seller's Knowledge, no Employee or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (a) the performance of his duties as an Employee or director of Seller, or (b) the ability of Seller to conduct its Business, including any Proprietary Rights Agreement with Seller by any such Employee or director. To Seller's Knowledge, no director, officer, or other key employee (other than Retained Employee) of Seller intends to terminate his employment with Seller prior to Closing.

          (q) Intellectual Property.

             (i) Intellectual Property Assets. The term "Intellectual Property Assets" includes the following which is owned, used, or licensed by Seller as licensee or licensor:

                (A) the names and marks "APACHE," "It's all about the patient," "APACHE best care," "HIV Insight," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications therefor as well as the goodwill of the business associated therewith (collectively, "Marks");

                (B) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patent Rights");

                (C) all copyrightable works in both published works and unpublished works registered and unregistered, including, without limitation, any software (collectively, "Copyrights"); and

                (D) trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of Seller, including but not limited to: computer programs; databases (including item files and classification schemes); unpatented or unpatentable inventions; ideas, discoveries or improvements; know-how, procedures, methodologies, machines, lectures, manuals, reports, illustrations, plans, designs, proposals, programming aids, flow charts, algorithms, schematics; marketing, manufacturing, or organizational research and development results and plans; business and strategic plans; sales forecasts and plans; catalogues, documentation and books; personnel information, including the identity of other Employees of Seller, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions (collectively, "Trade Secrets").

             (ii) Agreements. Schedule 3.1(m) contains a complete and accurate list and summary description, including any royalties paid or received by Seller pursuant thereto of all Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

             (iii) Know-How Necessary for the Business. The Marks, Patent Rights, Copyrights and Trade Secrets are all those necessary for the operation of the Business as currently conducted. Seller is either (i) the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets or (ii) has sufficient rights to use such Intellectual Property Assets under a valid and enforceable license agreement as described in Schedule 3.1(q)(iii). Except as set forth in
        Schedule 3.1(q), all former and current Employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business after such time as such Employees became employed by Seller. To Seller's Knowledge, no Employee of Seller has entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires the

        Employee to transfer, assign, or disclose information concerning his work to anyone other than Seller.

             (iv) Patent Rights. Seller does not own or license any Patent Rights and has not filed any applications for a patent. None of the products manufactured and sold or services rendered, nor any process or know-how used, by Seller infringes or, to Seller's Knowledge, is alleged to infringe any patent or other proprietary right of any other Person.

             (v) Trademarks.

                (A) Schedule 3.1(q) contains a complete and accurate list and summary description of all Marks including the dates of first use of each such Mark and samples evidencing the manner in which the Mark has been used.

                (B) All Marks that have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable.

                (C) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with respect to any of the Marks.

                (D) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                (E) To Seller's Knowledge no Mark is infringed or, has been challenged or Threatened in any way. To Seller's Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                (F) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

             (vi) Copyrights. Except as set forth on Schedule 3.1(q)(vi), Seller does not own or license any Copyrights that are material to its Business or the Purchased Assets. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

             (vii) Trade Secrets.

                (A) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it to those Employees listed on Schedule 6.2(d) hereto and to allow its full and proper use without reliance on the knowledge or memory of any Retained Employee.

                (B) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

                (C) The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Seller. No adverse claim to any Trade Secret has been asserted. To Seller's Knowledge, no Trade Secret is subject to any adverse claim, has been challenged or Threatened in any way or infringes any proprietary right of any other Person.

          (r) Certain Payments. None of Seller, any director or officer of Seller, or to Seller's Knowledge, any agent or Employee of Seller or any other Person associated with or acting for or on behalf of Seller, has directly or indirectly, (a) in violation of any Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or
     (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller, or to Seller's Knowledge,

     (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

          (s) No Undisclosed Liabilities. Except as disclosed in Schedule 3.1(s), there are no liabilities of Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities provided for in the Baseline Balance Sheet; (ii) liabilities incurred in the Ordinary Course of Business consistent with past practice since the Baseline Balance Sheet Date; and (iii) liabilities under this Agreement.

          (t) Disclosure.  None of the financial statements referred to in
     Section 3.1(d) above (including the notes thereto, if any), or any representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to Buyer in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein in light of the circumstances in which they were made not misleading.

          (u) Required Vote and Waiver. The only vote or waiver of rights of the holders of any class or series of capital stock of Seller required by law, rule or regulation to approve and adopt this Agreement and/or any of the other transactions contemplated hereby (collectively, the "Seller Shareholder Approval") is the affirmative vote of the holders of more than fifty percent of the outstanding shares of Common Stock in favor of the approval and adoption of this Agreement.

          (v) Board Approval. Upon recommendation of the Special Committee of the Seller's board of directors, the Seller's board of directors has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, are advisable and in the best interests of Seller and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such shareholders that they vote in favor of adopting and approving this Agreement at a special meeting of the shareholders of Seller duly held for such purpose ("Seller Board of Director Approval").

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          (a) Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except to the extent that the enforcement hereof may be limited by
     (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, conflict with, or result in any Violation pursuant to, any provision of the Certificate of Incorporation or Bylaws of Buyer or, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, or, to Buyer's Knowledge, Law applicable to Buyer or its properties or assets. No Consent, from any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

          (c) Litigation. There is no suit, action or proceeding pending, or, to Buyer's Knowledge, Threatened against or affecting Buyer which is reasonably likely to prevent Buyer from consummating the transactions contemplated by this Agreement, nor is there any Order outstanding against Buyer which is reasonably likely to have such effect.

          (d) Disclosure. No representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to Seller in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein in light of the circumstances in which they were made not misleading.

                                   ARTICLE IV

                   RIGHTS AND OBLIGATIONS PENDING THE CLOSING

     During the period commencing on the date hereof and ending on the Closing
Date:

          4.1 Access to Property and Information. Buyer and its counsel, accountants, auditors and representatives shall have full access during normal business hours to the facilities of Seller and to its books, records, Contracts and documents concerning the Business and the Purchased Assets that may reasonably be requested, provided that such inspections will not unreasonably disrupt Seller's Business or Employees and Seller receives reasonable advance notice of such inspections.

          4.2 Ordinary Course of Business. Seller will conduct the Business diligently but only in accordance with applicable Laws in the Ordinary Course of Business and will seek to maintain the Business, the Employees, customers and the Purchased Assets using commercially reasonable efforts, except for matters arising in the Ordinary Course of Business or any other matter resulting solely from the occurrence of this Acquisition or the prospect thereof if not otherwise inconsistent with any explicit representation or warranty set forth herein. Without limiting the foregoing, Seller will not, without Buyer's prior written consent, undertake any of the following actions:

             (a) sell, assign, transfer, lease or otherwise dispose of, or purchase or acquire, any Purchased Assets or any interest therein except in the Ordinary Course of Business;

             (b) amend, waive or modify any existing Contract other than the Deed of Lease (as provided in Section 5.9) or in the Ordinary Course of Business or except as may be necessary solely to permit the assignment thereof to Buyer;

             (c) enter into any new agreement or obligation, or incur any liability, with or to any Affiliate of Seller, or except for a new office lease commencing on the Closing Date and relating to the New Business, or in the Ordinary Course of Business, with or to any other Person, provided that Seller will not submit any bid or enter into any contract with a customer billed on an hourly basis involving total estimated revenues in excess of $10,000, or any contract with a customer that is either billed on a fixed price basis or on an hourly basis with a prescribed limit on aggregate fees or expenses involving total estimated revenues in excess of $10,000 for each such contract or $50,000 for all such contracts, without, in any such case, Buyer's prior review and consent, which consent shall not be unreasonably withheld;

             (d) make or permit to be made any increase or decrease in the rate of compensation payable or to become payable to any Employees by Seller;

             (e) amend any insurance or other plan for the benefit of the Employees except as necessary in connection with the Acquisition;

             (f) make any change in its sales, credit or collection terms and conditions;

             (g) (i) incur any Liability or assume, guarantee, endorse or otherwise become responsible for the Liabilities of any other Person (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the Ordinary Course of Business; (ii) discharge or satisfy any Lien or pay any Liability (whether absolute, accrued, contingent or otherwise), other than in the Ordinary Course of Business; (iii) mortgage, pledge, create or subject to a Lien any of the Purchased Assets,; (iv) sell, assign, transfer, lease or otherwise dispose of any of the Purchased Assets, except in the Ordinary Course of Business, or acquire any of the Purchased Assets or any interest therein except in the Ordinary Course of Business; (v) amend, terminate, waive or release any rights or cancel any debt owing to or claim by Seller; and (vi) except pursuant to Section 5.9, transfer or grant any rights under any Contracts or to any of the Intellectual Property Assets;

             (h) use, operate, maintain or repair Purchased Assets other than in accordance with customary industry practices;

             (i) do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Contract;

             (j) permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or modified or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation, replacement policies providing substantially the same coverage are in full force and effect;

             (k) fail to pay when due (i) any trade accounts payable, (ii) any payments required by any financing agreements, loan agreements or similar agreements or (iii) any Taxes;

             (l) maintain its books, accounts and records in any manner other than the usual, regular and ordinary manner, on a basis consistent with prior years and in a business-like manner in accordance with sound commercial practice;

             (m) enter into any transaction or make any agreement or commitment, take or refrain from taking any action, permit any event to occur, in each case which would result in any of the representations, warranties or covenants of Seller contained in this Agreement not being true and correct at and as of the Closing Date.

             Notwithstanding the foregoing, Buyer hereby acknowledges that Seller has recently elected to engage in the New Business and that Seller has entered into discussions with multiple parties regarding the acquisition of assets related to the New Business or the stock of companies which are engaged in the New Business. Seller shall inform Buyer prior to taking all such actions in connection with the New Business. No such actions taken shall adversely affect the Purchased Assets.

          4.3 No Solicitation. From the date hereof and until the Closing Date, Seller agrees that Seller shall not and shall use commercially reasonable efforts to cause each of its representatives not to, directly or indirectly, solicit or encourage the initiation of any inquiry, proposal or offer from any person or entity (other than Buyer) relating to any Acquisition Transaction, engage in any negotiations concerning, or provide any confidential information of Seller or data to, or have any discussions with, any person relating to an Acquisition Transaction, or otherwise facilitate any effort to attempt to make or implement an Acquisition Transaction. Seller also agrees to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, Seller may engage in negotiations and have discussions regarding an Acquisition Transaction with any person the board of directors of Seller believes in good faith has the financial wherewithal to consummate such Acquisition Transaction, and that (i) the Acquisition Transaction would, if consummated, result in a transaction that is more favorable to the Seller's shareholders than the Acquisition and (ii) such Acquisition Transaction is reasonably likely to be consummated (a "Superior Transaction"). Seller shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller (and will provide Buyer with the terms of such proposal to the extent not otherwise prohibited). In the event this Agreement is terminated because the board of directors of Seller has determined in good faith to accept a Superior Transaction, Seller shall pay to Buyer $250,000 in immediately available funds.

          4.4 Consents of Third Parties. Seller will use its commercially reasonable efforts to obtain Consents from third parties for the transfer and/or assignment of the Contracts listed on Schedule 4.4.

          4.5 Information. Each party will promptly inform the other party in writing of any litigation commenced against such party with respect to (A) the transactions contemplated by this Agreement, or (B) the Business or the Purchased Assets.

          4.6 Further Assurances. Seller shall execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the Business and the Purchased Assets and the consummation of the transactions contemplated by this Agreement. Seller will cooperate with Buyer and Buyer after the Closing in clearing the title to any Business or Purchased Assets transferred to Buyer pursuant hereto in the event that Seller's title to any such Business or Purchased Assets, as of the Closing Date, shall be defective, not marketable, or nonassignable, except with respect to any Contracts not listed on Schedule 4.4. In this connection, Seller shall take all reasonable action, including but not limited to the furnishing of documents and evidences of title and assistance in the preparation and trial of any necessary litigation, to clear title to any such Business or Purchased Assets, all of which shall be at Seller's expense.

          4.7 Compliance; Commercially Reasonable Efforts.

             (a) Buyer, on the one hand, and Seller, on the other hand, agree to and shall use their respective commercially reasonable efforts to cause the conditions for their respective benefit and set forth in Article VI to be satisfied; and

             (b) Buyer, on the one hand, and Seller, on the other hand, agree to and shall use their respective commercially reasonable efforts to cause the employees to execute the employment agreements contemplated by
        Section 6.2(d) hereof and to become employed by Buyer in accordance therewith.

          4.8 Notice of Breach. Seller shall, immediately upon obtaining Seller's Knowledge, notify Buyer of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty made by Seller in this Agreement or a failure by Seller to comply or be able to comply with any covenant, condition or agreement of Seller contained in this Agreement. Buyer shall, immediately upon obtaining knowledge, notify Seller of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty made by Buyer in this Agreement or a failure by Buyer to comply or be able to comply with any covenant, condition or agreement of Buyer contained in this Agreement.

          4.9 Delivery of Corporate Documents and Keys. At or prior to the Closing, Seller shall deliver or make available to Buyer all documents and electronic and paper files and data related to the Business or the Purchased Assets, other than the Excluded Assets, related to the operation of the Business or the receivables and payables (whether current or past), original certificates of trademarks, service marks and copyrights.

          4.10 Monthly Financial Statements. After the date hereof and until the Closing, as promptly as practicable after the end of each calendar month, but in no event later than the 45th day following the end of such calendar month, Seller shall deliver to Buyer (i) an unaudited balance sheet of Seller as of the last day of such calendar month commencing with the last day of the calendar month in which the date of this Agreement falls, together with a list of all Accounts Receivable as of the end of such calendar month, which list sets forth the aging of such Accounts Receivable, (ii) an unaudited statement of results of operations and statement of cash flows of Seller for such completed calendar month and the completed portion of Seller's current fiscal year ending on the last day of such calendar month, and (iii) a certificate signed by the Seller's chief financial officer that such financial statements fairly present the financial position, the results of operations and cash flow of Seller as at the respective dates of and for the respective periods referred to in such financial statements, all in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of notes, and reflect the consistent application of such accounting principles throughout the periods involved.

          4.11 No Action. Except as contemplated by this Agreement, Seller, on the one hand, and Buyer, on the other hand, will not take or agree or commit to take any action that is reasonably likely to make any of their respective representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited), or as of the Closing Date.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Access to Records. For a period of seven (7) years after the Closing Date, Buyer shall retain all books and records relating to the Business to be transferred hereunder and shall afford Seller and its accountants and representatives reasonable access to and the ability to copy such books and records during normal business hours. For a period of seven (7) years after the Closing Date, Seller shall retain all books and records relating to the Business which will not otherwise be transferred to Buyer pursuant to this Agreement and shall afford Buyer and its accountants and representatives reasonable access to and the ability to copy such books and records during normal business hours. Upon written notice to the other parties, a party may extend the applicable retention period benefiting such party for a reasonable period of time in connection with a pending audit.

     5.2 Covenant Not to Compete.

          (a) As a material inducement to enter into this Agreement, Seller agrees that for a period of five (5) years after the Closing Date, Seller will not, directly or indirectly, anywhere within the United States of America, (i) own, manage, operate or control, or participate in the ownership, management, operation or control of, any business which is competitive with the Business, divert or attempt to divert clients, customers (whether or not such persons have done business with Seller once or more than once) or accounts of Seller (prior to the Closing Date) or Buyer (after the Closing Date); or (ii) except with respect to the Retained Employees, entice or induce or in any manner influence any person who is or shall be in the employ or service of Seller prior to the Closing Date to become employed by Seller or any other Person. Buyer acknowledges Seller may own, manage, operate or control or participate in the ownership, management or control of the New Business and such activity will not be a breach of the provisions of this Section 5.2(a);

          (b) Seller will not at any time disclose to any person other than Buyer or any of its Affiliates or use any Trade Secrets owned, possessed, licensed or used by or relating to Seller, whether or not such information is embodied in writing or other physical form;

          (c) Seller recognize that all documents and objects containing any Trade Secrets, whether developed by Seller or by someone else for Seller or any of its Affiliates, will after the Closing Date become the respective exclusive property of Buyer or any of its Affiliates, as the case may be;

          (d) Because the breach or anticipated breach of the restrictive covenant provided for in this Section 5.2 will result in immediate and irreparable harm and injury to Buyer and its Affiliates, for which they will not have an adequate remedy at law, Seller agrees that Buyer and its Affiliates shall be entitled to relief in equity to temporarily and/or permanently enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Buyer and its Affiliates may be entitled;

          (e) It is expressly understood and agreed that although Seller and Buyer consider the restrictions contained in this Section to be reasonable and necessary to protect the Business and the Purchased Assets in the context in which made, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, or if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved, and as so modified, the restrictions contained in this Section shall be binding and enforceable.

     5.3 Post-Closing Remissions. Following the Closing Date, Seller shall promptly remit to Buyer, or reimburse Buyer for, all amounts, and endorse or remit to Buyer the proceeds of all checks, drafts, notes or other documents, received by Seller, that should have otherwise been paid to Buyer.

     5.4 Change of Corporate Name. Concurrently with the Closing, Seller will change its corporate name and shall not use any other name similar to the trade names, trademarks or service marks associated with the Business to be transferred hereunder.

     5.5 Brokers or Finders. Except as set forth on Schedule 5.6 with respect to Seller, each of Buyer and Seller represents, as to itself, and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     5.6 Restricted Agreements. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any interest in any agreement (a "Restricted Agreement"), or any claim, right or benefit, or an agreement to assume any liability, obligation or commitment arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or a violation of applicable law, or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to, or any assumption by, Buyer of any interest in, or liability, obligation or commitment under, any Restricted Agreement that requires the consent of a third party shall be made subject to such consent being obtained, whether before or after the Closing Date. With respect to the Restricted Agreements for which required consents are not obtained on or prior to the Closing Date (the "Non-Transferred Restricted Agreements"), each of Buyer and Seller will, (a) use its commercially reasonable efforts to effect the transfer and assignment by Seller to Buyer of the Non-Transferred Restricted Agreements, and (b) cooperate with each other in any lawful and reasonable arrangement to provide that Buyer shall receive the benefits under Non-Transferred Restricted Agreements, including, if necessary, at the request and expense (unless any such failure of performance by a third party is due to the failure to obtain the consent of such third party to the transfer and assignment of the Non-Transferred Restricted Agreement) of Buyer, enforcing performance by any third party of its obligations in respect of such Non-Transferred Restricted Agreement; and provided that, to the extent the Parties are successful in providing all of the material benefits of any Non-Transferred Restricted Agreement to Buyer, Buyer shall pay, honor and discharge when due all liabilities, obligations and commitments of Seller related thereto to the extent due to operations conducted after the Closing Date. If a consent is received from the third party after the Closing Date, then such Non-Transferred Restricted Agreement shall immediately be assigned by Seller to and assumed by Buyer, and if the Non-Transferred Restricted Agreement is a Real Property Lease, the leasehold improvements and fixtures therein shall immediately be transferred by Seller to Buyer to the extent otherwise required by this Agreement.

     5.7 Transition Services. For a period of ninety (90) days following the Closing, at no additional cost, to the extent the Retained Employees are employed by Seller, Seller shall make available to Buyer the Retained Employees to provide accounting services and other services as reasonably requested by Buyer to facilitate the orderly transition of the Business. In addition, Buyer shall make office space available and shall make available access to phone and voice-mail system and e-mail network to Seller for a period of time not to exceed ninety (90) days following the Closing and on terms to be mutually agreed upon by the Seller and Buyer.

     5.8 Tax Information and Assistance. Seller and Buyer shall provide each other with such commercially reasonable assistance as may be requested by them in connection with the preparation of any Return, any Tax audit or other examination by any Governmental Entity, or any judicial or administrative proceedings related to liability for Taxes. Seller and Buyer shall retain and provide each other upon written request with records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant Tax returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

     5.9 Deed of Lease. Buyer acknowledges Seller is planning to terminate the Deed of Lease. Seller acknowledges Buyer is in the process of leasing real property to be utilized by Buyer after the Closing Date and Buyer may need to occupy the Deed of Lease for an interim period of time beginning on the day after the Closing and ending at such time as the new lease is available for occupancy, which shall be no later than August 1, 2001 (the "Interim Period"). During such Interim Period Buyer shall pay Seller $18,333 per month (which includes rent, parking, operating pass-through expense and on-site storage) and any other costs related to Buyer's occupancy, including any penalties imposed by the lessor related to Buyer's occupancy under the terms of the Deed of Lease. The Buyer shall also pay any moving or relocation costs associated with vacating the premises covered by the Deed of Lease at the close of the Interim Period. The Seller shall retain any credits, rebates or other benefits payable by the lessor under the terms of the Deed of Lease.

     5.10 COBRA Coverage. Seller shall be obligated for any and all COBRA continuation coverage with respect to any "M & A qualified beneficiary" as defined in the applicable COBRA regulations in Treas. Reg. Section 54.4980B.

     5.11 Consulting Agreements. Buyer will negotiate in good faith and use its commercially reasonable efforts to execute consulting agreements with the University of Virginia for the services of Bill Knaus and Doug Wagner (the "Consulting Agreements"), which agreements shall contain the commitment of the consultant to assist with and update the Intellectual Property Asset APACHE III to APACHE IV (as represented by Seller to Buyer).

     5.12 Post-Execution Review of Documents. Seller has heretofore made available to Buyer complete and correct copies of the Contracts listed on
Schedule 5.12. Schedule 5.12 may be revised by Seller after the execution of this Agreement, so long as such revisions and review of such Contracts are completed prior to April 13, 2001. Buyer hereby agrees that it shall use all commercially reasonable efforts to review as promptly as practicable, but in no event later than 12:00 p.m. Washington, DC time on April 13, 2001, all of such Contracts.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions of Obligations of All Parties. The obligation of Buyer to purchase the Purchased Assets, assume the Assumed Liabilities and effect the Acquisition, and the obligation of Seller to sell the Purchased Assets and effect the Acquisition, are subject to the satisfaction of the conditions that as of the time of the Closing, no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby or materially prejudicing the receipt of the benefits of the Acquisition shall be pending or threatened.

     6.2 Conditions of Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets, assume the Assumed Liabilities and effect the Acquisition are subject to the satisfaction of the following conditions on or prior to the Closing Date and as of the time of the Closing Date and shall remain satisfied as of the Closing Date.

          (a) Representations and Warranties. All of Seller's representations and warranties in this Agreement (considered collectively) and each of those representations and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement and except for those that speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, without giving effect to any supplement to any Schedule to this Agreement, except that a supplement to
     Schedule 3.1(p) that is made in accordance with Section 3.1(p)(i) shall be given effect for purposes of this Section 6.2(a) to the extent that such supplement reflects a change that complies with the applicable covenants in
     Section 4.2.

          (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Changes. Since December 31, 2000, (i) there will have been no change (financial or otherwise) of any character (whether or not in the Ordinary Course of Business) in, or which, either alone or together with any other matter would in Buyer's reasonable determination have a material adverse effect on the Business, the Purchased Assets or the Seller's condition (financial or otherwise) or results of operations except for (a) the failure to assign any Contracts other than those listed on
     Schedule 4.4, (b) changes or effects which result from the loss of customers or delay or cancellation or cessation of orders for the Seller's products or services directly attributable to the announcement of this Agreement, (c) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, which are not Assumed Liabilities and shall not have an effect on the Purchased Assets, and (d) changes or effects which are the direct result of acts or omissions of Buyer; and (ii) Seller will not have suffered any substantial loss or damage to its properties or assets that would materially affect or impair the Purchased Assets or the conduct of the Business.

          (d) Employment Agreements. Employment agreements with the Employees of Seller set forth in Schedule 6.2(d) hereto in substantially the form of Exhibit A and Exhibit B (collectively, the "Employment Agreements") hereto shall have been duly executed and delivered by each of those Employees to Buyer at or prior to the Closing.

          (e) Legal Opinions. Buyer shall have received the legal opinion of Shaw Pittman dated as of the Closing Date, in the form attached hereto as Exhibit C.

          (f) Board of Directors Approval. Seller's board of directors shall not have withdrawn the Seller Board of Director Approval.

          (g) Shareholder Approval. Seller shall have obtained the Seller Shareholder Approval.

          (h) Consulting Agreements. Buyer shall have executed the Consulting Agreements and such agreements shall be valid and in full force and effect.

          (i) Escrow Agreement. The Escrow Agreement shall have been duly executed by Seller.

          (j) Release of Lien. Seller shall have obtained the release of the Lien of SunTrust Bank, and evidence of such release shall have been filed at the appropriate places.

          (k) Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Buyer.

     6.3 Conditions of Obligations of Seller. The obligation of Seller to sell the Purchased Assets and effect the Acquisition is subject to the satisfaction of the following conditions on or prior to the Closing Date and shall remain satisfied as of the Closing Date.

          (a) Representations and Warranties. All of Buyer's representations and warranties (considered collectively) and each of those representations and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement, except for those that speak as of an earlier date, and as of the Closing Date as though made on and as of the Closing Date without giving effect to any supplement to any Schedule to this Agreement.

          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Employment Agreements. The Employment Agreements shall have been duly executed by Buyer and delivered at or prior to the Closing.

          (d) Escrow Agreement. The Escrow Agreement shall have been duly executed by Purchaser.

          (e) Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Seller.

                                  ARTICLE VII

                       TERMINATION PRIOR TO CLOSING DATE

     7.1 Termination. This Agreement may be terminated prior to the Closing Date only as follows:

          (a) by mutual consent of Seller and Buyer;

          (b) by either Seller or Buyer if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been waived or cured to the reasonable satisfaction of the nonbreaching party within 30 days following receipt of notice of such breach;

          (c) by either Seller or Buyer, so long as Seller on the one hand, or Buyer on the other hand, has not materially breached their respective obligations hereunder, if the Closing shall not have occurred on or before August 30, 2001 or such later date as the parties may agree; or

          (d) by Buyer, prior to 12:00 p.m. Washington, DC time on April 13, 2001, if Buyer reasonably believes that the information obtained upon review of the Contracts listed on Section 5.12 will have a material adverse effect on the Business, the Purchased Assets or the Seller's condition (financial or otherwise) or results of operations; or

          (e) by Seller pursuant to the provisions of Section 4.4 hereof, provided that Seller must pay to Buyer $250,000 in immediately available funds.

     7.2 Effect of Termination.  Each party's right of termination under Section
7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.6 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive termination unimpaired.

                                  ARTICLE VIII

                                  THE CLOSING

     8.1 Closing Date and Location. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the last of the conditions set forth in Article VI is satisfied, at 10:00 a.m. at the corporate offices of Buyer, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, or at such other date, time or place as the parties may mutually agree (the date of Closing being referred to herein as the "Closing Date") and shall be effective as of the close of business on the Closing Date.

     8.2 Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer:

          (a) possession of the Purchased Assets;

          (b) a certificate signed on behalf of Seller by the chief financial officer of Seller, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 6.2(a), (b) and (c) hereof;

          (c) the legal opinion of Shaw Pittman, counsel for Seller, dated as of the Closing Date, in the form attached hereto as Exhibit C;

          (d) duly executed and delivered bills of sale, consents, assignments and other instruments of transfer and conveyance (in form and substance reasonably satisfactory to counsel for Buyer) as shall be necessary or desirable to vest in Buyer all the right, title and interest in and to the Purchased Assets to be transferred, assigned, conveyed and delivered to Buyer hereunder;

          (e) duly executed and delivered Employment Agreements of the Employees of Seller set forth in Schedule 6.2(d) in the forms of Exhibit A and B;

          (f) documents in form and substance reasonably satisfactory to counsel for Buyer sufficient to change Seller's corporate name to one bearing no resemblance to "APACHE Medical Systems, Inc." and sufficient to assign and ensure to Buyer the continuing right to use the present corporate name of Seller and all variants thereof; and

          (g) the Escrow Agreement duly executed by Seller.

     8.3 Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller:

          (a) the Purchase Price, less the Holdback Amount as provided in
     Section 2.1(a).

          (b) a certificate signed on behalf of Buyer by the chief executive officer, chief operating officer, president or any vice president, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 6.3(a) and (b) hereof; and

          (c) the Employment Agreements duly executed by Buyer.

          (d) a duly executed and delivered assumption agreement (in form and substance reasonably satisfactory to counsel for Seller) as shall be necessary or desirable to evidence Buyer's assumption of the Assumed Liabilities hereunder; and

          (e) the Escrow Agreement duly executed by Purchaser.

                                   ARTICLE IX

                         INDEMNIFICATION AND PROCEDURES

     9.1 Indemnification by Seller.  Subject to the other provisions of this
Article IX, from and after the Closing Date, Seller shall indemnify and hold Buyer, its Affiliates and their respective employees, representatives, officers, directors and agents (individually a "Buyer Indemnitee" and collectively the "Buyer Indemnitees") harmless, from and against any and all Damages suffered by any Buyer Indemnitee, directly or indirectly, from or in connection with: (a) the breach of any representation or warranty made by Seller in or pursuant to this Agreement or in any certificate required to be executed and delivered by Seller at the Closing pursuant to this Agreement; (b) the failure of Seller to perform any covenant or obligation by Seller contained in this Agreement or any other agreement required to be executed and delivered by Seller at the Closing pursuant to this Agreement; (c) the failure of Seller to pay and perform any of the Excluded Liabilities; (d) all debts, obligations, expenses and liabilities and costs arising out of or in connection with the Business, the Purchased Assets, any transaction or series of transactions, any facts or series of facts existing, or any events or series of events, all of which occurred on or prior to the Closing Date (or if Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred partly before and partly after the Closing, then only to the extent such Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred prior to the Closing) other than Assumed Liabilities; and (e) any action, suit, proceeding or claim incident to any of the foregoing. Notwithstanding the foregoing, the indemnification obligations of the Seller shall not be applicable to any Damage that is covered by insurance, provided that such insurer waives its subrogation rights with respect thereto, and paid by such insurance.

     9.2 Indemnification by Buyer.  Subject to the other provisions of this
Article IX, from and after the Closing Date, Buyer shall indemnify and hold Seller, its Affiliates and their respective employees, representatives, officers, directors and agents (individually a "Seller Indemnitee" and collectively the "Seller Indemnitees") harmless, from and against any and all Damages suffered by any Seller Indemnitee, directly or indirectly, from or in connection with: (a) the breach of any representation or warranty made by Buyer in or pursuant to this Agreement or in any certificate required to be executed and delivered by Buyer at the Closing pursuant to this Agreement; (b) the failure of Buyer to perform any covenant or obligation by Buyer contained in this Agreement or any other agreement required to be executed and delivered by Buyer at the Closing pursuant to this Agreement; (c) the failure of Buyer to pay and perform any of the Assumed Liabilities; (d) all debts, obligations, expenses and liabilities and costs arising out of or in connection with the Business, the Purchased Assets, any transaction or series of transactions, any facts or series of facts existing, or any events or series of events, all of which occurred after the Closing Date (or if Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred partly before and partly after the Closing, then only to the extent such Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred after the Closing) other than Excluded Liabilities; and (e) any action, suit, proceeding or claim incident to any of the foregoing. Notwithstanding the foregoing, the indemnification obligations of the Buyer shall not be applicable to any Damage that is covered by insurance, provided that such insurer waives its subrogation rights with respect thereto, and paid by such insurance.

     9.3 Resolution of Claims. If notified in writing of any action or claim for which a party is to provide indemnity, the indemnifying party shall, upon the request of the indemnified party, defend those corresponding actions or claims at the expense of the indemnifying party and shall pay the Damages awarded against the indemnified party, or pay any settlement of such action or claim entered into by the indemnifying party. In any such action, the indemnified party will make available to the indemnifying party all defenses against such action or claim known or available to the indemnified party. The indemnified party shall retain the right to use counsel of its own choosing in connection with such action or claim. In no event shall the indemnified party be precluded from defending themselves, and such defense shall not limit the foregoing indemnity. In the event the indemnified party elects to defend itself in any such action or claim, the indemnifying party shall have the right to elect to join in the defense and to retain counsel of its own choosing. No such action or claim shall be settled or the defense thereof terminated without the prior consent of the indemnifying party. Both parties shall diligently pursue any defense it has elected to pursue and shall cooperate with each other in connection with such claim or action.

     9.4 Indemnification Basket. Notwithstanding any other provision of this Agreement, Seller shall not have any liability for indemnification under Section 9.1(a), unless and until all of the Damages incurred for which the Seller in the aggregate would otherwise be responsible, but for this Section 9.4, under
Section 9.1(a), exceeds $100,000 and then only for the amount by which such Damages exceed $100,000.

     9.5 Indemnity Payments. All payments made pursuant to Article IX (other than interest payments) shall be treated by the Parties on all Returns as an adjustment to the Purchase Price to the extent permitted by Law.

     9.6 Payment. Upon settlement or determination by the Parties or by a court of competent jurisdiction that a Buyer Indemnitee or Seller Indemnitee is entitled to indemnification under Article IX, Seller or Buyer, as applicable, shall promptly pay or reimburse, as appropriate, the Buyer Indemnitee or Seller Indemnitee, as applicable, for any Damages to which it is entitled to be indemnified hereunder. To the extent the Escrow Agreement is in effect, all Damages payable by Seller pursuant to this Article IX shall be payable first out of the Holdback Amount.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

          (a) if to Buyer, to

              Cerner Corporation
              2800 Rockcreek Parkway
              Suite 601
              Kansas City, MO 64117
              Attn: President
              Telephone: 816-221-1024
              Facsimile: 816-474-1742
              With copy to General Counsel

          (b) if to Seller, to:

              APACHE Medical Systems, Inc.
              Suite 300
              1650 Tysons Boulevard
              McLean, Virginia 22102
              Telephone: 703-847-1400
              Facsimile: 703-847-1401

              with a copy to:

              Shaw Pittman
              2300 N Street NW
              Washington, DC 20037
              Attn: David C. Main
              Telephone: 202-663-8000
              Facsimile: 202-663-8007

     10.2 Interpretation. The definitions in Article XI or elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to Sections, Schedules and Exhibits, such reference shall be to Sections, Schedules and Exhibits of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     10.3 Survival. All representations, warranties and covenants in this Agreement and the Schedules, Exhibits and certificates delivered pursuant to Sections 8.2(b) and 8.3(b), shall survive the Closing and continue for eighteen months after Closing, except (i) for those representations and warranties set forth in Section 3.1(g) (Taxes), and Section 3.1(o) (Environmental Matters) which shall each survive for their respective statute of limitations period (individually an "Extended Representation" and collectively the "Extended Representations"); and (ii) for any covenant which by its terms continues in effect for a longer time period.

     10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein and any other writings signed by each of the Parties with respect to any related matters) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except as set forth in Article IX of this Agreement.

     10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     10.7 No Remedy in Certain Circumstances. Each party agrees that should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate of Buyer (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10.9 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

     10.10 Waiver. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

     10.11 Confidentiality. The Parties shall continue to comply with and to perform their respective obligations under the Confidential Disclosure Agreement between Buyer and Seller entered into as of December 7, 1999 (the
"Confidentiality Agreement").

     10.12 Publicity. The parties will consult with each other before issuing any press release or making any disclosures with respect to the transaction contemplated hereby and will not issue any such press release or make any such disclosure prior to such consultation, except as may be required by law or by any applicable legal or regulatory body or authority. A party will use reasonable efforts to notify the other party prior to any such required disclosure.

     10.13 Dispute Resolution. Except to the extent otherwise provided in this Agreement, any action, dispute, claim or controversy between Buyer and Seller arising out of or pertaining to this Agreement or the transactions contemplated hereby ("Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Agreement, the commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction. Any arbitration shall be conducted by one arbitrator, as shall be agreed upon by the parties involved in the Dispute. In the absence of such agreement, each party involved in the Dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the AAA at the request of any of the parties involved in the Dispute. All arbitrators shall be individuals skilled in the general legal and business areas relating to this Agreement and the Dispute. Any arbitration proceeding hereunder shall be conducted at a mutually agreed location. The Parties shall bear their own expenses and costs relating to the arbitration. In rendering their decision, the arbitrator(s) shall make specific written findings of fact and conclusions of law. All decisions of the arbitrator(s) shall be final and binding on each party.

                                   ARTICLE XI

                                  DEFINITIONS

     11.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

          "AAA" shall have the meaning set forth in Section 10.12.

          "Accounts Receivable" means all accounts receivable of Seller, excluding accounts receivable related to the New Business.

          "Acquisition" shall have the meaning set forth in the second paragraph of this Agreement.

          "Acquisition Transaction" means any transaction involving any of the following: (a) the sale or other disposition of all or substantially all of Seller's assets; (b) the issuance, sale or other disposition of at least 50% of outstanding shares of any Seller Common Stock or other voting securities or (c) any merger, consolidation, business combination, exchange of Seller stock, reorganization or similar transaction.

          "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or arbitrator.

          "Affiliate" means, with respect to any Person, or any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

          "Agreement" means this Agreement, together with the Schedules and Exhibits hereto.

          "Allocation Statement" shall have the meaning as set forth in Section 2.3.

          "Applicable Contract" means each Contract related to the Business (1) under which Seller has or may acquire any rights, (2) under which Seller has or may become subject to any obligation or liability, or (3) by which Seller or any of the assets owned by or used by them is or may become bound.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.4.

          "Audited Balance Sheet" means the Audited Consolidated Balance Sheet of Seller dated at December 31, 2000.

          "Baseline Balance Sheet" has the meaning set forth in Section 2.2 herein.

          "Baseline Balance Sheet Date" shall have the meaning set forth in
     Section 2.2 herein.

          "Benefit Plan" means pension, retirement, savings, profit sharing, deferred compensation, incentive compensation, stock option, severance or termination pay, medical, dental, life or other insurance, disability plan or other employee benefit plan or program, agreement or arrangement maintained, sponsored or contributed to by Seller, whether covering Employees of Seller, former employees of Seller, or directors or former directors of Seller (including, but not limited to, any "Employee Benefit Plan," as defined in Section 3(3) of ERISA).

          "Business" shall have the meaning set forth in the third paragraph of this Agreement.

          "Business Day" means a day of the year on which banks are not required or authorized to close in the Commonwealth of Virginia or the State of Missouri.

          "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

          "Buyer Indemnitee or Indemnitees" shall have the meaning set forth in
     Section 9.1.

          "Buyer's Knowledge" means the actual knowledge of the Chief Legal Officer and Chief Financial Officer of Buyer.

          "Closing" shall have the meaning set forth in Section 8.1.

          "Closing Date" shall have the meaning set forth in Section 8.1.

          "Closing Date Balance Sheet" has the meaning set forth in Section 2.2.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Confidentiality Agreement" has the meaning set forth in Section
     10.11.

          "Consent" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Entity.

          "Contracts" means all contracts, agreements, instruments, leases, licenses, commitments and arrangements related to the Business, except Seller Permits and Excluded Contracts.

          "Copyrights" shall have the meaning set forth in Section 3.1(q).

          "Current" means all Accounts Receivable under 120 days.

          "Customer Contracts" shall mean customer agreements regarding content, software and services provided by Seller and related to the Business.

          "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

          "Deed of Lease" has the meaning set forth in Section 1.2(c)

          "Dispute" has the meaning set forth in Section 10.12.

          "Employee" shall mean each full-time and part-time employee of Seller.

          "Employment Agreements" shall have the meaning set forth in Section 6.2(d).

          "Encumbrance" means any charge, claim, community property interest, condition, equitable interest Lien, Tax lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

          "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          "Environmental Laws" means any Law that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have a significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" shall have the meaning set forth in Section 2.1 herein.

          "Escrow Agreement" shall have the meaning set forth in Section 2.1 herein.

          "Exchange Act" means the Securities and Exchange Act of 1934.

          "Excluded Assets" shall have the meaning set forth in Section 1.2.

          "Excluded Contracts" shall mean those contracts, agreements, instruments, leases, licenses, commitments and arrangements listed on
     Schedule 1.2(h).

          "Excluded Liabilities" shall have the meaning set forth in Section
     2.5.

          "GAAP" shall mean Generally Accepted Accounting Principles, as in effect on the date of this Agreement. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

          "Governmental Entity" means any federal, state or local government, any of its subdivisions, administrative agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

          "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities.

          "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "Holdback Amount" shall mean $200,000 to be delivered to the escrow agent as provided in Section 2.1 herein.

          "Income Tax" means any federal, state or local income, alternative minimum, franchise or other similar Tax, duty, governmental charge or assessment imposed by or on behalf of any Governmental Entity that is based on or measured by income (including, interest and penalties on any of the foregoing).

          "Intellectual Property Assets" shall have the meaning set forth in
     Section 3.1(q).

          "IRS" means the United States Internal Revenue Service.

          "Law" means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          "Lease" means any lease or sublease of real or personal property.

          "Liabilities" shall mean all liabilities and obligations of any kind, nature or description, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, direct or indirect, due or to become due, actual or contingent.

          "Lien" means any lien, pledge, claim, security interest or Encumbrance whatsoever, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant, lis pendens lien, claim of lien, adverse claim, restriction on use or attributes of ownership, or other encumbrance affecting title.

          "Marks" shall have the meaning set forth in Section 3.1(q).

          "New Business" has the meaning set forth in the fourth paragraph of this Agreement.

          "Non-Transferred Restricted Agreements" shall have the meaning set forth in Section 5.7.

          "Order" means any order, judgment, injunction, decree or award of any Governmental Entity.

          "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          "Party" means any Person that is a signatory to this Agreement.

          "Patents" shall have the meaning set forth in Section 3.1(q).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

          "Proceeding" means an action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

          "Proprietary Information" means all trade names, trademarks, service marks, patents and Trade Secrets and any and all other information not publicly available which relates to specific matters concerning the Business, such as, without limiting the generality of the foregoing, devices, formulae, components, patterns or materials or machines for manufacturing, testing, building, product development, sales or financing procedures or methods of Seller or any of its Affiliates or relates to specific Business matters concerning Seller, such as, without limiting the generality of the foregoing, the identity of suppliers, customers or contractors of Seller or any of its Affiliates.

          "Proprietary Rights Agreement" shall have the meaning set forth in
     Section 3.1(p).

          "Purchase Price" shall have the meaning set forth in Section 2.1.

          "Purchased Assets" shall have the meaning set forth in Section 1.1.

          "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          "Retained Employees" shall mean those Employees of Seller retained by Seller, as set forth on Schedule 2.5(h).

          "Returns" means all tax returns that must be filed with any federal, state or local taxing authority.

          "Restricted Agreement" shall have the meaning set forth in Section
     5.7.

          "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

          "Seller Board of Director Approval" shall have the approval set forth in Section 3.1(v).

          "Seller Common Stock" means the Common Stock, par value $.01 per share of Seller.

          "Seller Indemnitee or Indemnitees" shall have the meaning set forth in
     Section 9.2.

          "Seller Permit" means any permit, license, certificate (including a certificate of occupancy), registration, authorization, exemption, order, franchise or approval issued by a Governmental Entity that is necessary to conduct Seller's Business as currently conducted.

          "Seller Preferred Stock" means the Preferred Stock, par value $.01 per share of Seller.

          "Seller Shareholder Approval" shall have the meaning set forth in
     Section 3.1(u).

          "Seller's Account" means the bank account set forth on Schedule 2.1 as the Seller's account.

          "Seller's Knowledge" means the actual knowledge of the officers and directors of Seller, after due inquiry.

          "Subsidiary" shall have the meaning set forth in Section 3.1(a).

          "Superior Transaction" shall have the meaning set forth in Section
     4.3.

          "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Entity (including interest and penalties thereon).

          "Third Party Consents" means the consents, waivers, modifications, approvals or authorizations required to be obtained from third parties for the transfer and/or assignment of the Contracts and consummation of the transactions contemplated by this Agreement.

          "Threatened" means any demand or statement has been made (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that a claim, proceeding, dispute, Action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          "Trade Secrets" shall have the meaning set forth in Section 3.1(q)(i)(D).

          "Violation" shall have the meaning set forth in Section 3.1(c).

     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          CERNER CORPORATION

                                          By: /s/ MARC G. NAUGHTON
                                            ------------------------------------
                                            Name: Marc G. Naughton
                                            Title:  Vice President/Chief
                                              Financial Officer

                                          APACHE MEDICAL SYSTEMS, INC.

                                          By: /s/ VIOLET SHAFFER
                                            ------------------------------------
                                            Name: Violet Shaffer
                                            Title:  President and Chief
                                              Operating Officer

                                   APPENDIX B

                        OPINION OF OUR FINANCIAL ADVISOR

                                                                      APPENDIX B

                          [ALLEN & COMPANY LETTERHEAD]

                                 April 9, 2001

The Board of Directors
Apache Medical Systems, Inc.
1650 Tysons Boulevard, Suite 300
McLean, VA 22102

Gentlemen:

     You have requested our opinion as of this date (our "Opinion") regarding the fairness, from a financial point of view, to Apache Medical Systems, Inc. (the "Company") of the consideration to be received by the Company (the "Consideration") pursuant to the terms of the form of Asset Purchase Agreement dated April 7, 2001 (the "Agreement") by and between the Company and Cerner Corporation ("Cerner"). The Agreement provides for, among other things and subject to the exceptions and limitations set forth in the Agreement, Cerner to pay to the Company $3,550,000 in cash in consideration for the sale by the Company of certain of its assets and the assumption by Cerner of certain of its liabilities as specified in the Agreement (such sale and assumption are collectively referred to herein as the "Transaction"). The Agreement further provides that, of the total Consideration, $200,000 will be placed in escrow until October 31, 2001 to secure any amounts which the Company may owe to Cerner as a result of a decrease in the purchase price in accordance with the terms of the Agreement. You have advised us of, and we have relied on, both your estimate of the value and character of the aggregate amount of tangible assets to be retained by the Company following consummation of the Transaction (the "Retained Assets") and your estimate of the value and the character of the aggregate amount of liabilities to be retained by the Company following the Transaction (the "Retained Liabilities").

     As you know, Allen & Company Incorporated ("Allen") has in the past provided financial advisory services to the Company pursuant to engagement agreements between us dated April 19, 1999 and September 29, 2000. Pursuant to such engagements and at the expense and request of the Company, Allen has provided the Company with advice, consultation and assistance with respect to the financial condition of the Company, evaluation of its business prospects, and transaction opportunities available to the Company, including the Transaction. In return for our services in rendering our Opinion, the Company will pay Allen a fee, which fee is not contingent upon consummation of the Transaction, and indemnity us against certain liabilities. We will also receive certain other fees contingent upon the consummation of the Transaction in consideration for our services rendered as the Company's financial advisor in connection therewith. As of the date hereof Allen beneficially owns 610,107 shares of the Company's Common Stock and warrants to purchase an additional 280,000 shares of the Company's Common Stock.

     Allen, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities, including in connection with mergers and acquisitions, sales of assets, recapitalizations, private placements, underwritings and distributions of listed and unlisted securities, and investments as principal for its own account.

     In the course of our engagement with respect to our Opinion, we have reviewed such documents and financial statements, conducted such inquiries and made such analyses as we considered relevant. Among other things, we have (1) reviewed the Agreement; (2) reviewed the proxy statement in the form which you have advised us is substantially similar to the proxy statement to be filed with the Securities and Exchange Commission (the "Commission") and which, subject to review and comment by the Commission, will be mailed to the stockholders relating to the meeting to be held for the purpose of, among other reasons, considering approval of the Agreement and the Transaction; (3) reviewed and analyzed the Company's historical financial statements and other available public information concerning the Company; (4) reviewed the Company's financial results for the year ended December 31, 2000 and the balance sheet as of December 31, 2000 and other financial statements and projections, internal financial analyses, reports and other information prepared by the Company's management relating to the Company's current and future conditions and operations, assuming both completion and non-completion of the Transaction; (5) held discussions with various members of the Company's senior management and former and present members of the Board of Directors of the Company concerning the Company's historical and current operations, financial condition and business prospects, including the conclusion of the Company that its Clinical Outcomes Division is unsustainable as a profitable stand-alone business; (6) reviewed available public information (including reports required to be filed under the Securities Exchange Act of 1934, as amended) concerning other companies we deemed reasonably comparable to the Company; (7) considered the effect of the Transaction on the current financial condition of the Company;
(8) reviewed the trading history of the Company's Common Stock and compared such history with that of selected publicly traded companies we deemed reasonably appropriate; (9) compared the financial positions and operating results of the Company with selected publicly traded companies we deemed reasonably comparable;
(10) compared certain financial terms of the Transaction to certain financial terms of selected other transactions we deemed reasonably comparable; and (11) conducted such other financial studies, analyses and investigations and reviewed such other financial, operating, and financial market information as we deemed reasonably appropriate in arriving at our Opinion.

     We understand and have assumed that all approvals required for the consummation of the Agreement have been or, prior to the consummation of the Agreement will be, obtained. We have assumed and relied upon the accuracy and completeness of the financial and other information, including the value and character of the Retained Assets and Retained Liabilities, used by us in arriving at our Opinion without independent verification. We have further relied upon the assurances of the Company's management that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the Company's financial and other projections, including the projected value and character of the Retained Assets and Retained Liabilities, we have assumed and relied upon the assurances of the Company's management that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company's management as to the current condition and future performance of the Company. We express no opinion with respect to such projections, including the value and character of the Retained Assets and Retain Liabilities, or the assumptions on which the projections are based. In arriving at our Opinion, we neither conducted a physical inspection of the properties, assets or facilities of the Company or its subsidiaries nor obtained any evaluations or appraisals of the assets or liabilities of the Company or its subsidiaries. To the extent we have made any assumptions or exercised any reliance upon any information or documentation, we have done so at your direction or with your consent. Our Opinion is necessarily based upon our assessment of economic, monetary and market conditions generally and in the healthcare information systems and e-healthcare industries as they exist on, and can be evaluated as of, the date of this letter.

     Our Opinion rendered herein does not constitute a recommendation of the Transaction over any other alternative transaction that may be available to the Company. The Opinion contained herein relates to the fairness, from a financial point of view, of the Transaction to the Company, and does not address any other aspect of the Transaction or any other alternative business strategies or transactions in which the Company might engage, and does not constitute a recommendation that any stockholder of the Company vote to approve the Transaction. We do not express an opinion as to the underlying valuation, future performance or long-term viability of the Company. We have prepared this Opinion solely at the request and for the benefit of the Board of Directors of the Company, and we consent to its inclusion in its entirety in any filings that the Company may be required to make with the Commission.

     Based on the foregoing and expressly subject to the qualifications, exceptions, assumptions and limitations stated herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/ JOHN SIMON
                                            ------------------------------------
                                            John Simon
                                            Managing Director

                                   APPENDIX C

                          APACHE MEDICAL SYSTEMS, INC.
                      FINANCE AND AUDIT COMMITTEE CHARTER

                                                                      APPENDIX C

                          APACHE MEDICAL SYSTEMS, INC.
                      FINANCE AND AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the Finance and Audit Committee ("the Committee") of the board of directors of APACHE Medical Systems, Inc. ("the Company"). The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilitates, and personnel of the Company and the power to retain outside counsel of other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

     - The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the Committee, as representatives of the of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders approval.

     - The Committee shall discuss with management and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financing controls, including the Company's systems to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     - The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee, or a designated Committee member, may represent the entire Committee for the purposes of this review.

     - The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distribute prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Adopted: May 31, 2000

                                   APPENDIX D

              NON-EMPLOYEE DIRECTOR SUPPLEMENTAL STOCK OPTION PLAN

                                                                      APPENDIX D

                          APACHE MEDICAL SYSTEMS, INC.

              NON-EMPLOYEE DIRECTOR SUPPLEMENTAL STOCK OPTION PLAN

               (Amended and Restated Effective December 9, 2000)

SECTION 1.  PURPOSE.

     The purpose of the Plan, as hereinafter set forth, is to enable the Company to attract, retain and reward qualified non-employee directors by offering them an opportunity to have a greater proprietary interest in and a closer identity with the Company and its financial success. By permitting Options to be granted on a discretionary basis, the Plan gives the Company more flexibility to address special situations than is possible under the existing APACHE Medical Systems, Inc. Non-Employee Director Stock Option Plan. The Plan is intended to apply to the supplemental grant of an Option to purchase 16,700 shares of Common Stock to each non-employee director by the Board on January 16, 1999.

     Options granted under this Plan shall be nonqualified stock options.

SECTION 2.  DEFINITIONS.

     Board:  The Board of Directors of the Company.

     Change in Control: The purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally; the approval by the stockholders of the Company of a reorganization, merger, or consolidation in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not immediately thereafter, own more than 30% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities; a liquidation or dissolution of the Company; or of the sale of all or substantially all of the Company's assets.

     Code:  The Internal Revenue Code of 1986, as amended from time to time.

     Committee: A committee composed of at least two Non-Employee Directors, within the meaning of Rule 16b-3(b)(3) of the Securities and Exchange Commission, who are responsible for the administration of the Plan in accordance with Section 3. Members of the Committee shall be designated by the Chairman of the Board and shall include the Chairman of the Board if that is consistent with the preceding sentence.

     Common Stock: The common stock, $0.01 par value, of the Company or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 8.

     Company: APACHE Medical Systems, Inc., a Delaware corporation, its subsidiary or subsidiaries, and any successor thereto.

     Disabled or Disability:  Permanent and total disability, as defined in Code
Section 22(e)(3). A Participant shall not be considered Disabled unless the Committee determines that the Disability arose prior to such Participant's termination of membership on the Board.

     Exchange Act: The Securities Exchange Act of 1934, as amended from time to time.

     Fair Market Value: The amount determined by the Committee from time to time, using such good faith valuation methods as it deems appropriate, except that as long as the Common Stock is traded on NASDAQ or a recognized stock exchange, it shall mean the average of the highest and lowest quoted selling prices for the shares on the relevant date, or, if there were no sales on such date, the weighted average of the means between the highest and the lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as prescribed by Treasury Regulation Section 20.2031-2(b)(2), as reported in the Wall Street Journal or a similar publication selected by the Committee.

     Option: A nonqualified stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

     Participant:  Any non-employee member of the Board.

     Plan: The APACHE Medical Systems, Inc. Non-Employee Director Supplemental Stock Option Plan, as amended from time to time.

SECTION 3.  ADMINISTRATION.

     (a) Committee.  The Plan shall be administered by the Committee.

     (b) Authority of the Committee. The Committee shall have the authority to construe and interpret the Plan and to establish, amend or waive rules and regulations for its administration. Subject to the limitations of the express provisions of the Plan, Options may be subject to such provisions as the Committee shall deem advisable, and may be amended by the Committee from time to time; provided that no such amendment may adversely affect the rights of the holder of an Option without such holder's consent.

     (c) Powers of the Committee. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

     (d) Indemnification. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option awarded under it. To the maximum extent permitted by applicable law, each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members may have as members of the Board or under the by-laws of the Company.

     (e) Authority of the Board. In addition to the authority otherwise expressly granted to the Board under the Plan, the Board at its discretion may carry out any of the functions of the Committee as set forth in the Plan, in which capacity the Board and the members thereof shall have all of the authority, powers and rights of the Committee and the members thereof as set forth in the Plan.

SECTION 4.  COMMON STOCK SUBJECT TO PLAN.

     The aggregate shares of Common Stock that may be issued under the Plan shall not exceed 250,000, as adjusted in accordance with the provisions of
Section 8.

     In the event of a lapse, expiration, termination, forfeiture or cancellation of any Option granted under the Plan without the issuance of shares, the Common Stock subject to or reserved for such Option may be used again for new grants of Options hereunder; provided that in no event may the number of shares of Common Stock issued hereunder exceed the total number of shares reserved for issuance. Any shares of Common Stock withheld or surrendered to pay withholding taxes pursuant to Section 11(e) or withheld or surrendered in full or partial payment of the exercise price of an Option pursuant to Section 6(d) shall be added to the aggregate shares of Common Stock available for issuance.

SECTION 5.  ELIGIBILITY.

     Options shall be granted under the Plan solely to individuals who are non-employee members of the Board on the date of grant ("Participants").

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

     Each Option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate that are not inconsistent with the provisions of the Plan:

          (a) Timing of Option Grants and Number of Underlying Shares. Options shall be granted to such Participants as the Committee may designate at such time or times as the Committee may determine. Each Option agreement shall designate the number of shares of common Stock to which they pertain.

          (b) Exercise Price. The per share exercise price of each Option granted under the Plan shall be no less than the Fair Market Value per share of Common Stock at the date the Option is granted.

          (c) Vesting of Options. Each Option agreement shall specify the manner in which the Option shall vest.

          (d) Option Period. Each Option agreement shall specify the period for which the Option thereunder is granted and shall provide that the Option shall expire at the end of such period.

          (e) Payment. The exercise price of an Option shall be paid in full at the time of exercise (i) in cash, (ii) through the surrender of previously-acquired shares of Common Stock having a Fair Market Value equal to the exercise price of the Option, (iii) through the withholding by the Company (at the election of the Participant) of shares of Common Stock having a Fair Market Value equal to the exercise price or (iv) by a combination of (i), (ii) and (iii).

SECTION 7.  TREATMENT OF OPTIONS UPON TERMINATION.

     (a) Termination due to Disability or Death. Upon the termination of a Participant's membership on the Board by reason of Disability or death, such Participant's Options shall become or remain fully vested and shall be exercisable by such Participant (or, in the case of death, by his or her estate) for not later than the earlier of one year after the termination date or the expiration of the term of the Options.

     (b) Termination Other than for Cause. Except as otherwise determined by the Committee in its sole discretion and set forth in the relevant grant agreement, upon the termination of a Participant's membership on the Board or for any reason other than for Cause (as defined in Section 7(c)), Disability or death, such Participant's Options (to the extent vested prior to such termination) may be exercised by such Participant during the three-month period commencing on the date of termination, but not later than the expiration of the term of the Options. If a Participant dies during such three month period, his or her estate may exercise the Options (to the extent such Options were vested and exercisable prior to death), but not later than the earlier of one year after the date or the expiration of the term of the Options.

     (c) Termination for Cause. Upon termination of a Participant's membership on the Board for Cause (as defined below), the Participant's right to exercise his or her Options shall terminate at the time notice of termination is given by the Company to such Participant. For purposes of this provision, substantial cause shall include:

          (i) The commission of an action against or in derogation of the interests of the Company which constitutes an act of fraud, dishonesty or moral turpitude or which, if proven in a court of law, would constitute a violation of a criminal code or similar law;

          (ii) A material breach of any material duty or obligation imposed upon the Participant by the Company;

          (iii) Divulging the Company's information; or

          (iv) The performance of any similar action that the Committee, in its sole discretion, may deem to be sufficiently injurious to the interests of the Company so as to constitute substantial cause for termination.

SECTION 8.  ADJUSTMENT PROVISIONS.

     In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for issuance under the Plan, (b) the number and class of shares or other securities that are subject to outstanding Options, and (c) the appropriate Fair Market Value and other price determinations applicable to Options. The Committee shall make all determinations under this Section 8, and all such determinations shall be conclusive and binding.

SECTION 9.  TERM OF PLAN.

     The Plan shall continue until terminated by the Board or until no Common Stock remains available for issuance under Section 4, whichever occurs first.

SECTION 10.  CHANGE IN CONTROL.

     In the event of a Change in Control, all outstanding Options shall fully vest in each Participant.

SECTION 11.  GENERAL PROVISIONS.

          (a) Board Membership. Nothing in the Plan or in any related instrument shall confer upon any Participant any right to continue as a member of the Board or shall affect the right of the Company to terminate the Board membership of any Participant with or without cause.

          (b) Legality of Issuance of Shares. No Common Stock shall be issued pursuant to the exercise of an Option unless and until all legal requirements applicable to such issuances have been satisfied.

          (c) Ownership of Common Stock Allocated to Plan. No Participant (individually or as a member of a group), and no beneficiary or other person claiming under or through such Participant, shall have any right, title or interest in or to any Common Stock allocated or reserved for purposes of the Plan or subject to any Option, except as to shares of Common Stock, if any, as shall have been issued to such Participant or beneficiary.

          (d) Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Virginia.

          (e) Withholding of Taxes. The Company may withhold, or allow a Participant to remit to the Company, any Federal, state or local taxes required by law to be withheld with respect to any event giving rise to income tax liability with respect to an Option. In order to satisfy all or any portion of such income tax liability, a Participant may elect to surrender Common Stock that would otherwise have been issued to the Participant pursuant to the exercise of an Option, the number of shares of such withheld or surrendered Common Stock to be sufficient to satisfy all or a portion of the income tax liability that arises upon the event giving rise to income tax liability with respect to an Option.

          (f) Nontransferability. During the lifetime of a Participant, any Option granted to him or her shall be exercisable only by him or her by his or her guardian or legal representative. No Option shall be assignable or transferable, except by will or by laws of descent and distribution, and no option shall be subjected to any encumbrance, pledge or charge of any nature.

SECTION 12.  AMENDMENT OR DISCONTINUANCE OF PLAN.

     The Board, acting by a majority of its members, without further action on the part of the stockholders, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan; provided, however, that the Board may not take any action that would cause the Plan to fail to comply with Rule 16b-3(b)(3) of the Securities and Exchange Commission or any other applicable law or any applicable exchange requirements; and provided further that no such action shall materially and adversely affect any outstanding Options without consent of the respective Participants.

SECTION 13.  EFFECTIVE DATE OF PLAN.

     The Plan as adopted by the Board and approved by stockholders was originally effective on January 1, 1999. The Plan was amended and restated by the Board and approved by shareholders effective on January 1, 2000. The Plan, as amended herein, is effective on December 9, 2000. The Plan is intended to apply to the supplemental grant of an Option to purchase 16,700 shares of Common Stock to each non-employee director by the Board on January 16, 1999.

                                   PROXY CARD

                          APACHE MEDICAL SYSTEMS, INC.

                                   PROXY CARD

Proxy for the Annual Meeting of Stockholders to be held on [               ].
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints [               ] and
[               ], and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of APACHE Medical Systems, Inc. to be held on
[               ], and at any and all adjournments and postponements thereof, on all matters before such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5 AND 6; ALL OF WHICH MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED?                              DO YOU HAVE ANY COMMENTS?

                                  SEE REVERSE
                                      SIDE

                   [UP ARROW] FOLD AND DETACH HERE [UP ARROW]

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

                 THE BOARD RECOMMENDS A VOTE FOR ALL PROPOSALS.

 1.  Approval of the Asset Purchase Agreement.     FOR    AGAINST        ABSTAIN
                                                   [ ]      [ ]            [ ]

 2.  Change of our corporate name.                 FOR    WITHHELD       ABSTAIN
                                                   [ ]      [ ]            [ ]

 3.  Election of Directors.                        FOR    WITHHELD    FOR ALL EXCEPT
                                                   [ ]      [ ]            [ ]

Nominees: Gerald E. Bisbee, Jr., Ph.D., Alan W. Baldwin, William R. Lewis.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR ALL EXCEPT" BOX ABOVE, AND STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED ABOVE.)

 5.  Approval of the proposal to amend our Non-    FOR    AGAINST        ABSTAIN
     Employee Director Supplemental Stock Option   [ ]      [ ]            [ ]
     Plan.
 6.  Ratification of the appointment of Ernst &    FOR    AGAINST        ABSTAIN
     Young LLP as our independent accountants.     [ ]      [ ]            [ ]

In the discretion of the proxies named herein, the proxies are authorized to vote upon such other matters as are properly brought before the meeting.

I plan to attend the meeting.  [ ]

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any other adjournments thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S):
--------------------------------------------------------------------------------

DATE:
--------------------------------------------------------------------------------
                   [UP ARROW] FOLD AND DETACH HERE [UP ARROW]